Filed Pursuant to Rule 424(b)(2)
Registration No. 333-276221
PROSPECTUS SUPPLEMENT
(To Prospectus dated December 22, 2023)
27,000,000 Shares

Hewlett Packard Enterprise Company
7.625% Series C Mandatory Convertible Preferred Stock
We are offering 27,000,000 shares of our 7.625% Series C Mandatory Convertible Preferred Stock, par value $0.01 per share (the “Mandatory Convertible Preferred Stock”).
On January 9, 2024, we entered into an Agreement and Plan of Merger (as amended or supplemented from time to time, the “Merger Agreement”), by and among Juniper Networks, Inc., a Delaware corporation (“Juniper”), HPE and Jasmine Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of HPE (“Merger Sub”). Pursuant to the Merger Agreement, subject to the terms and conditions set forth therein, Merger Sub will merge with and into Juniper, with Juniper continuing as the surviving corporation (the “Surviving Corporation”) and as a wholly owned subsidiary of HPE (the “Juniper Acquisition”).
We intend to use the net proceeds from this offering to fund all or a portion of the consideration for the Juniper Acquisition, to pay related fees and expenses, and, if any proceeds remain thereafter, for other general corporate purposes, which may include, among other uses, repaying certain indebtedness of HPE, Juniper and their respective subsidiaries. See “Use of Proceeds.”
Dividends on the Mandatory Convertible Preferred Stock will be payable on a cumulative basis when, as and if declared by the Board of Directors (the “Board”), or an authorized committee thereof, at an annual rate of 7.625% on the liquidation preference of $50.00 per share. We may pay declared dividends in cash or, subject to certain limitations, in shares of our common stock or in any combination of cash and shares of our common stock on March 1, June 1, September 1 and December 1 of each year, commencing on December 1, 2024, and ending on, and including, September 1, 2027.
Unless earlier converted, each share of the Mandatory Convertible Preferred Stock will automatically convert on the second business day immediately following the last Trading Day (as defined herein) of the Settlement Period (as defined herein) into between 2.5352 and 3.1056 shares of our common stock (respectively, the “Minimum Conversion Rate” and the “Maximum Conversion Rate”), each, subject to anti-dilution adjustments as described herein. The number of shares of our common stock issuable on conversion of the Mandatory Convertible Preferred Stock will be determined based on the Average VWAP (as defined herein) per share of our common stock over the 20 consecutive Trading Day period beginning on, and including, the 21st Scheduled Trading Day (as defined herein) immediately preceding September 1, 2027 (the “Settlement Period”). At any time prior to September 1, 2027, holders may elect to convert each share of the Mandatory Convertible Preferred Stock into shares of our common stock at the Minimum Conversion Rate, subject to anti-dilution adjustments as described herein. If holders elect to convert any shares of the Mandatory Convertible Preferred Stock during a specified period beginning on the effective date of a Fundamental Change (as defined herein), such shares of the Mandatory Convertible Preferred Stock will be converted into shares of our common stock at the Fundamental Change Conversion Rate (as defined herein), and the holders will also be entitled to receive a Fundamental Change Dividend Make-Whole Amount and Accumulated Dividend Amount (each as defined herein).
As described herein, we will have the option to redeem the Mandatory Convertible Preferred Stock, in whole but not in part, at the redemption amount set forth herein if (x) the consummation of the Juniper Acquisition does not occur on or before the later of (i) the date that is five business days after October 9, 2025 and (ii) the date that is five business days after any later date to which we and Juniper may agree to extend the “End Date” in the Merger Agreement or (y) we notify the holders in writing that we will not pursue the consummation of the Juniper Acquisition. If we do not consummate the Juniper Acquisition, we may decide not to exercise our acquisition termination redemption option, in which case the net proceeds from this offering would be available for general corporate purposes. Accordingly, if you decide to purchase the Mandatory Convertible Preferred Stock in this offering, you should be willing to do so whether or not we complete the Juniper Acquisition.
Prior to this offering, there has been no public market for the Mandatory Convertible Preferred Stock. We intend to apply to list the Mandatory Convertible Preferred Stock on the New York Stock Exchange (the “NYSE”) under the symbol “HPEPrC.” If the application is approved, we expect trading of the Mandatory Convertible Preferred Stock on the NYSE to begin within 30 days after the Mandatory Convertible Preferred Stock is first issued. Our common stock is listed on the NYSE and trades under the symbol “HPE.” The last reported sale price of our common stock on the NYSE on September 6, 2024, was $17.53 per share.
Investing in the Mandatory Convertible Preferred Stock involves certain risks. You should carefully consider all the information contained or incorporated by reference in this prospectus supplement prior to investing in the Mandatory Convertible Preferred Stock. In particular, we urge you to carefully consider the information set forth in the section titled “Risk Factors” beginning on page S-24 of this prospectus supplement.

	Per Share	Total
Public Offering Price(1)	$50.00	$1,350,000,000
Underwriting Discount(1)(2)	$1.25	$33,750,000
Proceeds to the Company (before expenses)	$48.75	$1,316,250,000
(1)	Assumes no exercise of the underwriters’ option to purchase additional Mandatory Convertible Preferred Stock described below.
(2)	See “Underwriting” for a description of the compensation payable to underwriters.
The underwriters have the option to purchase up to an additional 3,000,000 shares of the Mandatory Convertible Preferred Stock at the public offering price less the applicable underwriting discount, solely to cover over-allotments, if any. The underwriters may exercise this option within 30 days of the date of this prospectus supplement. See “Underwriting.”

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the shares of the Mandatory Convertible Preferred Stock against payment therefor on or about September 13, 2024.

Joint Book-Running Managers (listed in alphabetical order)

Citigroup	J.P. Morgan	Mizuho

Joint Bookrunners
Barclays		BNP PARIBAS
Deutsche Bank Securities	HSBC	Wells Fargo Securities

Co-Managers
Academy Securities	ANZ Securities	CIBC Capital Markets	Credit Agricole CIB
ING	Loop Capital Markets	Santander	SOCIETE GENERALE
Standard Chartered Bank	TD Securities	US Bancorp

The date of this prospectus supplement is September 10, 2024.

Prospectus Supplement
Prospectus
You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus, or in any free writing prospectus filed by us with the SEC. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer of the Mandatory Convertible Preferred Stock covered by this prospectus supplement in any jurisdiction where the offer is not permitted. The information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus, or of any sale of the Mandatory Convertible Preferred Stock. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of the Mandatory Convertible Preferred Stock, and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which gives more general information about securities we may offer from time to time. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference, on the other hand, you should rely on the information in this prospectus supplement.
You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference before making an investment decision. You should also read and consider the information in the documents we have referred you to in the section of this prospectus supplement entitled “Information Incorporated by Reference.”
In this prospectus supplement and the accompanying prospectus, unless otherwise specified or unless the context otherwise requires, references to “USD,” “dollars,” “$” and “U.S.$” are to U.S. dollars, and references to “Hewlett Packard Enterprise,” “HPE,” “we,” “us” or “our” refer to Hewlett Packard Enterprise Company, and not to any of our subsidiaries, unless otherwise indicated.

NON-GAAP FINANCIAL MEASURES
This prospectus supplement includes certain financial measures of HPE and Juniper that are not required by, or prepared in accordance with, generally accepted accounting principles in the United States (“GAAP”). We refer to these measures as “non-GAAP” financial measures. HPE believes that providing certain non-GAAP financial measures in addition to the related GAAP measures provides investors with greater transparency to the information used by HPE’s management in its financial and operational decision making and allows investors to see results “through the eyes” of management. HPE further believes that providing this information provides HPE’s investors with a supplemental view to understand HPE’s and Juniper’s operating performance and to evaluate the efficacy of the methodology and information used by HPE’s management to evaluate and measure such performance. Disclosure of these non-GAAP financial measures also facilitates the comparisons of HPE’s and Juniper’s operating performance with the performance of other companies in HPE’s and Juniper’s industry that supplement their GAAP results with non-GAAP financial measures that may be calculated in a similar manner.
These measures are not in accordance with, or an alternative to, GAAP, and may be different from non-GAAP measures used by other companies. In addition, other companies, including companies in our industry, may calculate such measures differently, which reduces its usefulness as a comparative measure. Investors should not rely on any single financial measure when evaluating our business. This information should be considered as supplemental in nature and is not meant as a substitute for our operating results in accordance with GAAP. Investors should review the GAAP financial measures included in this prospectus supplement. When viewed in conjunction with our GAAP results and the accompanying reconciliations, we believe these non-GAAP measures provide greater transparency and a more complete understanding of factors affecting our business than GAAP measures alone.

FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus contain, or will contain, forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks, uncertainties and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of Hewlett Packard Enterprise Company and its consolidated subsidiaries (“Hewlett Packard Enterprise”) may differ materially from those expressed or implied by such forward-looking statements and assumptions. The words “believe”, “expect”, “anticipate”, “guide”, “optimistic”, “intend”, “aim”, “will”, “estimates”, “may”, “could”, “should” and similar expressions are intended to identify such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to:
•	any anticipated financial or operational benefits associated with the segment realignment that became effective as of the beginning of the first quarter of fiscal year 2024;
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any projections, estimations or expectations of addressable markets and their sizes, revenue (including annualized revenue run-rate), margins, expenses (including stock-based compensation expenses), investments, effective tax rates, interest rates, the impact of tax law changes and related guidance and regulations, net earnings, net earnings per share, cash flows, liquidity and capital resources, inventory, goodwill, impairment charges, hedges and derivatives and related offsets, order backlog, benefit plan funding, deferred tax assets, share repurchases, currency exchange rates, repayments of debts including our asset-backed debt securities, or other financial items;

•	recent amendments to accounting guidance and any potential impacts on our financial reporting therefrom;
•	any projections or estimations of future orders, including as-a-service orders;
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any statements of the plans, strategies, and objectives of management for future operations, as well as the execution and consummation of corporate transactions or contemplated acquisitions and anticipated synergies thereto (including but not limited to our proposed acquisition of Juniper Networks, Inc.) and dispositions (including but not limited to the disposition of H3C shares and the receipt of proceeds therefrom), research and development expenditures, and any resulting benefit, cost savings, charges, or revenue or profitability improvements;

•	any statements concerning the expected development, performance, market share, or competitive performance relating to products or services;
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any statements concerning technological and market trends, the pace of technological innovation, and adoption of new technologies, including artificial intelligence-related and other products and services offered by Hewlett Packard Enterprise;

•
any statements regarding current or future macroeconomic trends or events and the impacts of those trends and events on Hewlett Packard Enterprise and our financial performance, including but not limited to supply chain, demand for our products and services, and access to liquidity, and our actions to mitigate such impacts on our business;

•
the scope and duration of outbreaks, epidemics, pandemics, or public health crises, the ongoing conflicts between Russia and Ukraine and in the Middle East, and the relationship between China and the U.S., and our actions in response thereto, and their impacts on our business, operations, liquidity and capital resources, employees, customers, partners, supply chain, financial results, and the world economy;

•
any statements regarding future regulatory trends and the resulting legal and reputational exposure, including but not limited to those relating to environmental, social, governance, cybersecurity, data privacy, and artificial intelligence issues, among others;

•	any statements regarding pending investigations, claims, or disputes;
•	any statements of expectation or belief, including those relating to future guidance and the financial performance of Hewlett Packard Enterprise; and
•	any statements of assumptions underlying any of the foregoing.

Risks, uncertainties, and assumptions include the need to address the many challenges facing Hewlett Packard Enterprise’s businesses;
•	the competitive pressures faced by Hewlett Packard Enterprise’s businesses;
•	risks associated with executing Hewlett Packard Enterprise’s strategy;
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the impact of macroeconomic and geopolitical trends and events, including but not limited to supply chain constraints, the use and development of artificial intelligence, the inflationary environment (though easing), the ongoing conflicts between Russia and Ukraine and in the Middle East, and the relationship between China and the U.S.;

•	the need to effectively manage third-party suppliers and distribute Hewlett Packard Enterprise’s products and services;
•	the protection of Hewlett Packard Enterprise’s intellectual property assets, including intellectual property licensed from third parties and intellectual property shared with its former parent;
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risks associated with Hewlett Packard Enterprise’s international operations (including from public health crises, such as pandemics or epidemics, and geopolitical events, such as those mentioned above);

•	the development and transition of new products and services and the enhancement of existing products and services to meet customer needs and respond to emerging technological trends;
•	the execution of Hewlett Packard Enterprise’s transformation and mix shift of its portfolio of offerings;
•
the execution and performance of contracts by Hewlett Packard Enterprise and its suppliers, customers, clients, and partners, including any impact thereon resulting from macroeconomic or geopolitical events, such as those mentioned above;

•	the prospect of a shutdown of the U.S. federal government;
•	the hiring and retention of key employees;
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the execution, integration, consummation and other risks associated with business combination, disposition and investment transactions, including but not limited to the risks associated with the disposition of H3C shares and the receipt of proceeds therefrom and completion of our proposed acquisition of Juniper Networks, Inc. and our ability to integrate and implement our plans, forecasts, and other expectations with respect to the consolidated business;

•	the impact of changes to privacy, cybersecurity, environmental, global trade, and other governmental regulations;
•	changes in our product, lease, intellectual property, or real estate portfolio;
•	the payment or non-payment of a dividend for any period;
•	the efficacy of using non-GAAP, rather than GAAP, financial measures in business projections and planning;
•	the judgments required in connection with determining revenue recognition;
•	impact of company policies and related compliance; utility of segment realignments;
•	allowances for recovery of receivables and warranty obligations;
•	provisions for, and resolution of, pending investigations, claims, and disputes;
•	the impacts of tax law changes and related guidance or regulations; and
•
other risks that are described in “Risk Factors” on page S-24 of this prospectus supplement and in our other filings with the SEC, including but not limited to the risks described under the caption “Risk Factors” contained in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended October 31, 2023 and under the caption “Risk Factors” contained in Part II, Item 1A of our Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31, 2024, April 30, 2024 and July 31, 2024, and in other filings made by us from time to time with the SEC or in materials incorporated herein or therein.

We assume no obligation and do not intend to update these forward-looking statements, except as required by applicable law.

SUMMARY
This summary highlights selected information from this prospectus supplement and the accompanying prospectus and provides an overview of our company. You should read the following summary together with the entire prospectus supplement and accompanying prospectus and the documents incorporated by reference, including our consolidated financial statements and related notes. You should carefully consider, among other things, the matters discussed in “Risk Factors” in this prospectus supplement and in the documents incorporated by reference.
Our Company
We are a global technology leader focused on developing intelligent solutions that allow customers to capture, analyze and act upon data seamlessly from edge to cloud. We enable customers to accelerate business outcomes by driving new business models, creating new customer and employee experiences, and increasing operational efficiency today and into the future. Our customers range from small-and-medium-sized businesses to large global enterprises and governmental entities. Our legacy dates back to a partnership founded in 1939 by William R. Hewlett and David Packard, and we strive every day to uphold and enhance that legacy through our dedication to providing innovative technological solutions to our customers.
We organize our business into the following five reportable segments:
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Server. This segment consists of general-purpose servers for multi-workload computing and workload-optimized servers to deliver the best performance and value for demanding applications and integrated systems comprised of software and hardware designed to address High-Performance Computing and Supercomputing (including exascale applications), Artificial Intelligence (“AI”), Data Analytics, and Transaction Processing workloads for government and commercial customers globally. This portfolio of products includes our secure and versatile HPE ProLiant Rack and Tower servers; HPE Synergy, a composable infrastructure for traditional and cloud-native applications; HPE Scale Up Servers product lines for critical applications, including large enterprise software applications and data analytics platforms; HPE Edgeline servers; HPE Cray EX; HPE Cray XD (formerly known as HPE Apollo); and HPE NonStop. Server offerings also include operational and support services sold with systems and as standalone services.

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Hybrid Cloud. This segment offers a wide variety of cloud-native and hybrid solutions across storage, private cloud and the infrastructure software-as-a-service space. Storage includes data storage and data management offerings with the HPE Alletra Storage portfolio; unstructured data solutions and analytics for AI; data protection and archiving; and storage networking. It also includes AIOps-driven intelligence with HPE InfoSight and HPE CloudPhysics. In private cloud, our HPE GreenLake offerings include new cloud-native offerings and capabilities for virtual machines, containers, and bare metal; a full suite of private cloud offerings that enable customers to self-manage or choose a fully managed experience; and a portfolio of world-class AI infrastructure delivered as-a-service. This segment also provides self-service private cloud on-demand with HPE GreenLake for Private Cloud Business Edition. Infrastructure software includes monitoring and observability for day two operations and beyond through our acquisition of OpsRamp and unified data access through our HPE Ezmeral Data Fabric and analytics suite, which helps move and transform data for use in AI and other applications. Hybrid Cloud segment also includes data lifecycle management and protection through our suite of offerings, including Zerto Disaster Recovery.

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Intelligent Edge. Our Intelligent Edge business offers wired and wireless local area networks, campus, branch, and data center switching, software-defined wide-area networks, private and public cellular network software, network security, and associated services that enable secure connectivity for businesses of any size. The HPE Aruba Networking product portfolio includes hardware products such as Wi-Fi access points, switches, and gateways. The HPE Aruba Networking software and services portfolio includes cloud-based management, network management, network access control, software-defined wide-area networking, network security, analytics and assurance, location services software, private and public cellular core software, and professional and support services, as well as as-a-service and consumption models through the HPE GreenLake edge-to-cloud platform for the Intelligent Edge portfolio of products. Intelligent Edge offerings are consolidated in the edge service platform, which takes a cloud-native approach that provides customers with a unified framework to meet their connectivity, security, and financial needs across campus, branch, data center, and remote worker environments. Upon the consummation of the Juniper Acquisition, we expect the Juniper business to be included in our Intelligent Edge Segment.
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Financial Services. HPE’s Financial Services provides flexible investment solutions, such as leasing, financing, IT consumption, utility programs, and asset management services for customers that facilitate unique technology deployment models and the acquisition of complete IT solutions, including hardware, software, and services from Hewlett Packard Enterprise and others. Financial Services also supports financial solutions for on-premise flexible consumption models, such as our HPE GreenLake edge-to-cloud platform.

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Corporate Investments and Other. This segment includes (i) the Advisory and Professional Services business, which primarily offers consultative-led services, HPE and partner technology expertise and advice, implementation services, and complex solution engagement capabilities; (ii) the Communications and Media Solutions business, which primarily offers software and related services to the telecommunications industry; and (iii) Hewlett Packard Labs, which is responsible for research and development.

HPE also seeks to help its customers unlock the power of AI throughout their businesses. Our AI capabilities span the AI lifecycle – from training to fine tuning to inferencing – and encompass both products and services. Our AI business is built on large-scale infrastructure expertise, including in technologies like direct liquid cooling, that are powering our large AI systems for large language model builders, service providers, and supercomputing users. From these foundations, we have been expanding our AI portfolio – including through the recent introduction of HPE Private Cloud AI – which is specifically engineered for enterprise customers. While we are still in the early stages of adoption of this technology, we believe in the possibility of significant market expansion in this area.
We have observed continued momentum in the AI market, as evidenced by strong customer demand for HPE’s AI systems. Since the first quarter of fiscal year 2023, cumulative AI systems orders have increased significantly, translating into rising quarterly AI systems revenues and elevated levels of AI systems’ quarter-end backlog. We have observed customers exploring new ways to use AI and building the business cases to which they want to apply AI tools, which signals potential growth of our already robust pipeline.
We recently announced that we are deepening our strong partnership with NVIDIA, through NVIDIA AI Computing by HPE, a portfolio of co-developed AI solutions and joint go-to-market integrations that we believe will enable enterprises to accelerate adoption of generative AI. One of those solutions, HPE Private Cloud AI, is a turnkey solution that makes it simple for enterprises of various sizes to gain an energy-efficient, fast, and flexible option for sustainably developing and deploying generative AI applications. Additionally, we further expanded our NVIDIA partnership by adding NVIDIA NIM Agent Blueprints to HPE Private Cloud AI for multiple generative AI use cases. We believe that integrating this catalog of pre-trained, customizable AI workflows into our HPE Private Cloud AI stack, enables customers to more easily deploy key AI use cases.
Overall, the demand environment during the third quarter of fiscal year 2024 improved, with orders growing sequentially compared to the prior year period, driven partially by orders for our Intelligent Edge offerings recovering in line with industry peers, our Gen11 product continuing to ramp ahead of expectations, and strong demand for HPE’s Alletra MP offering.
Recent Developments
Pending Acquisition of Juniper
On January 9, 2024, we entered into the Merger Agreement, pursuant to which, subject to the terms and conditions set forth therein, Merger Sub will merge with and into Juniper, with Juniper continuing as the surviving corporation and as a wholly owned subsidiary of HPE.
Pursuant to and subject to the terms and conditions of the Merger Agreement, at the effective time of the Juniper Acquisition (the “Effective Time”), each share of common stock, par value $0.00001 per share, of Juniper (“Juniper Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares of Juniper Common Stock that are (i) owned by Juniper as treasury stock, which shares will be canceled and will cease to exist, (ii) owned by HPE or Merger Sub, which shares will be canceled and will cease to exist, (iii) held by any subsidiary of Juniper or HPE (other than Merger Sub), which shares will be converted into such number of shares of common stock of the Surviving Corporation so as to maintain relative ownership percentages, or (iv) shares of Juniper Common Stock as to which dissenters’ rights have been properly perfected in accordance with the General Corporate Law of the State of Delaware), will be converted into the right to receive $40.00 per share in cash, without interest and subject to any applicable withholding taxes (the “Merger Consideration”). In addition, pursuant to and subject to the terms and conditions of the Merger Agreement, at the Effective Time, equity awards granted under the Juniper equity incentive plans and outstanding immediately prior to the Effective Time will be treated as follows: (i) each outstanding option to purchase shares of Juniper Common Stock will be converted into an option with substantially the same terms and conditions to purchase our common stock; (ii) each restricted stock unit award in respect of shares of Juniper Common Stock held by non-employee members of the Board of Directors of Juniper will be converted into the right to receive the Merger Consideration in respect of each such share; and (iii) each restricted stock unit award in respect of shares of Juniper Common Stock held by individuals other than non-employee members of the Board of Directors of Juniper will be converted into a time-vesting restricted stock unit award with substantially the same terms and conditions (except that no performance goals shall apply) in respect of our common stock (in the case of performance-vesting Juniper restricted stock unit awards, with the number of shares determined based on actual performance in respect of performance or measurement periods that have been completed and for which performance has been determined in the ordinary course of business, and otherwise based on target performance). The number of shares of our common stock subject to the converted awards (and in the case of options, the exercise price) will be determined based on an equity award exchange ratio intended to substantially preserve the value of the converted awards as of and immediately following the Effective Time. We estimate the aggregate amount of cash consideration required in connection with the Merger Consideration to be approximately $14.0 billion.
Under the terms of the Merger Agreement, the completion of the Juniper Acquisition is subject to certain customary closing conditions, including, among others: (i) the adoption of the Merger Agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of Juniper Common Stock entitled to vote thereon, which was obtained on April 2, 2024; (ii) the absence of any injunction, order or law preventing, prohibiting or making illegal the consummation of the Juniper Acquisition; (iii) the expiration or termination of the waiting period applicable to the Juniper Acquisition under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the receipt of all other required approvals, consents or clearances under specified foreign antitrust laws and foreign investment laws without imposition of a Burdensome Condition (as defined in the Merger Agreement); (iv) the accuracy of the parties’ representations and warranties in the Merger Agreement, subject to specified materiality qualifications; (v) compliance by the parties with their respective covenants in the Merger Agreement in all material respects; and (vi) in the case of the obligations of HPE and Merger Sub to effect the Juniper Acquisition, the absence of a material adverse effect with respect to Juniper that is continuing as of the closing. There can be no assurance that all of the conditions to the Merger Acquisition will be so satisfied or waived, or that we, Merger Sub and Juniper will be able to consummate the Juniper Acquisition on a timely basis or at all. If these conditions are not satisfied or waived, HPE and Juniper will be unable to complete the Juniper Acquisition.
Each of HPE and Juniper may terminate the Merger Agreement under certain specified circumstances, including upon the failure of the Effective Time to have occurred on or before January 9, 2025, subject to automatic extension for up to three additional periods each of three months if all conditions to the Juniper Acquisition other than the conditions relating to regulatory approvals have been satisfied as of that date (such date, as applicable, the “End Date”).
If the Merger Agreement is terminated (i) by either HPE or Juniper upon the failure of the Effective Time to have occurred on or before the applicable End Date or (ii) by either HPE or Juniper in the event of a final and non-appealable governmental order, decree, ruling or other action relating to specified regulatory approvals that permanently restrains, enjoins or otherwise prohibits the consummation of the Juniper Acquisition, and, in each case, at the time of such termination the closing conditions relating to obtaining specified regulatory approvals or the absence of any injunction, order or law relating to specified regulatory approvals preventing, prohibiting or making illegal the consummation of the Juniper Acquisition have not been satisfied, but all other conditions to closing have been satisfied or waived (except for those conditions which by their nature are to be satisfied at closing, provided that such conditions would be satisfied if the closing were to take place on such date), HPE is required to pay Juniper a termination fee of $815 million (the “HPE Termination Fee”). HPE is also required to pay Juniper the HPE Termination Fee if the Merger Agreement is terminated by Juniper due to an uncured material breach by HPE of its covenants in the Merger Agreement to use reasonable best efforts to obtain required regulatory approvals.
HPE expects that the Juniper Acquisition will be completed in late calendar year 2024 or early calendar year 2025, subject to receipt of regulatory approvals and satisfaction or waiver of the other closing conditions specified in the Merger Agreement. The completion of this offering of the Mandatory Convertible Preferred Stock is not contingent on the consummation of the Juniper Acquisition, nor is the Juniper Acquisition contingent on this offering.
We will have the option to redeem the Mandatory Convertible Preferred Stock, in whole but not in part, at the redemption amount set forth herein if (x) the consummation of the Juniper Acquisition does not occur on or before the later of (i) the date that is five business days after October 9, 2025 and (ii) the date that is five business days after any later date to which Juniper and we may agree to extend the “End Date” in the Merger Agreement or (y) we notify the holders in writing that we will not pursue the consummation of the Juniper Acquisition. If we do not consummate the Juniper Acquisition, we may decide not to exercise our acquisition termination redemption option, in which case the net proceeds from this offering would be available for general corporate purposes. Accordingly, if you decide to purchase the Mandatory Convertible Preferred Stock in this offering, you should be willing to do so whether or not we complete the Juniper Acquisition.
Combining HPE and Juniper’s complementary portfolios is expected to create a new networking leader with a comprehensive portfolio that will present customers and partners with a compelling new choice to drive business value. The increase of AI and hybrid cloud-driven business is accelerating demand for secure, unified technology solutions that connect, protect, and analyze companies’ data from edge to cloud.
The foregoing description of the Juniper Acquisition and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement. For more information regarding the Juniper Acquisition, see “Where You Can Find More Information” in this prospectus supplement.
Sale of H3C Shares
On May 26, 2023, H3C Holdings Limited (“H3C Holdings”) and Izar Holding Co. (“Izar”, and together with H3C Holdings, the “HPE Parties”), each a wholly-owned subsidiary of HPE, entered into an agreement to sell a portion of HPE’s stake in H3C Technologies Co., Limited (“H3C”) through a put sale agreement. The HPE Parties entered into a Put Share Purchase Agreement (the “Original Share Purchase Agreement”) with Unisplendour International Technology Limited (“UNIS”), a Hong Kong incorporated company and subsidiary of Unisplendour Corporation, an information technology services company, governing the sale of all of the shares of H3C held by the HPE Parties (the “HPE H3C Shares”), which represent 49% of the total issued share capital of H3C.
On May 24, 2024, (i) the HPE Parties and UNIS entered into an Amended and Restated Put Share Purchase Agreement (the “A&R SPA”) and (ii) H3C Holdings and UNIS entered into an Agreement on Subsequent Arrangements (“Subsequent Arrangements Agreement”), which, taken together, revise the arrangements governing the aforementioned sale as previously set forth in the Original Share Purchase Agreement. Pursuant to and subject to the terms and conditions of the A&R SPA, the HPE Parties sold to UNIS 30% of the total issued share capital of H3C for cash consideration of approximately $2.1 billion in gross proceeds on September 4, 2024 (the “Initial H3C Share Sale”), while preserving an option to sell the HPE Parties’ remaining 19% of the total issued share capital of H3C for approximately $1.4 billion to UNIS at a later date.
It is expected that all of the approximately $2.0 billion in proceeds, net of cash taxes and certain fees, from the Initial H3C Share Sale will be utilized to fund the consideration for the Juniper Acquisition and pay related fees and expenses.
Term Loan Facilities
In connection with our entry into the Merger Agreement, we obtained a commitment letter from Citigroup Global Markets Inc., JPMorgan Chase Bank, N.A., Mizuho Bank, Ltd. and certain other financial institutions (collectively, the “Commitment Parties”), pursuant to which the Commitment Parties agreed to provide, subject to customary conditions including the consummation of the Juniper Acquisition, up to $14.0 billion of senior unsecured delayed draw term loan facilities, comprised of an $11.0 billion 364-day tranche (the “364-Day Facility”) and a $3.0 billion three-year tranche (the “Three-Year Facility” and, together with the 364-Day Facility, the “Term Loan Facilities”). The commitments under the 364-Day Facility were reduced by the approximately $2.0 billion in proceeds, net of cash taxes and certain fees, we received from the Initial H3C Share Sale and will be further reduced on a dollar-for-dollar basis by the net proceeds from this offering. Prior to closing of the Juniper Acquisition, we expect to enter into definitive credit agreements evidencing the 364-Day Facility and the Three-Year Facility. The Term Loan Facilities will be provided on a delayed draw basis and are expected to be funded substantially concurrently with, and the funding thereof is conditioned upon, the closing of the Juniper Acquisition. The purpose of the Term Loan Facilities is to finance all or a portion of the consideration payable by us pursuant to the Merger Agreement and pay certain related fees and expenses.
Concurrent Senior Notes Offering
On September 10, 2024, HPE announced an offering of senior unsecured notes (the “Concurrent Senior Notes Offering”) pursuant to a separate prospectus supplement. The size, tranching, tenor and the pricing terms of the Concurrent Senior Notes Offering have not yet been determined. There can be no assurance that the Concurrent Senior Notes Offering will be completed on the terms described in the separate prospectus supplement or at all. The closing of this offering of Mandatory Convertible Preferred Stock is not subject to the completion of the Concurrent Senior Notes Offering.
Corporate Information
Hewlett Packard Enterprise was incorporated in Delaware in 2015. The address of our principal executive offices is 1701 East Mossy Oaks Road, Spring, Texas 77389.

SUMMARY FINANCIAL INFORMATION
The information below is only a summary and should be read in conjunction with HPE’s audited and unaudited consolidated financial statements in our Annual Report on Form 10-K for the year ended October 31, 2023, our Quarterly Report on Form 10-Q for the quarter ended January 31, 2024, our Quarterly Report on Form 10-Q for the quarter ended April 30, 2024 and our Quarterly Report on Form 10-Q for the quarter ended July 31, 2024, as well as Juniper’s audited consolidated financial statements for the year ended December 31, 2023 and unaudited consolidated financial statements for the three and six months ended June 30, 2024, which are included in our Current Report on Form 8-K filed with the SEC on September 9, 2024, which are incorporated by reference herein.
This summary financial information includes non-GAAP financial measures of HPE and Juniper on a standalone and a combined company basis. See “Non-GAAP Financial Measures” for additional information.
Reconciliation of HPE GAAP Net Earnings to HPE Non-GAAP Adjusted EBITDA

	For the fiscal years ended October 31,
In millions	2023	2022	2021
Net Earnings	$ 2,025	$868	$3,427
Provision for taxes	205	8	160
Earnings from equity interests	(245)	(215)	(180)
Litigation judgement	—	—	(2,351)
Interest and other, net	104	121	76
Depreciation	2,328	2,187	2,243
Amortization of intangible assets	288	293	354
Amortization of initial direct costs	—	4	8
Impairment of goodwill	—	905	—
Transformation costs	283	473	930
Disaster (recovery) charges	(12)	159	16
Stock based compensation expense	428	391	372
Acquisition, disposition and other related charges	69	19	36
Adjusted EBITDA	$ 5,473	$ 5,213	$5,091

Summary Combined Company Financial Information
The information below includes certain combined company financial information that is based on historical financial information prepared by HPE and Juniper. This combined company financial information represents the summation of the standalone financial information prepared by HPE and the standalone financial information prepared by Juniper, with expected synergies added where indicated to reflect combined company financial information. This combined company financial information has not been prepared in accordance with Article 11 of Regulation S-X and does not give effect to the pro forma adjustments that might be required in connection with the preparation of pro forma financial information in accordance with Article 11 of Regulation S-X, and is not indicative of what the combined company’s performance would have been had HPE and Juniper been a combined company for the periods presented. As a result, the combined company financial information presented below could materially differ from financial information determined in accordance with Article 11 of Regulation S-X. In addition, the combined company financial information does not reflect future changes or future events resulting from the Juniper Acquisition that may occur, including restructuring activities or other costs related to the integration of the HPE and Juniper businesses, and does not consider potential impacts of current market conditions on revenues, expense efficiencies or asset dispositions.
As a result, investors should not place any undue reliance on the combined company financial information. The combined company financial information is for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Juniper Acquisition and the other transactions contemplated under the Merger Agreement been completed as of the dates indicated, nor is such combined company financial information indicative of the future operating results or financial position of the combined company if the Juniper Acquisition, and other transactions contemplated under the Merger Agreement, are consummated.

This summary combined company financial information includes certain financial measures for the last twelve months (“LTM”). In the case of HPE, LTM represents the twelve-month period ended July 31, 2024 and is calculated by adding the applicable financial data for the nine months ended July 31, 2024 to the corresponding amount for the year ended October 31, 2023, and then subtracting the corresponding amount for the nine months ended July 31, 2023. In the case of Juniper, LTM represents the twelve-month period ended June 30, 2024 and is calculated by adding the applicable financial data for the six months ended June 30, 2024 to the corresponding amount for the year ended December 31, 2023, and then subtracting the corresponding amount for the six months ended June 30, 2023.
Reconciliation of GAAP Net Earnings to Non-GAAP Adjusted EBITDA
HPE

In millions	For the nine months ended July 31, 2024	For the year ended October 31, 2023	For the nine months ended July 31, 2023	Last twelve months (LTM) ended July 31, 2024
Net Earnings	$ 1,213	$ 2,025	$ 1,383	$ 1,855
Provision for taxes	323	205	298	230
Earnings from equity interests	(161)	(245)	(180)	(226)
Interest and other, net	122	104	81	145
Depreciation	1,726	2,328	1,745	2,309
Amortization of intangible assets	198	288	216	270
Transformation costs	67	283	227	123
Disaster (recovery) charges	(34)	(12)	2	(48)
Stock based compensation expense	341	428	357	412
Divestiture related exit costs	35	—	—	35
Acquisition, disposition and other related charges	126	69	51	144
Adjusted EBITDA	$ 3,956	$ 5,473	$ 4,180	$ 5,249

Juniper

In millions	For the six months ended June 30, 2024	For the year ended December 31, 2023	For the six months ended June 30, 2023	Last twelve months (LTM) ended June 30, 2024
Net Earnings	$33	$310	$110	$ 233
Provision for taxes	(16)	30	35	(21)
Earnings from equity interests(1)	4	10	4	10
Interest and other, net(1)	10	121	108	23
Depreciation(1)	54	127	65	116
Amortization of intangible assets(1)	28	68	34	62
Transformation costs(1)	6	98	16	88
Disaster (recovery) charges	—	—	—	—
Stock based compensation expense(1)	145	286	125	306
Divestiture related exit costs	—	—	—	—
Acquisition, disposition and other related charges(1)	37	—	—	37
Other(1)	4	16	12	8
Adjusted EBITDA	$ 305	$ 1,066	$ 509	$ 862

(1)	Standalone financial data of Juniper has been reclassified to enhance comparability to the corresponding financial data of HPE.

Combined Company

In millions	LTM(1)
HPE Adjusted EBITDA	$ 5,249
Juniper Adjusted EBITDA	862
Combined Company Adjusted EBITDA (excl. synergies)	$6,111
Expected Synergies(2)	450
Adjusted EBITDA (incl. synergies)(2)	$ 6,561

(1)	In the case of HPE, LTM represents the twelve-month period ended July 31, 2024. In the case of Juniper, LTM represents the twelve-month period ended June 30, 2024.
(2)
This combined company financial information includes the realization of certain annual run-rate cost savings from operating efficiencies, synergies or other restructuring activities which might result within three years after the Merger. The anticipated benefits and cost savings of the Merger may not be realized fully or at all, may take longer to realize than expected or could have other adverse effects that HPE and Juniper do not currently foresee. Some of the assumptions that HPE and Juniper have made, such as the achievement of these synergies, may not be realized. Therefore, actual outcomes and results may differ materially from the synergies presented herein.

THE OFFERING
The following contains a summary of information about this offering and is provided solely for your convenience. The summary is not intended to be complete. For a more detailed description of the Mandatory Convertible Preferred Stock, see “Description of Mandatory Convertible Preferred Stock.” You should read this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus carefully before making an investment decision.
Issuer
Hewlett Packard Enterprise Company.
Securities Offered
27,000,000 shares of our 7.625% Series C Mandatory Convertible Preferred Stock, par value $0.01 per share (the “Mandatory Convertible Preferred Stock”).
Underwriters’ Option
The underwriters have the option to purchase up to an additional 3,000,000 shares of the Mandatory Convertible Preferred Stock at the public offering price less the applicable underwriting discount, solely to cover over-allotments, if any. The underwriters may exercise this option within 30 days of the date of this prospectus supplement.
Public Offering Price
$50.00 per share of the Mandatory Convertible Preferred Stock.
Liquidation Preference
$50.00 per share of the Mandatory Convertible Preferred Stock.
Dividends
7.625% on the liquidation preference of $50.00 per share of the Mandatory Convertible Preferred Stock per annum.
Dividends shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from (and including) the first original issue date of shares of the Mandatory Convertible Preferred Stock (the “Initial Issue Date”), whether or not in any dividend period or periods there have been funds legally available or shares of our common stock legally permitted to be issued for the payment of such dividends and, to the extent that our Board of Directors, or an authorized committee thereof, declares (out of funds legally available for payment, in the case of dividends paid in cash, and shares of common stock legally permitted to be issued, in the case of dividends paid in common stock) a dividend payable with respect to the Mandatory Convertible Preferred Stock, we will pay such dividend in cash or, subject to certain limitations, by delivery of shares of our common stock or through any combination of cash and shares of our common stock, as determined by the Board Of Directors, or an authorized committee thereof, in its sole discretion; provided, however, that any unpaid dividends on the Mandatory Convertible Preferred Stock will continue to accumulate, except as described below.
If declared, dividends will be payable on the relevant dividend payment date (as described below) to holders of record of the Mandatory Convertible Preferred

Stock on the immediately preceding February 15, May 15, August 15 or November 15, as applicable (each a “Regular Record Date”), whether or not such holders convert their shares of the Mandatory Convertible Preferred Stock or such shares of the Mandatory Convertible Preferred Stock are automatically converted after the Regular Record Date corresponding to such dividend payment date and on or prior to the related dividend payment date; provided that the Regular Record Date for any such dividend shall not precede the date on which such dividend was so declared. The expected dividend payable on the first dividend payment date is approximately $0.83 per share of the Mandatory Convertible Preferred Stock. Each subsequent dividend is expected to be $0.95 per share of the Mandatory Convertible Preferred Stock. Accumulated dividends on shares of the Mandatory Convertible Preferred Stock will not bear interest, nor shall additional dividends be payable thereon, if they are paid subsequent to the applicable dividend payment date. See “Description of Mandatory Convertible Preferred Stock—Dividends.”
If we elect to make any payment of a declared dividend, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose at 97% of the Average VWAP (as defined under “Description of Mandatory Convertible Preferred Stock—Certain Definitions”) per share of our common stock over the five consecutive Trading Days (as defined under “Description of Mandatory Convertible Preferred Stock—Certain Definitions”) period beginning on, and including, the sixth Scheduled Trading Day (as defined under “Description of Mandatory Convertible Preferred Stock—Certain Definitions”) prior to the applicable dividend payment date (such average, the “Average Price”).
Notwithstanding the foregoing, in no event will the number of shares of our common stock to be delivered in connection with any declared dividend, including any declared dividend payable in connection with a conversion, exceed a number of shares equal to:
•	the declared dividend, divided by
•
$5.64, which amount represents approximately 35% of the Initial Price (as defined below) (subject to adjustment in a manner inversely proportional to any anti-dilution adjustment to each Fixed Conversion Rate, as described below) (such dollar amount, as adjusted, the “Floor Price”).

To the extent that the amount of any declared dividend exceeds the product of (x) the number of shares of our common stock delivered in connection with such declared dividend and (y) 97% of the Average Price, we will, if we are legally able to do so, and to the extent permitted under the terms of the documents governing our indebtedness, notwithstanding any notice by us to the contrary, pay such excess amount in cash (computed to the nearest cent) pro rata per share to the holders of the Mandatory Convertible Preferred Stock. Any such payment in cash may not be permitted by our then existing debt instruments. To the extent that we are not able to pay such excess amount in cash under applicable law and in compliance with our indebtedness, we will not have any obligation to pay such amount in cash or deliver additional shares of our common stock in respect of such amount, and such amount will not form a part of the cumulative dividends that may be deemed to accumulate on the shares of the Mandatory Convertible Preferred Stock.
The “Initial Price” is calculated by dividing $50.00 by the Maximum Conversion Rate and initially equals approximately $16.10, the closing price of our common stock on September 10, 2024.
Dividend Payment Dates
March 1, June 1, September 1 and December 1, commencing on December 1, 2024, and ending on, and including, September 1, 2027.
Acquisition Termination Redemption
If (x) the consummation of the Juniper Acquisition (as defined in “Description of Mandatory Convertible Preferred Stock— Acquisition Termination Redemption”) does not occur on or before the later of (i) the date that is five business days after October 9, 2025, and (ii) the date that is five business days after any later date to which Juniper and we may agree to extend the “End Date” in the Merger Agreement or (y) we notify the holders in writing that we will not pursue the consummation of the Juniper Acquisition, we may, at our option, give notice of acquisition termination redemption to the holders. If we provide such notice, we will redeem the Mandatory Convertible Preferred Stock on the Acquisition Termination Redemption Date (as defined in “Description of Mandatory Convertible Preferred Stock— Acquisition Termination Redemption”), in whole but not in part, at a redemption amount per share of the Mandatory Convertible Preferred Stock equal to the Acquisition Termination Make-Whole Amount (as described herein).
Mandatory Conversion Date
The second business day immediately following the last trading day of the Settlement Period. The Mandatory Conversion Date is expected to be September 1, 2027.
Mandatory Conversion
On the Mandatory Conversion Date, each outstanding share of the Mandatory Convertible Preferred Stock, unless earlier converted, will automatically convert into a number of shares of our common stock equal to the conversion rate as described below.

If we declare a dividend on the Mandatory Convertible Preferred Stock for the dividend period ending on, but excluding September 1, 2027, we will pay such dividend to the holders of record on the immediately preceding Regular Record Date.
If, on or prior to the Mandatory Conversion Date, we have not declared all or any portion of the accumulated and unpaid dividends on the Mandatory Convertible Preferred Stock, the conversion rate will be adjusted so that holders receive an additional number of shares of our common stock equal to:
•	the amount of such undeclared, accumulated and unpaid dividends per share of the Mandatory Convertible Preferred Stock (such amount, the “Additional Conversion Amount”), divided by
•	the greater of (x) the Floor Price and (y) 97% of the Average Price (calculated using September 1, 2027 as the applicable dividend payment date).
To the extent that the Additional Conversion Amount exceeds the product of such number of additional shares and 97% of the Average Price, we will, if we are legally able to do so, and to the extent permitted under the terms of the documents governing our indebtedness , declare and pay such excess amount in cash (computed to the nearest cent) pro rata per share of the Mandatory Convertible Preferred Stock, to the holders of the Mandatory Convertible Preferred Stock. Any such payment in cash may not be permitted by our then existing debt instruments. To the extent that we are not able to pay such excess amount in cash under applicable law and in compliance with our indebtedness, we will not have any obligation to pay such amount in cash or deliver additional shares of our common stock in respect of such amount, and such amount will not form a part of the cumulative dividends on the shares of the Mandatory Convertible Preferred Stock.
Conversion Rate
Upon conversion on the Mandatory Conversion Date, the conversion rate for each share of the Mandatory Convertible Preferred Stock will be not more than 2.5352 shares of our common stock (the “Maximum Conversion Rate”) and not less than 3.1056 shares of our common stock (the “Minimum Conversion Rate”), depending on the Applicable Market Value of our common stock, as described below and subject to certain anti-dilution adjustments described herein.
The “Applicable Market Value” of our common stock is the Average VWAP per share of our common stock over the Settlement Period. The “Settlement Period” is the 20 consecutive Trading Day period beginning on, and including, the 21st Scheduled Trading Day immediately preceding September 1, 2027. The conversion rate will be calculated as described under “Description of Mandatory Convertible Preferred Stock—Mandatory Conversion.”
The following table illustrates hypothetical conversion rates per share of the Mandatory Convertible Preferred Stock, subject to certain anti-dilution adjustments described herein.

Assumed Applicable Market Value of our common stock	Assumed Conversion Rate (number of shares of our common stock to be received upon mandatory conversion of each share of the Mandatory Convertible Preferred Stock)
Greater than the Threshold Appreciation Price	2.5352 shares of common stock

Equal to or less than the Threshold Appreciation Price but greater than or equal to the Initial Price	Between 2.5352 and 3.1056 shares of common stock, determined by dividing $50.00 by the Applicable Market Value of our common stock

Less than the Initial Price	3.1056 shares of common stock

The “Threshold Appreciation Price,” which is equal to approximately $19.72, is calculated by dividing $50.00 by the Minimum Conversion Rate, and represents approximately 22.5% appreciation over the Initial Price.
Early Conversion at the Option of the Holder
Other than during a Fundamental Change Conversion Period (as defined below), at any time prior to September 1, 2027, holders of the Mandatory Convertible Preferred Stock have the option to elect to convert their shares of the Mandatory Convertible Preferred Stock, in whole or in part (but in no event in increments of less than one share of the Mandatory Convertible Preferred Stock), into shares of our common stock at the Minimum Conversion Rate, as described under “Description of Mandatory Convertible Preferred Stock—Early Conversion at the Option of the Holder.” This Minimum Conversion Rate is subject to certain anti-dilution adjustments described herein.
If, as of any Early Conversion Date (as defined herein), we have not declared and paid all or any portion of the accumulated and unpaid dividends for all full dividend periods ending on or before the Dividend Payment Date (as defined herein) immediately prior to such Early Conversion Date, the conversion rate for such early conversion will be adjusted so that holders converting their Mandatory Convertible Preferred Stock at such time will receive an additional number of shares of our common stock equal to:
•
the aggregate amount of undeclared, accumulated and unpaid dividends per share of the Mandatory Convertible Preferred Stock for all such prior full dividend periods (such amount, the “Early Conversion Additional Amount”), divided by

•
the greater of (x) the Floor Price and (y) the Average VWAP per share of our common stock over the 20 consecutive Trading Day period commencing on, and including, the 21st Scheduled Trading Day immediately preceding the Early Conversion Date (such Average VWAP, the “Early Conversion Average Price”).

To the extent that the Early Conversion Additional Amount exceeds the product of such number of additional shares and the Early Conversion Average Price, we will not have any obligation to pay the shortfall in cash or deliver shares of our common stock in respect of such shortfall.
Conversion at the Option of the Holder upon a Fundamental Change; Fundamental Change Dividend Make-Whole Amount
If a “Fundamental Change” (as defined under “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount”) occurs on or prior to September 1, 2027, holders of the Mandatory Convertible Preferred Stock will have the right during the Fundamental Change Conversion Period (as defined under “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount”) to convert their shares of the Mandatory Convertible Preferred Stock, in whole or in part (but in no event in increments of less than one share of the Mandatory Convertible Preferred Stock), into shares of our common stock (or units of exchange property as described in “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount”) at the “Fundamental Change Conversion Rate.” The Fundamental Change Conversion Rate will be determined based on the effective date of the Fundamental Change (the “Fundamental Change Effective Date”) and the price paid or deemed paid per share of our common stock in such Fundamental Change (the “Fundamental Change Stock Price”).
Holders who convert their Mandatory Convertible Preferred Stock within the Fundamental Change

Conversion Period will also receive a “Fundamental Change Dividend Make-Whole Amount” equal to the present value (calculated using a discount rate of 4.67% per annum) of all dividend payments on their shares of the Mandatory Convertible Preferred Stock (excluding any Accumulated Dividend Amount (as defined under “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount —Fundamental Change Dividend Make-Whole Amount and Accumulated Dividend Amount”)) for (i) the partial dividend period, if any, from, and including, the Fundamental Change Effective Date to, but excluding, the next dividend payment date and (ii) all remaining full dividend periods from, and including, the dividend payment date following the Fundamental Change Effective Date to, but excluding, September 1, 2027. If we elect to pay the Fundamental Change Dividend Make-Whole Amount in shares of our common stock (or units of exchange property) in lieu of cash, the number of shares of our common stock (or units of exchange property) that we will deliver will equal (x) the Fundamental Change Dividend Make-Whole Amount, divided by (y) the greater of the Floor Price and 97% of the Fundamental Change Stock Price.
In addition, to the extent that the Accumulated Dividend Amount exists as of the Fundamental Change Effective Date, holders who convert their Mandatory Convertible Preferred Stock within the Fundamental Change Conversion Period will be entitled to receive such Accumulated Dividend Amount in cash (to the extent we are legally permitted to make such payment in cash and to the extent permitted under the terms of the documents governing our indebtedness) or shares of our common stock or any combination thereof, at our election, upon conversion. If we elect to pay the Accumulated Dividend Amount in shares of our common stock (or units of exchange property) in lieu of cash, the number of shares of our common stock (or units of exchange property) that we will deliver will equal (x) the Accumulated Dividend Amount, divided by (y) the greater of the Floor Price and 97% of the Fundamental Change Stock Price.
To the extent that the sum of the Fundamental Change Dividend Make-Whole Amount and Accumulated Dividend Amount or the dollar amount of any portion thereof paid in shares of our common stock (or units of exchange property) exceeds the product of (x) the number of additional shares we deliver in respect thereof and (y) 97% of the Fundamental Change Stock Price, we will, if we are legally able to do so, and to the extent permitted under the terms of the documents governing our indebtedness, pay such excess amount in cash (computed to the nearest cent) pro rata per share to the eligible holders of the Mandatory Convertible Preferred Stock. Any such payment in cash may not be permitted by our then existing debt instruments. To the extent that we are not able to pay such excess amount in cash under applicable law and in compliance with our indebtedness, we will not have any obligation to pay such amount in cash or deliver additional shares of our common stock in respect of such amount, and such amount will not form a part of the cumulative dividends that may be deemed to accumulate on the shares of the Mandatory Convertible Preferred Stock.
See “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount.”
Voting Power
Except as specifically required by Delaware law or our amended and restated certificate of incorporation (the “certificate of incorporation”), and except for the limited voting and consent rights described herein, the holders of the Mandatory Convertible Preferred Stock will have no voting rights or powers.
Whenever dividends on any shares of the Mandatory Convertible Preferred Stock have not been declared and paid for the equivalent of six or more dividend periods, whether or not for consecutive dividend periods, the authorized number of directors on our Board of Directors will, at the next annual meeting of stockholders or at a special meeting of stockholders, automatically be increased by two, and the holders of the Mandatory Convertible Preferred Stock, voting together as a single class with holders of any and all other series of Voting Preferred Stock (as defined in “Description of Mandatory Convertible Preferred Stock—Voting Power”) then outstanding, will be entitled, at our next annual meeting of stockholders or at a special meeting of stockholders, if any, to vote for the election of a total of two additional members of our Board of Directors, subject to certain limitations. See “Description of Mandatory Convertible Preferred Stock—Voting Power.”
So long as any shares of the Mandatory Convertible Preferred Stock are outstanding, we will not, without the affirmative vote or consent of holders of at least two-thirds in voting power of the outstanding shares of the Mandatory Convertible Preferred Stock and all other series of Voting Preferred Stock at the time outstanding and entitled to vote thereon, voting together as a single class:
1.	amend or alter the provisions of our certificate of incorporation so as to authorize or create, or increase the authorized number of, any class or series of Senior Stock (as defined below);

2.
amend, alter or repeal the provisions of our certificate of incorporation (the “Certificate of Incorporation”) or the certificate of designations governing the terms of the Mandatory Convertible Preferred Stock (the “Certificate of Designations”) so as to materially and adversely affect the special rights, preferences or voting powers of the Mandatory Convertible Preferred Stock; or

3.
consummate a binding share exchange or reclassification involving the shares of the Mandatory Convertible Preferred Stock, a merger or consolidation of us with another entity or a conversion of the Company or domestication in or transfer to a foreign jurisdiction, unless, in each case: (i) the shares of the Mandatory Convertible Preferred Stock remain outstanding following the consummation of such binding share exchange, reclassification, merger or consolidation or, in the case of (x) any such merger or consolidation with respect to which we are not the surviving or resulting entity (or in which the Mandatory Convertible Preferred Stock is otherwise exchanged or reclassified) or (y) any such conversion, domestication or transfer, are converted or reclassified into or exchanged for preference securities of the surviving or resulting entity, of the converted, domesticated or transferred entity or, in either case, such entity’s ultimate parent; and (ii) the shares of the Mandatory Convertible Preferred Stock that remain outstanding or such shares of preference securities, as the case may be, have such rights, preferences and voting powers that, taken as a whole, are not materially less favorable to the holders thereof than the rights, preferences and voting powers, taken as a whole, of the Mandatory Convertible Preferred Stock immediately prior to the consummation of such transaction, in each case, subject to certain exceptions.

For more information about voting rights, see “Description of Mandatory Convertible Preferred Stock—Voting Power.”
Ranking
The Mandatory Convertible Preferred Stock, with respect to dividend rights and/or distribution rights upon our liquidation, winding-up or dissolution, as applicable, will rank:
•	senior to (i) our common stock, (ii) our Series B Junior Participating Redeemable Preferred Stock (as defined in “Description of Mandatory Convertible Preferred Stock—Ranking”) and

(iii) each other class or series of our capital stock established after the Initial Issue Date, the terms of which do not expressly provide that such class or series ranks either (x) senior to the Mandatory Convertible Preferred Stock as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution or (y) on parity with the Mandatory Convertible Preferred Stock as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “Junior Stock”);
•
on parity with any class or series of our capital stock established after the Initial Issue Date the terms of which expressly provide that such class or series will rank on parity with the Mandatory Convertible Preferred Stock as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “Parity Stock”);

•
junior to each class or series of our capital stock established after the Initial Issue Date, the terms of which expressly provide that such class or series will rank senior to the Mandatory Convertible Preferred Stock as to dividend rights or distribution rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “Senior Stock”); and

•	junior to our existing and future indebtedness and other liabilities.
In addition, with respect to dividend rights and distribution rights upon our liquidation, winding-up or dissolution, the Mandatory Convertible Preferred Stock will be structurally subordinated to any existing and future indebtedness and other liabilities of each of our subsidiaries. See “Risk Factors—Risks Relating to Ownership of the Mandatory Convertible Preferred Stock and Our Common Stock—The Mandatory Convertible Preferred Stock will rank junior to all of our and our subsidiaries’ consolidated liabilities and may rank junior to future classes or series of our capital stock.”
At July 31, 2024, we had consolidated indebtedness totaling approximately $11.8 billion outstanding and an additional $4.8 billion of borrowing capacity under our revolving credit facilities.
For information concerning the ranking of the Mandatory Convertible Preferred Stock, see “Description of Mandatory Convertible Preferred Stock—Ranking.”
Use of Proceeds
We estimate that the net proceeds to us, after deducting the underwriting discounts and estimated offering expenses payable by us, will be approximately $1.32 billion, or $1.46 billion if the underwriters exercise their over-allotment option in full. We intend to use the net proceeds of this offering for the funding of the Juniper Acquisition, to pay related fees and expenses, and, if any proceeds remain thereafter, and for other general corporate purposes.
Certain U.S. Federal Income Tax Considerations
Certain U.S. federal income tax consequences of acquiring, owning, converting and disposing of the Mandatory Convertible Preferred Stock and of owning and disposing of any common stock received in respect of the Mandatory Convertible Preferred Stock are described in “Certain United States Federal Income Tax Considerations.”
Transfer Agent
Equiniti Trust Company, LLC is the transfer agent and registrar for the Mandatory Convertible Preferred Stock and our common stock.
Listing
We intend to apply to list the Mandatory Convertible Preferred Stock on the NYSE under the symbol “HPEPrC.” If the application is approved, we expect trading in the Mandatory Convertible Preferred Stock on the NYSE to begin within 30 days after the Mandatory Convertible Preferred Stock is first issued. Our common stock is listed on the NYSE under the symbol “HPE.”
Payment and Settlement
The Mandatory Convertible Preferred Stock is expected to be delivered against payment on September 13, 2024. The shares of the Mandatory Convertible Preferred Stock will be registered in the name of a nominee of DTC. In general, beneficial ownership interests in the Mandatory Convertible Preferred Stock will be shown on, and transfers of these beneficial ownership interests will be effected only through, records maintained by DTC and its direct and indirect participants.
Risk Factors
See the sections entitled “Risk Factors” beginning on page S-24 and in the 2023 10-K, Q1 2024 10-Q, Q2 2024 10-Q and Q3 2024 10-Q, as updated by our subsequent filings under the Exchange Act, incorporated by reference herein and any amendments thereof, for a discussion of some of the factors you should consider before investing in the Mandatory Convertible Preferred Stock.

RISK FACTORS
An investment in the Mandatory Convertible Preferred Stock represents a high degree of risk. In consultation with your own financial and legal advisors, and in addition to the other information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, you should carefully consider the following discussion of risks before deciding whether an investment in the Mandatory Convertible Preferred Stock is suitable for you. In addition, before investing in the Mandatory Convertible Preferred Stock you should carefully consider the other risks, uncertainties and assumptions that are set forth under the caption “Risk Factors,” contained in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended October 31, 2023 and Part II, Item 1A of our Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31, 2024, April 30, 2024 and July 31, 2024, as well as the risks, uncertainties and assumptions that are set forth under the caption “Risks Related to the Merger,” contained in Part II, Item 1A of Juniper’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2024 and June 30, 2024, and the factors set forth under the caption “Risks Related to the Merger” contained in Part I, Item 1A of Juniper’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, each of which are incorporated by reference in this prospectus supplement, or any similar caption in the documents that we subsequently file with the SEC that are deemed to be incorporated by reference in this prospectus supplement, and in any free writing prospectus that we provide you in connection with the offering of the Mandatory Convertible Preferred Stock pursuant to this prospectus supplement. The risks and uncertainties discussed below and in the documents referred to above, as well as other matters discussed in this prospectus supplement and in those documents, could materially and adversely affect our business, financial condition, liquidity and results of operations and the market price of the Mandatory Convertible Preferred Stock and our common stock. Moreover, the risks and uncertainties discussed below and in the foregoing documents are not the only risks and uncertainties that we face, and our business, financial condition, liquidity and results of operations and the market price of the Mandatory Convertible Preferred Stock and our common stock could be materially adversely affected by other matters that are not known to us or that we currently do not consider to be material risks to our business.
Risks Relating to Ownership of the Mandatory Convertible Preferred Stock and Our Common Stock
You will bear the risk of a decline in the market price of our common stock between the pricing date for the Mandatory Convertible Preferred Stock and the Mandatory Conversion Date.
The number of shares of our common stock that you will receive upon mandatory conversion of the Mandatory Convertible Preferred Stock is not fixed, but instead will depend on the Applicable Market Value of our common stock. The aggregate market value of the shares of our common stock that you would receive upon mandatory conversion may be less than the aggregate liquidation preference of the Mandatory Convertible Preferred Stock. Specifically, if the Applicable Market Value of our common stock is less than the Initial Price, the market value of our common stock that you would receive upon mandatory conversion of each share of the Mandatory Convertible Preferred Stock will be less than the $50.00 liquidation preference of the Mandatory Convertible Preferred Stock, and an investment in the Mandatory Convertible Preferred Stock would result in a loss, without taking into consideration the payment of dividends. Accordingly, you will bear the risk of a decline in the market price of our common stock. Any such decline could be substantial.
In addition, because the number of shares delivered to you upon mandatory conversion will be based upon the Applicable Market Value, which is the Average VWAP per share of our common stock over the Settlement Period, which is the 20 consecutive Trading Day period beginning on, and including, the 21st Scheduled Trading Day immediately preceding September 1, 2027, the shares of common stock you receive upon mandatory conversion may be worth less than the shares of common stock you would have received had the Applicable Market Value been equal to the VWAP per share of our common stock on the Mandatory Conversion Date or the Average VWAP of our common stock over a different period of days.
Purchasers of the Mandatory Convertible Preferred Stock may not realize any or all of the benefit of an increase in the market price of shares of our common stock. The opportunity for equity appreciation provided by your investment in the Mandatory Convertible Preferred Stock is less than that provided by a direct investment in our common stock.
The market value of each share of our common stock that you would receive upon mandatory conversion of each share of the Mandatory Convertible Preferred Stock on the Mandatory Conversion Date (assuming that dividends on shares of the Mandatory Convertible Preferred Stock will be declared and paid in cash) will only exceed the liquidation preference of $50.00 per share of the Mandatory Convertible Preferred Stock if the Applicable Market Value of our common stock exceeds the Threshold Appreciation Price. The Threshold Appreciation Price represents an appreciation of approximately 22.5% over the Initial Price. If the Applicable Market Value of our common stock is greater than the Threshold Appreciation Price, you would receive on the Mandatory Conversion Date approximately 81.6% (which percentage is approximately equal to the Initial Price divided by the Threshold Appreciation Price) of the value of our common stock that you would have received if you had made a direct investment in shares of our common stock on the date of this prospectus supplement. This means that the opportunity for equity appreciation provided by an investment in the Mandatory Convertible Preferred Stock is less than that provided by a direct investment in our common stock.
In addition, if the market value of our common stock appreciates and the Applicable Market Value of our common stock is equal to or greater than the Initial Price but less than or equal to the Threshold Appreciation Price, the aggregate market value of shares of our common stock that you would receive upon mandatory conversion (assuming that all dividends on the shares of the Mandatory Convertible Preferred Stock will be declared and paid in cash) will only be equal to the aggregate liquidation preference of the Mandatory Convertible Preferred Stock, and you will realize no equity appreciation on our common stock.
Sales or issuances of substantial amounts of our common stock in the public market, or the perception that these sales or issuances may occur, or the conversion of the Mandatory Convertible Preferred Stock or the payment of dividends on the Mandatory Convertible Preferred Stock in the form of shares of our common stock, could cause the market price of the Mandatory Convertible Preferred Stock and our common stock to decline.
Sales or issuances of substantial amounts of our common stock or other securities convertible or exchangeable into shares of our common stock in the public market or the conversion of the Mandatory Convertible Preferred Stock or the payment of dividends on the Mandatory Convertible Preferred Stock in the form of shares of our common stock, could cause the market price of the Mandatory Convertible Preferred Stock or our common stock to decline. This could also impair our ability to raise additional capital through the sale of our equity securities. Future sales or issuances of our common stock or other equity-related securities could be dilutive to holders of our common stock and could adversely affect their voting and other rights and economic interests, including holders of any shares of common stock issued upon conversion of the Mandatory Convertible Preferred Stock and/or as dividends on the Mandatory Convertible Preferred Stock, and could have a similar impact with respect to the Mandatory Convertible Preferred Stock. Holders of our common stock, including holders of any shares of common stock issued upon conversion of the Mandatory Convertible Preferred Stock and/or as dividends on the Mandatory Convertible Preferred Stock, may also experience additional dilution upon future equity issuances or upon the settlement of equity awards granted to our employees, executive officers and directors under our equity incentive plans.
Regulatory actions may adversely affect the trading price and liquidity of the Mandatory Convertible Preferred Stock.
Investors in, and potential purchasers of, the Mandatory Convertible Preferred Stock who employ, or seek to employ, a convertible arbitrage strategy with respect to the Mandatory Convertible Preferred Stock may be adversely impacted by regulatory developments that may limit or restrict such a strategy. The SEC and other regulatory and self-regulatory authorities have implemented various rules and may adopt additional rules in the future that restrict and otherwise regulate short selling and over-the-counter swaps and security-based swaps, which restrictions and regulations may adversely affect the ability of investors in, or potential purchasers of, the Mandatory Convertible Preferred Stock to conduct a convertible arbitrage strategy with respect to the Mandatory Convertible Preferred Stock. This could, in turn, adversely affect the trading price and liquidity of the Mandatory Convertible Preferred Stock.
The adjustment to the conversion rate and the payment of the Fundamental Change Dividend Make-Whole Amount upon the occurrence of certain Fundamental Changes may not adequately compensate you for the lost option value and lost dividends as a result of early conversion upon a Fundamental Change.
If a Fundamental Change (as defined in “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount”) occurs on or prior to the Mandatory Conversion Date, holders will be entitled to convert their Mandatory Convertible Preferred Stock during the Fundamental Change Conversion Period at the Fundamental Change Conversion Rate (in each case as defined in “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount”). The Fundamental Change Conversion Rate will be determined as described in “Description of Mandatory Convertible Preferred Stock— Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount.” In addition, with respect to shares of the Mandatory Convertible Preferred Stock converted during the Fundamental Change Conversion Period, holders will also receive, among other consideration, a Fundamental Change Dividend Make-Whole Amount (as defined in “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount”). We may elect to pay the Fundamental Change Dividend Make-Whole Amount by delivery of common stock, subject to the limitations described in “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount.” If these limitations on the delivery of shares of common stock in payment of the Fundamental Change Dividend Amount are reached, we will pay the shortfall in cash to the extent we are legally permitted and to the extent permitted under the documents governing our indebtedness. To the extent we are not permitted to pay such shortfall in cash under applicable law and in compliance with our indebtedness, we will not have any obligation to pay such amount in cash or deliver additional shares of common stock in respect of such amount.
Although this adjustment to the conversion rate and the payment of the Fundamental Change Dividend Make-Whole Amount are generally designed to compensate holders of the Mandatory Convertible Preferred Stock for the lost option value of the Mandatory Convertible Preferred Stock and lost dividends that you will suffer as a result of converting your Mandatory Convertible Preferred Stock upon a Fundamental Change, they are only an approximation of such lost option value and lost dividends and may not adequately compensate you. In addition, if the price of our common stock is less than $4.00 per share or more than $50.00 per share (in each case, subject to adjustment), the feature of the Fundamental Change Conversion Rate will not compensate you for any loss suffered in connection with a Fundamental Change.
In addition, the agreements governing any of our and existing or future indebtedness may limit our ability to pay cash or deliver shares of our common stock, as the case may be, to converting holders upon a Fundamental Change unless we can repay or refinance the amounts outstanding under such agreements.
Furthermore, our obligation to adjust the conversion rate in connection with a Fundamental Change and pay the Fundamental Change Dividend Make-Whole Amount (whether in cash or shares of our common stock or any combination thereof) could possibly be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and economic remedies.
The Fixed Conversion Rates of the Mandatory Convertible Preferred Stock will not be adjusted for many events that may adversely affect the market price of the Mandatory Convertible Preferred Stock or the common stock issuable upon conversion of the Mandatory Convertible Preferred Stock.
The Fixed Conversion Rates of the Mandatory Convertible Preferred Stock are subject to adjustment only for the issuance of certain stock dividends on our common stock, subdivisions or combinations of our common stock, the issuance of certain rights, options or warrants to holders of our common stock, distributions of capital stock, indebtedness, or assets to holders of our common stock, distributions of cash dividends above a specified threshold and certain issuer tender or exchange offers as described under “Description of Mandatory Convertible Preferred Stock—Anti-Dilution Adjustments.” However, other events, such as employee and director grants that are settled in common stock and option grants or offerings of our common stock or securities convertible into shares of our common stock (other than those set forth in “Description of Mandatory Convertible Preferred Stock—Anti-Dilution Adjustments”) for cash or in connection with acquisitions, or third-party tender or exchange offers, which may adversely affect the market price of our common stock, may not result in any adjustment. Further, if any of these other events adversely affects the market price of our common stock, it may also adversely affect the market price of the Mandatory Convertible Preferred Stock. In addition, the terms of the Mandatory Convertible Preferred Stock do not restrict our ability to offer common stock or securities convertible into common stock in the future or to engage in other transactions that could dilute our common stock. We have no obligation to consider the specific interests of the holders of the Mandatory Convertible Preferred Stock in engaging in any such offering or transaction.

Purchasers of the Mandatory Convertible Preferred Stock may be adversely affected upon the issuance of a new series of preferred stock ranking senior or equally with the Mandatory Convertible Preferred Stock.
Our Certificate of Incorporation authorizes our Board, without the approval of our stockholders, to issue 300,000,000 shares of our preferred stock (including the Mandatory Convertible Preferred Stock), subject to limitations prescribed by applicable law, rules and regulations and the provisions of our Certificate of Incorporation, as shares of preferred stock in series, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The powers, preferences and rights of these additional series of preferred stock may be on parity with or (subject to the consent rights of the holders of Mandatory Convertible Preferred Stock described under “Description of Mandatory Convertible Preferred Stock—Voting Power”) senior to, the Mandatory Convertible Preferred Stock, which may reduce its value.
The terms of the Mandatory Convertible Preferred Stock will not restrict our ability to offer a new series of preferred stock that ranks equally with the Mandatory Convertible Preferred Stock as to dividend payments or liquidation preference in the future. In addition, the terms of the Mandatory Convertible Preferred Stock permit us to issue a new series of preferred stock that ranks senior to the Mandatory Convertible Preferred Stock as to dividend payments or liquidation preference, in each case with the consent of at least two-thirds in voting power of the outstanding shares of the Mandatory Convertible Preferred Stock. We have no obligation to consider the specific interests of the holders of the Mandatory Convertible Preferred Stock in engaging in any such offering or transaction.
You will have no rights with respect to our common stock until the Mandatory Convertible Preferred Stock is converted, but you may be adversely affected by certain changes made with respect to our common stock.
You will have no rights, powers or preferences with respect to our common stock, including voting powers, rights to respond to common stock tender offers, if any, and rights to receive dividends or other distributions on shares of our common stock, if any (other than through a conversion rate adjustment under certain circumstances), prior to the conversion date with respect to a conversion of the Mandatory Convertible Preferred Stock, but your investment in the Mandatory Convertible Preferred Stock may be negatively affected by these events. Upon conversion, you will be entitled to exercise the rights of a holder of the shares of common stock issuable upon conversion only as to matters for which the record date occurs after the date you are deemed to be a record holder of those shares. For example, in the event that an amendment is proposed to our Certificate of Incorporation requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date you are deemed to be a record holder of the shares of common stock issuable upon conversion of your Mandatory Convertible Preferred Stock, you will not be entitled to vote on the amendment (subject to certain limited exceptions and unless it would adversely affect the special rights, preferences and voting powers of the Mandatory Convertible Preferred Stock), even if your Mandatory Convertible Preferred Stock has been converted into shares of our common stock prior to the effective date of such change, and you will nevertheless be subject to any changes in the powers, preferences or rights of our common stock. See “Description of Capital Stock” in the accompanying prospectus for further discussion of our common stock.
You will have no voting powers with respect to the Mandatory Convertible Preferred Stock except under limited circumstances.
You will have no voting powers with respect to the Mandatory Convertible Preferred Stock, except with respect to certain amendments to the terms of the Mandatory Convertible Preferred Stock, in the case of certain dividend arrearages, in certain other limited circumstances and except as specifically required by Delaware law or by our Certificate of Incorporation. You will have no power to vote for any members of our Board except in the case of certain dividend arrearages. Whenever dividends on any shares of the Mandatory Convertible Preferred Stock have not been declared and paid for the equivalent of six or more dividend periods, whether or not for consecutive dividend periods, the authorized number of directors on our Board will, at the next annual meeting of stockholders or at a special meeting of stockholders, if any, automatically be increased by two and the holders of such shares of the Mandatory Convertible Preferred Stock, voting together as a single class with holders of other series of our Voting Preferred Stock (as defined herein) then outstanding, will be entitled, at our next annual meeting of stockholders or a special meeting of stockholders, if any, to vote for the election of a total of two additional members of our Board, subject to the terms and limitations described in “Description of Mandatory Convertible Preferred Stock—Voting Power.”

The Mandatory Convertible Preferred Stock will rank junior to all of our and our subsidiaries’ consolidated liabilities and shares of capital stock, and may rank junior to future classes or series of our capital stock.
In the event of a bankruptcy, liquidation, dissolution or winding-up, our assets will be available to pay obligations on the Mandatory Convertible Preferred Stock only after all of our consolidated liabilities have been paid. In addition, the Mandatory Convertible Preferred Stock will rank (i) structurally junior to all existing and future liabilities and shares of capital stock of our subsidiaries and (ii) junior to each class or series of our capital stock established after the Initial Issue Date the terms of which expressly provide that such class or series will rank senior to the Mandatory Convertible Preferred Stock with respect to dividends and distributions of assets upon liquidation, dissolution or winding up of the Company or certain other events. Your rights to participate in the assets of our subsidiaries upon any bankruptcy, liquidation, dissolution or winding up of any subsidiary will rank junior to the prior claims of that subsidiary’s creditors. In the event of a bankruptcy, liquidation, dissolution or winding-up, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities, to pay amounts due on any or all of the Mandatory Convertible Preferred Stock then outstanding. At July 31, 2024, we had consolidated indebtedness totaling approximately $11.8 billion outstanding and an additional $4.8 billion of borrowing capacity under our revolving credit facilities.
We may be unable to, or may choose not to, pay dividends on the Mandatory Convertible Preferred Stock at current or planned rates or at all.
Any future payments of cash dividends, and the amount of any cash dividends we pay, on our capital stock, including on the shares of Mandatory Convertible Preferred Stock, will be determined by our Board of Directors, or an authorized committee thereof, in its sole discretion and will depend on various factors.
If upon (i) mandatory conversion, (ii) an Early Conversion (as defined herein) at the option of a holder or (iii) a conversion during the Fundamental Change Conversion Period (as defined herein), we have not declared and paid all or any portion of the accumulated and unpaid dividends payable on the outstanding shares of Mandatory Convertible Preferred Stock, the applicable conversion rate will be adjusted so that converting holders receive an additional number of shares of our common stock having a market value generally equal to the amount of such undeclared, accumulated and unpaid dividends, subject to the limitations described under “Description of Mandatory Convertible Preferred Stock—Mandatory Conversion,” “Description of Mandatory Convertible Preferred Stock—Early Conversion at the Option of the Holder” and “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount,” respectively. As a result of such limitations, the market value of such additional number of shares of common stock may be less than the amount of such accumulated and unpaid dividends. In the case of mandatory conversion or Early Fundamental Change Conversion, if these limits to the adjustment of the conversion rate are reached, we will, if we are legally able to do so, and to the extent permitted under the terms of the documents governing our indebtedness , pay the shortfall in cash. To the extent that we are not able to pay such excess amount in cash under applicable law and in compliance with our indebtedness, we will not have any obligation to pay such amount in cash or deliver additional shares of our common stock in respect of such amount, and such amount will not form a part of the cumulative dividends that may be deemed to accumulate on the shares of the Mandatory Convertible Preferred Stock. We will not have an obligation to pay the shortfall in cash or deliver shares of our common stock in respect of such shortfall if these limits to the adjustment of the conversion rate are reached in the case of an Early Conversion at the option of the holder.
You may be subject to tax upon an adjustment to the conversion rate of the Mandatory Convertible Preferred Stock or upon a distribution paid in shares of our common stock even though you do not receive a corresponding cash distribution.
The conversion rate of the Mandatory Convertible Preferred Stock is subject to adjustment in certain circumstances. Refer to “Description of Mandatory Convertible Preferred Stock—Anti-Dilution Adjustments.” If and to the extent that certain adjustments to the conversion rate increase the proportionate interest of a U.S. Holder (as defined under “United States Federal Income Tax Considerations”) in our assets or earnings and profits, such holder may be treated as having received a deemed distribution includable in income as a dividend without a corresponding receipt of any cash or property. In addition, we may make distributions to holders of the Mandatory Convertible Preferred Stock that are paid in shares of our common stock, and any such distribution is expected to be taxable for U.S. federal income tax purposes in the same manner as a cash distribution of the same amount. In these circumstances and possibly others, a holder of Mandatory Convertible Preferred Stock may be subject to tax even though it has received no cash with which to pay that tax, thus giving rise to an out-of-pocket expense.
If you are a Non-U.S. Holder (as defined under “Certain United States Federal Income Tax Considerations”), any of these deemed dividends or distributions made in common stock generally will be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate as may be specified by an applicable treaty), which may be withheld from cash, shares of our common stock, or sales proceeds otherwise payable to you by the applicable withholding agent.
See “Certain United States Federal Income Tax Considerations” for a further discussion of the U.S. federal tax implications for U.S. Holders and Non-U.S. Holders of the purchase, ownership, disposition and conversion of the Mandatory Convertible Preferred Stock and any common stock received in respect thereof.
Certain rights of the holders of the Mandatory Convertible Preferred Stock could delay or prevent an otherwise beneficial takeover or takeover attempt of us and, therefore, may affect the ability of holders of Mandatory Convertible Preferred Stock to exercise their rights associated with a potential Fundamental Change.
Certain rights of the holders of the Mandatory Convertible Preferred Stock could make it more difficult or more expensive for a third party to acquire us. For example, if a Fundamental Change were to occur on or prior to September 1, 2027, holders of the Mandatory Convertible Preferred Stock may have the option to convert their shares of Mandatory Convertible Preferred Stock, in whole or in part, at an increased conversion rate and will also be entitled to receive a Fundamental Change Dividend Make-Whole Amount equal to the present value of all remaining dividend payments on their Mandatory Convertible Preferred Stock from the Fundamental Change Effective Date to, but excluding, September 1, 2027. See “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount.” These features of the Mandatory Convertible Preferred Stock could increase the cost of acquiring us or otherwise discourage a third party from acquiring us or removing incumbent management.
An active trading market for the Mandatory Convertible Preferred Stock does not exist and may not develop.
The Mandatory Convertible Preferred Stock is a new issue of securities with no established trading market. The liquidity of the trading market in the Mandatory Convertible Preferred Stock, and the market price quoted for the Mandatory Convertible Preferred Stock, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. We intend to apply to list the Mandatory Convertible Preferred Stock on the NYSE under the symbol “HPEPrC.” Even if the Mandatory Convertible Preferred Stock is approved for listing on the NYSE, such listing does not guarantee that a trading market for the Mandatory Convertible Preferred Stock will develop or, if a trading market for the Mandatory Convertible Preferred Stock does develop, the depth or liquidity of that market. If an active trading market does not develop or is not maintained, the market price and liquidity of the Mandatory Convertible Preferred Stock may be adversely affected. In that case you may not be able to sell your Mandatory Convertible Preferred Stock at a particular time or you may not be able to sell your Mandatory Convertible Preferred Stock at a favorable price. In addition, as shares of the Mandatory Convertible Preferred Stock are converted, the liquidity of the Mandatory Convertible Preferred Stock that remains outstanding may decrease.
Our issuance of preferred stock, including the Mandatory Convertible Preferred Stock, may cause the price of our common stock to decline, which may negatively impact our common stockholders.
Our Board is authorized to issue series of shares of preferred stock without any action on the part of our stockholders and, with respect to each such series, fix, without stockholder approval (except as may be required by our Certificate of Incorporation or any certificate of designation relating to any outstanding series of preferred stock), the designation of such series, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of preferred stock and the number of shares of such series. Any series of preferred stock we may issue in the future, including the Mandatory Convertible Preferred Stock, will rank senior to all of our common stock with respect to the payment of dividends or upon our liquidation, dissolution, or winding-up. For example, unless accumulated and unpaid dividends have been declared and paid, or set aside for payment, on all outstanding shares of the Mandatory Convertible Preferred Stock, if issued, for all preceding dividend periods, no dividends may be declared or paid on our common stock and we will not be permitted to purchase, redeem or otherwise acquire any of our common stock, subject to limited exceptions. Likewise, in the event of our voluntary or involuntary liquidation, dissolution or winding-up of our affairs, no distribution of our assets may be made to holders of our common stock until we have paid to holders of our preferred stock, including the Mandatory Convertible Preferred Stock, if issued, the applicable liquidation preference plus accumulated and unpaid dividends. If we issue cumulative preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution, or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stockholders in the limited instances in which they have the right to vote, the market price of our common stock could decrease.
The market price and trading volume of our common stock may be volatile, which will directly affect the market price for the Mandatory Convertible Preferred Stock.
The market price of our common stock may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. You may be unable to resell your shares of common stock at or above your purchase price, if at all. Some of the factors that could negatively affect the price of our common stock or result in fluctuations in the price or trading volume of our common stock include: variations in our quarterly operating results or dividends, which variations we expect will be substantial; our policy of taking a long-term perspective on making investment, operational and strategic decisions, which is expected to result in significant and unpredictable variations in our quarterly returns; our creditworthiness, results of operations and financial condition; the credit ratings of the common stock; the prevailing interest rates or rates of return being paid by other companies similar to us and the market for similar securities; failure to meet analysts’ earnings estimates; publication of research reports about us or the investment management industry or the failure of securities analysts to cover our common stock; additions or departures of key management personnel; adverse market reaction to any indebtedness we may incur or securities we may issue in the future; actions by stockholders; changes in market valuations of similar companies; speculation in the press or investment community; changes or proposed changes in laws or regulations or differing interpretations thereof affecting our businesses or enforcement of these laws and regulations, or announcements relating to these matters; a lack of liquidity in the trading of our common stock; adverse publicity about the investment management industry generally or individual scandals, specifically; a breach of our computer systems, software or networks, or misappropriation of our proprietary information; and economic, financial, geopolitical, regulatory or judicial events or conditions that affect us or the financial markets.
Furthermore, the stock market may experience extreme volatility that, in some cases, may be unrelated or disproportionate to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. In addition, price volatility may be greater if the public float and trading volume of our common stock is low.
We expect that, generally, the market price of our common stock will significantly affect the market price of the Mandatory Convertible Preferred Stock. This may result in greater volatility in the market price of the Mandatory Convertible Preferred Stock than would be expected for nonconvertible preferred stock.
In addition, we expect that the market price of the Mandatory Convertible Preferred Stock will be influenced by yield and interest rates in the capital markets, the time remaining to the Mandatory Conversion Date, our creditworthiness and the occurrence of certain events affecting us that do not require an adjustment to the Fixed Conversion Rates (as defined herein). Fluctuations in yield rates in particular may give rise to arbitrage opportunities based upon changes in the relative values of the Mandatory Convertible Preferred Stock and our common stock. Any such arbitrage could, in turn, affect the market prices of our common stock and the Mandatory Convertible Preferred Stock. The market price of our common stock could also be affected by possible sales of our common stock by investors who view the Mandatory Convertible Preferred Stock as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the market price of the Mandatory Convertible Preferred Stock.

Shares eligible for future sale may adversely affect our common stock price.
Sales or issuances of our common stock or other securities in the public or private market, or the perception that these sales or issuances may occur, or the conversion of our Mandatory Convertible Preferred Stock or the payment of dividends on our Mandatory Convertible Preferred Stock in the form of our common stock, or the perception that such conversions or dividends could occur, could cause the market price of our common stock to decline. This could also impair our ability to raise additional capital through the sale of our equity securities. Declines in the market price of our common stock may also materially and adversely affect the market price of our Mandatory Convertible Preferred Stock. Future sales or issuances of our common stock or other equity-related securities could be dilutive to holders of our common stock, including holders of any shares of our common stock issued on conversion of, or as payment of dividends on, our Mandatory Convertible Preferred Stock, and could adversely affect their voting and other rights and economic interests, and could have a similar impact with respect to our Mandatory Convertible Preferred Stock. We cannot predict the size of future issuances of our common stock or other securities or the effect, if any, that this offering and future sales and issuances of our common stock and other securities would have on the market price of our common stock.
Our management team may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a significant return.
We estimate that the net proceeds to us, after deducting the underwriting discounts and estimated offering expenses payable by us, will be approximately $1.32 billion, or $1.46 billion if the underwriters exercise their over-allotment option in full. We intend to use the net proceeds of this offering for the funding of the Juniper Acquisition and other general corporate purposes. Our management will have considerable discretion in the application of such net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in ways with which you would agree. The net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our Mandatory Convertible Preferred Stock or our common stock.
Reports published by securities or industry analysts, including projections in those reports that exceed our actual results, could adversely affect our share price and trading volume.
Research analysts publish their own quarterly projections regarding our operating results. These projections may vary widely from one another and may not accurately predict the results we actually achieve. Our share price may decline if we fail to meet securities research analysts’ projections. Similarly, if one or more of the analysts who covers us changes its recommendation regarding our common stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline.
Because cannot guarantee the payment of dividends on our common stock in the future, holders of our common stock may benefit from an investment in our common stock only if it appreciates in value.
We have historically paid a quarterly dividend on our common stock, but cannot guarantee that we will continue to pay cash dividends in the foreseeable future. As a result, the success of an investment in our common stock, including with respect to any shares you receive upon conversion of your Mandatory Convertible Preferred Stock, may depend entirely upon future appreciation in its value. There is no guarantee that our common stock will maintain its value or appreciate in value.
The payment of any dividends, and the timing and amount thereof, is within the discretion of the Board. The Board’s decisions regarding the payment of dividends depend on many factors, such as our financial condition, earnings, capital requirements, debt service obligations, restrictive covenants in our debt, industry practice, legal requirements, regulatory constraints, and other factors that the Board deems relevant. During fiscal year 2023, we paid a quarterly dividend of $0.12 per share to our shareholders. On September 4, 2024, we declared a quarterly dividend of $0.13 per share, payable on October 18, 2024, to stockholders of record as of the close of business on September 19, 2024. We cannot guarantee that we will continue to pay a dividend in any future period.
Our Board can issue, without approval of the holders of our common stock, preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of our common stock.
Our Board can issue, without approval of the holders of our common stock, preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of our common stock and reduce the likelihood that holders of common stock will receive dividend payments. Such issuance could have the effect of decreasing the market price of our common stock. The issuance of preferred stock or even the ability to issue preferred stock could also have the effect of delaying, deterring or preventing a change of control or other corporate action.
Our substantial debt exposes us to certain risks.
Despite our current level of debt, we and our subsidiaries may be able to incur significant additional debt, including secured debt, in the future.
Our high degree of debt could have important consequences, including:
•	making it more difficult for us to satisfy our obligations;
•	increasing our vulnerability to adverse economic or industry conditions;
•
requiring us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	increasing our vulnerability to, and limiting our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate;
•	exposing us to the risk of increased interest rates as our outstanding borrowings under our revolving credit facility are subject to variable rates of interest;
•	placing us at a competitive disadvantage compared to our competitors that have less debt; and
•	limiting our ability to borrow additional funds.
If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they face would be increased, and we may not be able to meet all our debt obligations, in whole or in part.
We may not be able to generate sufficient cash from operations to service our debt.
Our ability to make payments on, and to refinance, our debt and to fund planned capital expenditures will depend on our ability to generate cash in the future and our ability to borrow under our revolving credit facility to the extent of available borrowings. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We could experience decreased revenues from our operations and could fail to generate sufficient cash to fund our liquidity needs or fail to satisfy the covenants and borrowing limitations to which we are subject under our debt instruments. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under the revolving credit facility or otherwise in an amount sufficient to enable us to pay our debt or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before the maturity thereof. We cannot assure you that we will be able to refinance any of our debt on commercially reasonable terms or at all. If we cannot service our debt, we may have to take actions such as selling assets, selling equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances. We cannot assure you that any such actions, if necessary, could be effected on commercially reasonable terms or at all.
Risks Related to the Juniper Acquisition
We may not consummate the Juniper Acquisition and this offering is not conditioned on consummation of the Juniper Acquisition.
If the Juniper Acquisition is consummated, we intend to use the net proceeds from this offering to fund all or a portion of the consideration for the Juniper Acquisition and to pay related fees and expenses. See “Use of Proceeds.” However, this offering is not conditioned upon consummation of the Juniper Acquisition. Because the Juniper Acquisition is subject to the satisfaction or waiver of certain conditions, we cannot assure you that the Juniper Acquisition will be consummated in the anticipated timeframe or at all.
Because this offering is not conditioned upon the completion of the Juniper Acquisition, upon the closing of this offering, you will become a holder of the Mandatory Convertible Preferred Stock regardless of whether the Juniper Acquisition is completed at such time.

If the consummation of the Juniper Acquisition does not occur within the timing contemplated in the Merger Agreement, or if we notify the holders of the Mandatory Convertible Preferred Stock in writing that we will not pursue the consummation of the Juniper Acquisition, we may, at our option, give notice of Acquisition Termination Redemption to the holders.
We will have the option to redeem the Mandatory Convertible Preferred Stock, in whole but not in part, if (x) the consummation of the Juniper Acquisition does not occur on or before the later of (i) the date that is five business days after October 9, 2025 and (ii) the date that is five business days after any later date to which Juniper and we may agree to extend the “End Date” in the Merger Agreement or (y) we notify the holders in writing that we will not pursue the consummation of the Juniper Acquisition, at a redemption amount equal to $50.00 per share of Mandatory Convertible Preferred Stock plus accumulated and unpaid dividends to, but excluding, the date of redemption (whether or not declared) or, in certain circumstances, at a redemption amount that includes a Make-Whole adjustment. Holders of the Mandatory Convertible Preferred Stock will not have any right to require us to redeem or repurchase the Mandatory Convertible Preferred Stock, whether or not we complete the Juniper Acquisition. Further, such holders will not have any right to require us to redeem or repurchase the Mandatory Convertible Preferred Stock if, subsequent to the completion of this offering, we or Juniper experience any changes in our business or financial condition or if the terms of the Juniper Acquisition or the financing thereof changes.
Although the redemption amount is designed to compensate you, under certain circumstances, for the lost option value of the Mandatory Convertible Preferred Stock and lost dividends as a result of the Acquisition Termination Redemption, it is only an approximation of such lost value and may not adequately compensate you for your actual loss. If we redeem the Mandatory Convertible Preferred Stock, you may not obtain your expected return and you may not be able to reinvest the proceeds from such redemption in an investment that results in a comparable return.
The proceeds of this offering will not be deposited into an escrow account in favor of holders of the Mandatory Convertible Preferred Stock. Our ability to pay the redemption amount to holders of the Mandatory Convertible Preferred Stock in connection with a redemption may be limited by our then-existing financial resources, and following our election, if any, to redeem the Mandatory Convertible Preferred Stock, sufficient funds may not be available when necessary to pay the redemption amount.
Failure to complete the Juniper Acquisition may adversely affect our business and our stock price.
Consummation of the Juniper Acquisition is subject to the satisfaction or waiver of certain conditions, including but not limited to (i) the adoption of the Merger Agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of Juniper Common Stock entitled to vote thereon, which was obtained on April 2, 2024; (ii) the absence of any injunction, order or law preventing, prohibiting or making illegal the consummation of the Juniper Acquisition; (iii) the expiration or termination of the waiting period applicable to the Juniper Acquisition under the HSR Act, and the receipt of all other required approvals, consents or clearances under specified foreign antitrust laws and foreign investment laws without imposition of a Burdensome Condition (as defined in the Merger Agreement); (iv) the accuracy of the parties’ representations and warranties in the Merger Agreement, subject to specified materiality qualifications; (v) compliance by the parties with their respective covenants in the Merger Agreement in all material respects; and (vi) in the case of the obligations of HPE and Merger Sub to effect the Juniper Acquisition, the absence of a material adverse effect with respect to Juniper that is continuing as of the closing. There can be no assurance that all of these or other closing conditions will be satisfied in a timely manner or at all. Any delay in completing the Juniper Acquisition could cause us not to realize some or all of the anticipated benefits when expected, if at all. If the Juniper Acquisition is not completed, our stock price could be impacted to the extent it reflects an assumption that we will complete the Juniper Acquisition, and additionally, we may suffer other consequences that could adversely affect our business, results of operations, and stock price, including incurring significant acquisition costs that we would be unable to recover, negative publicity, and a negative impression of us in the investment community. Furthermore, under certain specified circumstances, including the termination of the Merger Agreement by either us or Juniper because certain required regulatory clearances are not obtained or the terms of the Merger Agreement are materially breached by us, upon termination we would be required to pay Juniper a termination fee of $815 million.

Failure to realize the benefits expected from the Juniper Acquisition could adversely affect our business or our stock price.
There can be no assurance that we will realize any of the significant benefits that we expect to result from the Juniper Acquisition, or realize them within the anticipated timeframe. Achieving these benefits will depend, in part, on our ability to integrate Juniper’s business successfully and efficiently. The challenges involved in this integration, which will be complex and time-consuming, include the following:
•	preserving customer and other important relationships of Juniper and attracting new business and operational relationships;
•	integrating financial forecasting and controls, procedures and reporting cycles;
•	consolidating and integrating corporate, information technology, finance and administrative infrastructures;
•	coordinating sales and marketing efforts to effectively position our capabilities;
•	coordinating and integrating operations, including in countries in which we have not previously operated; and
•	integrating employees and related human capital management systems and benefits, maintaining employee morale and retaining key employees.
If we do not successfully manage these issues and the other challenges inherent in integrating an acquired business, then we may not achieve the anticipated benefits of the Juniper Acquisition on our anticipated timeframe or at all, and our revenue, expenses, operating results, financial condition and stock price could be materially adversely affected. The successful integration of Juniper will require significant management attention both before and after the completion of the Juniper Acquisition, and may divert the attention of management from our business and operational issues.
The unaudited pro forma condensed combined financial information reflecting the Juniper Acquisition included in, and incorporated by reference into, this prospectus supplement is based on assumptions and is subject to change based on various factors.
HPE and Juniper have no prior history as a combined company and their assets and operations have not been managed on a combined basis. As a result, the unaudited pro forma condensed combined financial information included in, and incorporated by reference into, this prospectus supplement, which was prepared in accordance with Article 11 of Regulation S-X and the historical financial statements of the HPE and Juniper businesses are presented for informational purposes only and are not necessarily indicative of the financial position or results of operations that would have actually occurred had the Juniper Acquisition and related financings been completed at or as of the dates indicated, nor is such unaudited pro forma condensed combined financial information indicative of the future operating results or financial position of the combined company if the Juniper Acquisition and related financings are consummated.
The unaudited pro forma condensed combined financial information does not reflect future changes or future events resulting from the Juniper Acquisition that may occur, including restructuring activities or other costs related to the integration of the HPE and Juniper businesses, and does not consider potential impacts of current market conditions on revenues, expense efficiencies or asset dispositions. The unaudited pro forma condensed combined financial information included in, and incorporated by reference into, this prospectus supplement is based in part on certain assumptions regarding the Juniper Acquisition. HPE believes the assumptions underlying such unaudited pro forma condensed combined financial information are reasonable under the circumstances, however, such assumptions and estimates are preliminary and may not prove to be accurate over time. In addition, if and to the extent there are any further changes in market conditions affecting the financings, including the results of this offering, then the pro forma condensed combined financial information and the future operating results or financial position of the combined company may be impacted, and such impact may be material. HPE has no obligation to update the pro forma condensed financial information included in, and incorporated by reference into, this prospectus supplement for any subsequent event and may not do so.
As a result, investors should not place any undue reliance on the unaudited pro forma condensed combined financial information, and our actual results following the completion of the Juniper Acquisition and related financings may differ from those that are anticipated therein.

The combined company financial information included in this prospectus supplement has not been prepared in accordance with Article 11 of Regulation S-X, is not indicative of what the combined company’s performance would have been had HPE and Juniper been a combined company for the periods presented and should not be viewed as indicative of the combined company’s future performance.
This prospectus supplement includes certain combined company financial information that is based on historical financial information prepared by HPE and Juniper. This combined company financial information has not been prepared in accordance with Article 11 of Regulation S-X and does not give effect to the pro forma adjustments that might be required in connection with the preparation of pro forma financial information in accordance with Article 11 of Regulation S-X. As a result, the combined company financial information presented in this prospectus supplement could materially differ from financial information determined in accordance with Article 11 of Regulation S-X and is not indicative of what the combined company’s performance would have been had HPE and Juniper been a combined company for the periods presented. In addition, the combined company financial information does not reflect future changes or future events resulting from the Juniper Acquisition that may occur, including restructuring activities or other costs related to the integration of the HPE and Juniper businesses, and does not consider potential impacts of current market conditions on revenues, expense efficiencies or asset dispositions.
As a result, investors should not place any undue reliance on the combined company financial information. The combined company financial information is for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Juniper Acquisition and related financings been completed as of the dates indicated, nor is such combined company financial information indicative of the future operating results or financial position of the combined company if the Juniper Acquisition and related financings are consummated.

USE OF PROCEEDS
We estimate that the net proceeds from this offering to us, after deducting the underwriting discounts and estimated offering expenses payable by us, will be approximately $1.32 billion, or $1.46 billion if the underwriters exercise their over-allotment option in full. We intend to use the net proceeds from this offering to fund all or a portion of the consideration for the Juniper Acquisition, to pay related fees and expenses, and, if any proceeds remain thereafter, for other general corporate purposes, which may include, among other uses, repaying certain indebtedness of HPE, Juniper and their respective subsidiaries. Such net proceeds will not be deposited in an escrow account, and you will not receive a security interest in such proceeds.
Our management will retain broad discretion as to the allocation of the net proceeds from this offering. Until we use the net proceeds from this offering, we may invest the net proceeds from this offering in short term, interest bearing investments.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF HEWLETT PACKARD ENTERPRISE COMPANY AND JUNIPER NETWORKS, INC.
On January 9, 2024, Hewlett Packard Enterprise Company, a Delaware corporation (“HPE” or the “Company”), Jasmine Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”) and Juniper Networks, Inc., a Delaware corporation (“Juniper”) entered into the Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, Merger Sub will be merged with and into Juniper, with Juniper surviving as a wholly owned subsidiary of the Company (the “Merger”).
a)	Juniper shareholders will receive $40.00 per share in cash upon the completion of the transaction, representing an equity value of approximately $13.3 billion.
b)
Consideration for the Merger will be funded in part by a portion of the proceeds from borrowings of approximately $9.5 billion, which is assumed for the purposes of this unaudited pro forma condensed combined financial information to be comprised of $6.5 billion, aggregate principal amount of senior unsecured notes, (the “Senior Notes”) and a $3.0 billion three-year term loan, with a consortium of lenders (the “Term Loan”, and together with the Senior Notes the “Debt Financing”). The Senior Notes are assumed to include four series that each pay a fixed rate of interest and mature at various tenors ranging from five to thirty years. The Term Loan interest rate is indexed to the Secured Overnight Financing Rate (“SOFR”) plus an Applicable Rate, (i.e., subject to the credit rating of the Company), plus 0.10% of a credit spread adjustment. The Debt Financing will ultimately be utilized to fund the Merger Consideration and repay all principal, interest and fees outstanding under Juniper’s current revolving credit arrangement (entered into through its credit agreement dated June 15, 2023).

c)
Consideration for the Merger is also expected to be funded by HPE’s issuance of Mandatory Convertible Preferred Stock expected to result in aggregate gross proceeds of $1.5 billion, (the “Equity Financing”). The par value of these shares is assumed to be $0.01 and cumulative dividends will accrue at an estimated annual coupon of 8.0% on the liquidation preference of $50.00 per share. The shares are not expected to be redeemable, unless the Merger does not close. Further, the preferred shareholders have no voting rights unless the Company defaults on its obligation to pay dividends.

d)
HPE will also be utilizing all of the cash consideration of the $2.1 billion ($2.0 billion, net of cash tax) in gross proceeds generated from the sale of its 30% stake in H3C Technologies Co., Limited (“H3C”) to fund the Merger. The H3C sale was executed, pursuant to an Amended and Restated Put Share Agreement, dated May 24, 2024, among Unisplendour International Technology Limited and certain wholly owned subsidiaries of the Company. The sale of the 30% stake in H3C closed on September 4, 2024.

e)
In connection with the Merger, each of the outstanding and unvested equity awards of Juniper which is comprised of restricted stock units (“RSUs”), restricted stock awards (“RSAs”), performance stock awards (“PSAs”) and stock options (collectively referred to as “Juniper equity awards”) which had been previously issued to its employees, will be converted into HPE equity awards (the “new HPE equity awards”), utilizing the Exchange Ratio (as defined below). The terms and conditions of the new HPE equity awards are substantially similar to those of Juniper’s equity awards (other than certain performance vesting conditions).

Juniper equity awards held by the Chief Executive Officer (“CEO”) and certain other executives will also generally be converted into new HPE equity awards, with 30% of the equity awards of the CEO of Juniper (the “Accelerated CEO Awards”) immediately vesting on the closing date of the Merger. Further, RSUs held by the non-employee members of Juniper’s board of directors shall vest in full and be cancelled and converted such that each member will receive an amount of cash equivalent to the number of outstanding RSU awards held by each member multiplied by the merger consideration of $40.00 per share. Additionally, as a part of the compensation arrangement post-Merger close, HPE will be issuing retention, time and performance based RSU awards to the CEO of Juniper. The retention and time-based performance awards are going to vest in three equal annual installments, whereas the performance-based awards will be linked to the operating profit goals for the Networking business unit and will vest after the completion of a three-year performance period.
Additionally, Juniper also maintains an Employee Stock Purchase Plan (the “ESPP”), which as a part of the Merger will be terminated immediately prior to the Merger and all accumulated contributions remaining in the ESPP will be refunded to such participants (i.e., Juniper employees).

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The Company and Juniper have different fiscal years: the Company’s fiscal year ends on October 31, and Juniper’s fiscal year ends on December 31. The unaudited pro forma condensed combined financial information has been prepared utilizing period ends that differ by one fiscal quarter or less, as permitted by Rule 11-02 of Regulation S-X.
The unaudited pro forma condensed combined balance sheet gives effect to the Merger, and the Financing Transactions as if consummated as of July 31, 2024, and is derived from:
•	For the Company, the unaudited condensed consolidated financial statements as of July 31, 2024.
•	For Juniper, the unaudited condensed consolidated financial statements as of June 30, 2024.
The unaudited pro forma condensed combined statement of operations for the year ended October 31, 2023, gives effect to the Merger and the Financing Transactions as if they had occurred on November 1, 2022, and is derived from:
•	For the Company, the audited consolidated financial statements for the year ended October 31, 2023.
•	For Juniper, the audited consolidated financial statements for the year ended December 31, 2023.
The unaudited pro forma condensed combined statement of operations for the nine months ended July 31, 2024, gives effect to the Merger and the Financing Transaction as if they had occurred on November 1, 2022, and is derived from:
•	For the Company, the unaudited condensed consolidated financial statements for the nine months ended July 31, 2024.
•
For Juniper, the unaudited condensed consolidated statement of operations for the six months ended June 30, 2024, and three months ended December 31, 2023, which has been calculated by deducting Juniper’s results for the nine months ended September 30, 2023, from its results for the fiscal year ended December 31, 2023. The historical results of operations (i.e., sales, income and costs) for Juniper pertaining to the three months ended December 31, 2023, have been included in the unaudited pro forma condensed combined statement of operations for both the twelve months ended October 31, 2023, and the nine months ended June 30, 2024.

The unaudited pro forma condensed combined financial information has been prepared by the Company using the acquisition method of accounting in accordance with U.S. generally accepted accounting principles (“US GAAP”). The Company has been treated as the acquirer in the Merger for accounting purposes. The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable as of the date hereof. The unaudited pro forma condensed combined financial information is provided for illustrative and informational purposes only and does not purport to represent or be indicative of the consolidated results of operations or financial condition of the Company had the Merger been completed as of the dates presented and should not be construed as representative of the future consolidated results of operations or financial condition of the combined entity.
An updated determination of the fair value of Juniper’s assets acquired and liabilities assumed will be performed within one year of closing of the Merger. The final purchase price allocation may be materially different from the preliminary purchase consideration allocation presented in the unaudited pro forma condensed combined financial information. Any changes in the fair values of the net assets or total purchase consideration as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the total purchase price allocated to goodwill, and other assets and liabilities, which may impact the combined entity’s balance sheet and statement of operations. As a result of the foregoing, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting may arise, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined entity’s future results of operations and financial position.
The unaudited pro forma condensed combined financial information does not reflect any expected cost savings, operating synergies, or revenue enhancements that the combined entity may achieve as a result of the Merger or the costs necessary to achieve any such cost savings, operating synergies, or revenue enhancements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JULY 31, 2024
(in millions)

	HPE Historical (as of July 31, 2024)	Juniper Historical (as of June 30, 2024), As Adjusted (Note 2)	Transaction Accounting Adjustments - Merger (Note 4 & 5)	Notes	Transaction Accounting Adjustments – Debt Financing and Equity Financing (Note 6)	Notes	Transaction Accounting Adjustments - H3C Stake Sale (Note 7)	Notes	Pro Forma Combined
ASSETS
Current Assets:
Cash and cash equivalents	$3,642	$935	$(13,079)	4(g) 5(e)	$10,924	6(a) 6(b)	$2,023	7	$4,445
Accounts receivable, net of allowances	3,857	879	—		—		—		4,736
Financing receivables, net of allowances	3,705	—	—		—		—		3,705
Inventory	7,679	1,012	555	4(a)	—		—		9,246
Assets held for sale	6	—	—		—		—		6
Other current assets	3,516	705	—		—		—		4,221
Total current assets	$22,405	$3,531	$(12,524)		$10,924		$2,023		$26,359
Property, plant and equipment, net	5,738	685	226	4(b)	—		—		6,649
Long-term financing receivables and other assets	11,926	1,415	(1,081)	4(f) 4(h)	—		—		12,260
Investments in equity interests	2,318	—	—		—		(1,419)	7	899
Goodwill	17,988	3,734	2,549	4(e)	—		—		24,271
Intangible assets, net	477	64	6,536	4(c)	—		—		7,077
Total assets	$60,852	$9,429	$(4,294)		$10,924		$604		$77,515
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Notes payable and short-term borrowings	3,864	—	—		150	6(a)	—		4,014
Accounts payable	10,085	268	—		—		—		10,353
Employee compensation and benefits	1,166	264	—		—		—		1,430
Taxes on earnings	150	108	—		—		90	7	348
Deferred revenue	3,803	1,148	—		—		—		4,951
Accrued restructuring	86	9	—		—		—		95
Liabilities held for sale	59	—	—		—		—		59
Other accrued liabilities	4,652	247	(2)	4(f)	—		—		4,897
Total current liabilities	$23,865	$2,044	$(2)		$150		$90		$26,147
Long-term debt	7,939	1,607	—		9,311	6(a)	—		18,857
Other non-current liabilities	6,914	1,276	(12)	4(f)	—		—		8,178
Commitments and Contingencies
Stockholders’ Equity

	HPE Historical (as of July 31, 2024)	Juniper Historical (as of June 30, 2024), As Adjusted (Note 2)	Transaction Accounting Adjustments - Merger (Note 4 & 5)	Notes	Transaction Accounting Adjustments – Debt Financing and Equity Financing (Note 6)	Notes	Transaction Accounting Adjustments - H3C Stake Sale (Note 7)	Notes	Pro Forma Combined
HPE stockholders’ Equity:
Mandatory convertible preferred stock	—	—	—		—		—		—
Common stock	13	—	—		—		—		13
Additional paid-in capital	28,361	6,766	(6,480)	4(d) 5(e)	1,463	6(b)			30,110
Accumulated deficit	(3,240)	(2,273)	2,209	4(d) 5(d)	—		514	7	(2,790)
Accumulated other comprehensive loss	(3,057)	9	(9)	4(d)	—		—		(3,057)
Total HPE stockholders’ equity	$22,077	$4,502	$(4,280)		$1,463		$514		$24,276
Non-controlling interests	57	—	—		—		—		57
Total stockholders’ equity	$22,134	$4,502	$(4,280)		1,463		$514		$24,333
Total liabilities and stockholders’ equity	$60,852	$9,429	$(4,294)		$10,924		$604		$77,515

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED OCTOBER 31, 2023
(in millions, except per share data)

	HPE Historical (Fiscal Year Ended October 31, 2023)	Juniper Historical (Fiscal Year Ended December 31, 2023), As Adjusted (Note 2)	Transaction Accounting Adjustments - Merger (Note 5)	Notes	Transaction Accounting Adjustments - Debt Financing (Note 6)	Notes	Transaction Accounting Adjustments - H3C Stake Sale (Note 7)	Notes	Pro Forma Combined
Net Revenue:
Products	$18,100	$3,633	$—		—		—		$21,733
Services	10,488	1,932	—						12,420
Financing income	547	—	—		—		—		547
Total net revenue	29,135	5,565	—		—		—		34,700
Costs and Expenses:
Cost of products	11,958	1,792	527	5(a) 5(b) 5(e)	—		—		14,277
Cost of services	6,555	618	(16)	5(b) 5(e)	—		—		7,157
Financing cost	383	—	—		—		—		383
Research and development	2,349	1,083	(6)	5(b) 5(e)	—		—		3,426
Selling, general and administrative	5,160	1,435	(11)	5(b) 5(e)	—		—		6,584
Amortization of intangible assets	288	69	799	5(c)	—		—		1,156
Transformation costs	283	98	—		—		—		381
Disaster charges	1	—	—		—		—		1
Acquisition, disposition, and other related charges	69	—	64	5(d)	—		—		133
Total costs and expenses	27,046	5,095	1,357		—		—		33,498
Earnings from operations	2,089	470	(1,357)		—		—		1,202
Interest and other, net	(156)	(121)	—		(538)	6(a)	—		(815)
Tax indemnification and other adjustments	55								55
Non-service net periodic benefit (cost) credit	(3)		—				—		(3)
Gain from sale of equity interests	—	—	—		—		724	7	724
Earnings (Loss) from equity interests	245	(10)	—		—		(150)	7	85
Earnings before provision for taxes	2,230	339	(1,357)		(538)		574		1,248
Provision for taxes	(205)	(29)	229	5(f)	118	5(f)	(183)	7	(70)
Net earnings after taxes	2,025	310	(1,128)		(420)		391		1,178
Dividends on mandatory convertible preferred Stock	—	—	—		(120)	6(b)	—		(120)
Net earnings available to common shareholders	$2,025	$310	$(1,128)		$(540)		$391		$1,058

	HPE Historical (Fiscal Year Ended October 31, 2023)	Juniper Historical (Fiscal Year Ended December 31, 2023), As Adjusted (Note 2)	Transaction Accounting Adjustments - Merger (Note 5)	Notes	Transaction Accounting Adjustments - Debt Financing (Note 6)	Notes	Transaction Accounting Adjustments - H3C Stake Sale (Note 7)	Notes	Pro Forma Combined
Net Earnings Per Share:
Basic	$1.56								$0.81
Diluted	$1.54								$0.82
Weighted-average Shares Used to Compute Net Earnings Per Share:
Basic	1,299								1,299
Diluted	1,316								1,434

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR NINE MONTHS ENDED JULY 31, 2024
(in millions, except per share data)

	HPE Historical (Nine Months Ended July 31, 2024)	Juniper Historical (Nine Months Ended June 30, 2024), As Adjusted (Note 2)	Transaction Accounting Adjustments - Merger (Note 5)	Notes	Transaction Accounting Adjustments - Debt Financing (Note 6)	Notes	Transaction Accounting Adjustments - H3C Stake Sale (Note 7)	Notes	Pro Forma Combined
Net Revenue:
Products	$13,134	$2,192	$—		$—		$—		$15,326
Services	8,049	1,512	—		—		—		9,561
Financing income	486	—	—		—		—		486
Total net revenue	21,669	3,704	—		—		—		25,373
Costs and Expenses:
Cost of products	8,998	1,100	(19)	5(b) 5(e)	—		—		10,079
Cost of services	5,032	463	(14)	5(b) 5(e)	—		—		5,481
Financing cost	367	—	—		—		—		367
Research and development	1,719	818	(27)	5(b) 5(e)	—		—		2,510
Selling, general and administrative	3,660	1,059	(29)	5(b) 5(e)	—		—		4,690
Amortization of intangible assets	198	45	606	5(c)	—		—		849
Disaster Charges	5		—		—		—		5
Transformation costs	67	25	—		—		—		92
Acquisition, disposition, and other related charges	126	37	—		—		—		163
Total costs and expenses	20,172	3,547	517		—		—		24,236
Earnings from operations	1,497	157	(517)		—		—		1,137
Interest and other, net	(122)	(18)	—		(397)	6(a)	—		(537)
Earnings (Loss) from equity interests	161	(8)	—		—		(99)	7	54
Earnings before provision for taxes	1,536	131	(517)		(397)		(99)		654
(Provision) benefit for taxes	(323)	27	56	5(f)	87	5(f)	14	7	(139)
Net earnings after taxes	1,213	158	(461)		(310)		(85)		515
Dividends on mandatory convertible preferred stock	—	—	—		(90)	6(b)	—		(90)
Net earnings available to common shareholders	$1,213	$158	$(461)		$(400)		$(85)		$425
Net Earnings Per Share:
Basic	$0.93								$0.32
Diluted	$0.92								$0.36
Weighted-average Shares Used to Compute Net Earnings Per Share:
Basic	1,308								1,308
Diluted	1,325								1,440

HEWLETT PACKARD ENTERPRISE COMPANY

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1.	Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial information has been prepared by the Company in connection with its acquisition of Juniper, a company which designs, develops, and sells products and services for high-performance networks, to enable customers to build scalable, reliable, secure, and cost-effective networks for their businesses, while achieving agility and improved operating efficiency through automation.
The accompanying unaudited pro forma condensed combined balance sheet as of July 31, 2024, combines the unaudited historical condensed consolidated balance sheet of HPE as of July 31, 2024, with the unaudited historical condensed consolidated balance sheet of Juniper as of June 30, 2024, giving effect to the Merger and the Financing Transactions as if the same had been consummated as of July 31, 2024. The unaudited pro forma condensed combined statement of operations for the year ended October 31, 2023, combines the audited consolidated statement of operations of HPE for the year ended October 31, 2023, with the audited consolidated statement of operations of Juniper for the year ended December 31, 2023, giving effect to the Merger as if the transaction had occurred on November 1, 2022. The unaudited pro forma condensed combined statement of operations for the nine months ended July 31, 2024 combines the unaudited condensed consolidated statement of operations of HPE for the nine months ended July 31, 2024 with the unaudited condensed consolidated statement of operations of Juniper for the six months ended June 30, 2024 and the three months ended December 31, 2023, which has been calculated by deducting Juniper’s results for the nine months ended September 30, 2023 from its results for the fiscal year ended December 31, 2023, giving effect to the Merger as if the transaction had occurred on November 1, 2022. Refer to Juniper’s adjusted historical results for this period in the unaudited pro forma condensed combined statement of operations for the nine months ending July 31, 2024.
The Company’s and Juniper’s historical financial statements were prepared in accordance with U.S. GAAP. Management has included certain reclassification adjustments for consistency in presentation as indicated in the subsequent notes. See Note 2 for further discussion. The Company is currently in the process of evaluating Juniper’s accounting policies. That evaluation may identify additional differences between the accounting policies of the Company and Juniper. Based on the information currently available, the Company has determined on a preliminary basis that no significant adjustments are necessary to conform Juniper’s financial statements to the accounting policies used by the Company.
The accompanying unaudited pro forma condensed combined financial information and related notes were prepared using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, (“ASC 805”), with HPE considered the accounting acquirer of Juniper. ASC 805 requires, among other things, that the assets acquired, and liabilities assumed, in a business combination be recognized at their fair values as of the acquisition date. For purposes of the unaudited pro forma condensed combined balance sheet, the purchase price consideration has been allocated to the assets acquired and liabilities assumed of Juniper based upon management’s preliminary estimate of their fair values. The excess of the purchase price consideration over the fair value of assets acquired and liabilities assumed is allocated to goodwill. Accordingly, the purchase price allocation and related adjustments reflected in the unaudited pro forma condensed combined financial information are preliminary and subject to adjustment based on a final determination of fair value and tax contingency matters. The purchase price consideration as well as the estimated fair values of the assets and liabilities will be updated and finalized as soon as practicable, but no later than one year from the closing of the acquisition.
The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. The unaudited pro forma condensed combined financial information is provided for informational purposes only and does not purport to represent or be indicative of the consolidated results of operations or financial condition of the Company had the Merger been completed as of the dates presented and should not be construed as representative of the future consolidated results of operations or financial condition of the combined entity.
2.	Juniper Reclassification Adjustments
During the preparation of the unaudited pro forma condensed combined statement of operations, management performed a preliminary analysis of Juniper’s financial information to identify differences in

Juniper’s financial statement presentation as compared to the financial statement presentation of the Company. Based on a preliminary analysis performed, certain reclassification adjustments have been made to conform Juniper’s historical financial statement presentation to the Company’s financial statement presentation. The Company is currently performing a full and detailed review of Juniper’s financial statement presentation and accounting policies, which could result in amounts set forth in the Company’s future financial statements being materially different from the amounts set forth in the unaudited pro forma condensed combined financial information presented herein.

UNAUDITED RECLASSIFIED BALANCE SHEET OF JUNIPER NETWORKS, INC.
AS OF JUNE 30, 2024
(in millions)

	Juniper Historical[1]	Reclassification Adjustments	Notes	Juniper Historical, As Adjusted
ASSETS
Current Assets:
Cash and cash equivalents	$935	$—		$935
Short-term investments	187	(187)	2(a)	—
Accounts receivable, net of allowances	879	—		879
Inventory	926	86	2(e)	1,012
Prepaid expenses and other current assets	518	(518)	2(b)	—
Other current assets	—	705	2(a) 2(b)	705
Total current assets	$3,445	$86		$3,531
Property, plant and equipment, net	685	—		685
Operating lease assets	147	(147)	2(c)	—
Long-term financing receivables and other assets	—	1,415	2(c) 2(d) 2(e)	1,415
Long-term investments	309	(309)	2(d)	—
Goodwill	3,734	—		3,734
Intangible assets, net	64	—		64
Other long-term assets	1,045	(1,045)	2(e)	—
Total assets	$9,429	$—		$9,429
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	268	—		268
Employee compensation and benefits	—	264	2(f)	264
Accrued compensation	264	(264)	2(f)	—
Taxes on earnings	—	108	2(l)	108
Deferred revenue	1,148	—		1,148
Accrued restructuring	—	9	2(g)	9
Other accrued liabilities	364	(117)	2(g) 2(l)	247
Total current liabilities	$2,044	$—		$2,044
Long-term debt	1,607	—		1,607
Long-term deferred revenue	940	(940)	2(h)	—
Long-term income taxes payable	75	(75)	2(i)	—
Long-term operating lease liabilities	120	(120)	2(j)	—
Other long-term liabilities	141	(141)	2(k)	—
Other non-current liabilities	—	1,276	2(h) 2(i) 2(j) 2(k)	1,276
Total liabilities	$4,927	$—		$ 4,927
Commitments and Contingencies				—
Stockholders’ Equity				—
Common stock	—	—		—
Additional paid-in capital	6,766	—		6,766

[1]
The nine-month period ended June 30, 2024, is equal to the six months period ended June 30, 2024, plus the three-month period resulting from deducting the results of the nine months period ended September 30, 2023, from the results for the year ended December 31, 2023.

	Juniper Historical[1]	Reclassification Adjustments	Notes	Juniper Historical, As Adjusted
Accumulated deficit	(2,273)	—		(2,273)
Accumulated other comprehensive income	9	—		9
Total stockholders’ equity	$4,502	$—		$4,502
Total liabilities and stockholders’ equity	$9,429	$—		$9,429

Adjustments to the Unaudited Reclassified Balance Sheet of Juniper Networks Inc.:
2(a)	Represents the reclassification of Juniper’s “Short-term investments,” amounts to “Other current assets” to conform to HPE’s historical presentation.
2(b)
Represents the reclassification of Juniper’s “Prepaid expenses and other current assets” amounts, which includes deposits, prepaid expenses, and other current assets to “Other current assets” to conform to HPE’s historical presentation.

2(c)	Represents the reclassification of Juniper’s “Operating lease assets” amounts to “Long-term financing receivables and other assets” to conform to HPE’s historical presentation.
2(d)	Represents the reclassification of Juniper’s “Long-term investments” amounts to “Long-term financing receivables and other assets” to conform to HPE’s historical presentation.
2(e)
Represents the reclassification of Juniper’s “Other long-term assets” amounts, which includes long-term deferred income taxes, equity investments, long-term restricted investments, and long-term restricted cash, to “Long-term financing receivables and other assets”. Further, Juniper’s long-term inventory has been reclassified to current portion of “Inventory” to conform to HPE’s historical presentation.

2(f)	Represents the reclassification of Juniper’s “Accrued compensation” amounts to “Employee compensation and benefits” to conform to HPE’s historical presentation.
2(g)
Represents the reclassification of Juniper’s amounts related to restructuring accruals that are sitting within their “Other accrued liabilities” to “Accrued restructuring” to conform to HPE’s historical presentation.

2(h)	Represents the reclassification of Juniper’s “Long-term deferred revenue” amounts to “Other non-current liabilities” to conform to HPE’s historical presentation.
2(i)	Represents the reclassification of Juniper’s “Long-term income taxes payable” amounts to “Other non-current liabilities” to conform to HPE’s historical presentation.
2(j)	Represents the reclassification of Juniper’s “Long-term operating lease liabilities” amounts to “Other non-current liabilities” to conform to HPE’s historical presentation.
2(k)
Represents the reclassification of Juniper’s “Other long-term liabilities” amounts, which includes derivatives, deferred compensation, and tax items to “Other non-current liabilities” to conform to HPE’s historical presentation.

2(l)
Represents the reclassification of Juniper’s amounts related to taxes on earnings that are sitting within “Other accrued liabilities” amounts to “Taxes on earnings” to conform to HPE’s historical presentation.

UNAUDITED RECLASSIFIED STATEMENT OF OPERATIONS OF JUNIPER NETWORKS INC.
FOR THE YEAR ENDED DECEMBER 31, 2023
(in millions)

	Juniper Historical	Reclassification Adjustments	Notes	Juniper Historical, As Adjusted
Net Revenue:
Products	$3,633	$—		$3,633
Services	1,932	—		1,932
Total net revenue	5,565	—		5,565
Costs and Expenses:
Cost of products	1,782	10	2(o) 2(t)	1,792
Cost of services	581	37	2(t)	618
Total cost of revenues	2,363	47		2,410
Gross margin	3,202	(47)		3,155
Operating expenses:
Research and development	1,144	(61)	2(t)	1,083
Selling, general and administrative	—	1,435	2(m) 2(t)	1,435
Sales and marketing	1,234	(1,234)	2(m) 2(o)	—
General and administrative	256	(256)	2(m) 2(o)	—
Restructuring charges	98	(98)	2(n)	—
Amortization of intangible assets	—	69	2(o)	69
Transformation costs	—	98	2(n)	98
Total operating expenses	2,732	(47)		2,685
Operating income	470	—		470
(Loss) Gain on privately-held investments, net	(97)	97	2(p)	—
Other expense, net	(24)	24	2(q)	—
Earnings from operations	349	121		470
Interest and other, net	—	(121)	2(p) 2(q)	(121)
Loss from equity interests	—	(10)	2(r)	(10)
Earnings before provision for taxes	349	(10)		339
Provision for taxes	(29)	—		(29)
Loss from equity method investment, net of tax	(10)	10	2(r)	—
Net earnings	$310	$—		$310

UNAUDITED RECLASSIFIED STATEMENT OF OPERATIONS OF JUNIPER NETWORKS INC.
FOR THE NINE MONTHS ENDED JUNE 30, 2024
(in millions)

	Juniper Historical[1]	Reclassification Adjustments	Notes	Juniper Historical, As Adjusted
Net Revenue:
Products	$2,192	$—		$2,192
Services	1,512	—		1,512
Total net revenue	3,704	—		3,704
Costs and Expenses:
Cost of products	1,091	9	2(o) 2(t)	1,100
Cost of services	436	27	2(t)	463
Total cost of revenues	1,527	36		1,563
Gross margin	2,177	(36)		2,141
Operating expenses:
Research and development	860	(42)	2(t)	818
Selling, general and administrative	—	1,059	2(m) 2(t)	1,059
Sales and marketing	914	(914)	2(m) 2(o)	—
General and administrative	184	(184)	2(m) 2(o)	—
Restructuring charges	25	(25)	2(n)	—
Amortization of intangible assets	—	45	2(o)	45
Transformation costs	—	25	2(n)	25
Acquisition, disposition, and other related charges	—	37	2(s)	37
Merger-related charges	37	(37)	2(s)	—
Total operating expenses	2,020	(36)		1,984
Operating income	157	—		157
(Loss) Gain on privately-held investments, net	(19)	19	2(p)	—
Other income (expense), net	1	(1)	2(q)	—
Earnings from operations	139	18		157
Interest and other, net	—	(18)	2(p) 2(q)	(18)
Loss from equity interests	—	(8)	2(r)	(8)
Earnings before provision for taxes	139	(8)		131
Benefit for taxes	27	—		27
Loss from equity method investment, net of tax	(8)	8	2(r)	—
Net earnings	$158	$—		$158

Adjustments to the Unaudited Reclassified Statements of Operations of Juniper Networks Inc.: -
2(m)
Represents the combination and reclassification of Juniper’s “Sales and marketing” and “General and administrative” amounts to “Selling, general and administrative” to conform to HPE’s historical presentation.

2(n)	Represents the reclassification of Juniper’s “Restructuring charges” amounts to “Transformation costs” to conform to HPE’s historical presentation.
[1]
The nine-month period ended June 30, 2024, is equal to the six months period ended June 30, 2024, plus the three-month period resulting from deducting the results of the nine months period ended September 30, 2023, from the results for the year ended December 31, 2023.

2(o)
Represents the reclassification of Juniper’s amortization of intangible assets, included within their “Cost of Products” and “Sales and marketing” and “General and administrative” to “Amortization of intangible assets” to conform to HPE’s historical presentation.

2(p)	Represents the reclassification of Juniper’s “Gain (loss) on privately-held investments, net” amounts to “Interest and other, net” to conform to HPE’s historical presentation
2(q)	Represents the reclassification of Juniper’s “Other expense, net” amounts to “Interest and other, net” to conform to HPE’s historical presentation.
2(r)	Represents the reclassification of Juniper’s “Loss from equity method investment, net of tax” amounts to “Earnings (Loss) from equity interests” to conform to HPE’s historical presentation.
2(s)	Represents the reclassification of Juniper’s “Merger-related charges” amounts to “ Acquisition, disposition and other related charges” to conform to HPE’s historical presentation.
2(t)
Reclassification of Juniper’s depreciation expense from within “Research and Development” and “Selling, General and Administrative” to “Cost of Products”, “Costs of Services” and “Research and Development” in order to conform with the HPE’s historical presentation

3.	Preliminary Purchase Price Allocation
Estimated Total Aggregate Acquisition Consideration
Pursuant to the Merger Agreement, on the Merger closing date, all of Juniper’s outstanding common shares will automatically convert into the right to receive $40 per share. The total aggregate consideration for the Merger is approximately $13.3 billion.
(a)	The preliminary Merger consideration is calculated as follows:

Preliminary Purchase Consideration Paid to Juniper Shareholders (in millions except per share amounts)	Amount
Common stock outstanding[2]	325.3
Per share cash purchase price	$40.00
Cash paid to Juniper’s shareholders	13,012
Plus: Consideration for paying non-employee awards (refer Note 5(e))	3
Total cash consideration paid to Juniper	$13,015
Plus: Conversion of Juniper’s equity awards attributable to the pre-combination period (refer Note 5(e))	286
Total consideration	$13,301

(b)	Preliminary Purchase Price Allocation
The accounting for the Merger, including the preliminary total aggregate consideration, is based on provisional amounts, and the associated purchase accounting is not final. The preliminary allocation of the purchase price to the acquired assets and assumed liabilities was based upon the preliminary estimate of fair values. For the preliminary estimate of fair values of assets acquired and liabilities assumed of Juniper, the Company used publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions. The Company has, and is expected to use widely accepted income-based, market-based, and cost-based valuation approaches upon finalization of purchase accounting for the Merger. Actual results may differ materially from the assumptions within this unaudited pro forma condensed combined financial information.
The unaudited pro forma adjustments are based upon available information and certain assumptions the Company believes are reasonable under the circumstances.
The following table summarizes the preliminary purchase price allocation as of the date of the Merger:
[2]	The number of shares of Juniper’s common stock outstanding to be converted as a part of the Merger consideration is subject to change as the closing date of the merger approaches.

Preliminary Purchase Price Allocation (in millions)	Estimated Fair Value
Assets acquired:
Cash and cash equivalents	$935
Accounts receivable, net of allowances	879
Inventory	1,567
Other current assets	705
Property, plant and equipment, net	911
Goodwill	6,283
Intangible assets	6,600
Long-term financing receivables and other assets	334
Total assets acquired	$18,214
Accounts payable	$268
Employee compensation and benefits	264
Taxes on earnings	108
Deferred revenue	1,148
Accrued restructuring	9
Other accrued liabilities	245
Long-term debt	1,607
Other non-current liabilities	1,264
Total liabilities assumed	$4,913
Estimated Purchase consideration	$13,301

4.	Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
(a)
Represents an adjustment related to the preliminary fair value step up of inventory of Juniper. The inventories are primarily comprised of raw materials, work-in-progress and finished goods. The fair value of the finished goods was estimated using the comparative sales method.

Inventory (in millions)	As of July 31, 2024
Fair value of inventory	$1,567
Less: Inventory book value	(1,012)
Pro forma adjustment[3]	$555

(b)
Represents the net adjustment to the estimated fair value of property, plant, and equipment of Juniper. Preliminary property, plant and equipment fair values in the pro forma financial information are provided in the table below. The preliminary value of the identifiable property, plant and equipment is determined using the cost and/or market approaches, as applicable for each asset class. The fair values are determined by comparing current data with market data, asset trends and industry standards, with the useful lives determined by using the standard useful lives, per Company policy, minus the effective age of the asset (i.e., between the date such asset was placed in service and the date of valuation).

The depreciation expense related to these assets is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statements of operations, as further described in Note 5(b).

Property, plant and equipment, net (in millions)	Estimated Fair Value	Estimated Useful Life (in years)
Site improvements	$17	4
Buildings	153	30
Building improvements	83	5
Network equipment	212	2

[3]	The fair value adjustment increase in inventory is estimated to be expensed within a year, which is reflected as a pro forma adjustment in cost of products.

Property, plant and equipment, net (in millions)	Estimated Fair Value	Estimated Useful Life (in years)
Leasehold improvements	75	2
Computer hardware	24	2
Computer servers	62	2
Off-the-Shelf software	20	2
Office furniture & fixtures	8	2
Computer shelving & rack systems	5	10
Total Property, plant, and equipment subject to depreciation	$659	6
Property, plant, and equipment not subject to depreciation:
Land	$240	NA
Construction in progress	4	NA
ARO and clearing assets	8	NA
Total Property, plant, and equipment	$911
Less: Historical book value of property, plant and equipment	(685)
Pro forma adjustment to balance sheet	$226

(c)
Represents the net adjustment to the estimated fair value of intangible assets acquired in the Merger. Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information are provided in the table below. The preliminary value of the identifiable tradenames and developed technology is determined using the relief from royalty method whereas customer relationships are valued using a discounted cash flow model.

The straight-line amortization related to these identifiable intangible assets is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statements of operations, as further described in Note 5(c).

Intangible Assets (in millions)	Estimated Fair Value	Estimated Useful Life (in years)
Customer relationships	$3,500	9
Trademarks/Tradenames - Definite	300	7
Developed technology	2,800	6
Total intangibles fair value	$6,600	7
Less: intangibles book value	(64)
Pro forma adjustment to balance sheet	$6,536

(d)	Represents elimination of Juniper’s historical equity.

(in millions)	As of July 31, 2024
Common stock	$—
Additional-paid-in capital	(6,766)
Accumulated deficit	2,273
Accumulated other comprehensive income	(9)
Total stockholders’ equity elimination	$(4,502)

(e)
The pro forma adjustment represents the preliminary estimate of goodwill of $6,283 million, offset by the elimination of historical goodwill. Goodwill represents the excess of total consideration over the preliminary fair value of assets acquired and liabilities assumed.

Goodwill (in millions)	Estimated Fair Value
Assets acquired:

Goodwill (in millions)	Estimated Fair Value
Cash and cash equivalents	$935
Accounts receivable, net of allowances	879
Inventory	1,567
Other current assets	705
Property, plant and equipment, net	911
Intangible assets	6,600
Long-term financing receivables and other assets	334
Total assets acquired	$11,931
Accounts payable	$268
Employee compensation and benefits	264
Taxes on earnings	108
Deferred revenue	1,148
Accrued restructuring	9
Other accrued liabilities	245
Long-term debt	1,607
Other non-current liabilities	1,264
Total liabilities assumed	$4,913
Net assets acquired	$7,018
Estimated Purchase consideration	13,301
Estimated Goodwill	$6,283
Less: Juniper’s historical goodwill	(3,734)
Pro forma adjustment to Goodwill	$2,549

(f)
As part of the allocation of the purchase price in a business combination, lease terms are compared to market terms to determine if the leases are favorable or unfavorable. Any favorable or unfavorable leasehold interests identified increase (favorable) or reduce (unfavorable) the associated right-of-use (“ROU) lease asset and are recognized over the life of the related right-of-use asset. The unaudited pro forma condensed combined financial information reflects the preliminary fair value adjustments of the favorable and unfavorable leasehold interests acquired from Juniper.

Consequently, for leases acquired by the Company, in the Merger, the Company has measured the lease liabilities at the present value of the remaining lease payments, as if the acquired lease were a new lease. The associated right-of-use asset was remeasured at the same amount as the lease liability, adjusted to reflect favorable or unfavorable terms of the lease when compared to market terms. The below adjustment reflects a preliminary favorable or unfavorable position of the leased properties which is determined using the income approach, namely the yield capitalization method.

Lease liabilities and ROU assets (in millions)	As of July 31, 2024
Lease liabilities - Current portion (per valuation results)	$44
Less: Historical book value	(46)
Net Impact (Lease liabilities current)	$(2)
Lease liabilities - Non-current portion (per valuation results)	$108
Less: Historical book value	(120)
Net Impact (Lease liabilities non-current)	$(12)
ROU asset (per valuation results)	$162
Less: Historical book value	(147)
(Favorable) / Unfavorable adjustment	(10)

Lease liabilities and ROU assets (in millions)	As of July 31, 2024
Net Impact (Long-term financing receivables and other assets)	$5

(g)	Reflects the following adjustments to cash and cash equivalents:

(in millions)	As of July 31, 2024
Estimated consideration[4]	$13,012
Transaction costs[5]	64
Pro forma adjustment to Cash and cash equivalents	$13,076

(h)	Reflects an adjustment related to deferred tax liabilities which are primarily derived based on fair value adjustments from the preliminary purchase allocation.
5.	Transaction Accounting Adjustments to Unaudited Pro Forma Combined Statements of Operations
(a)	Reflects the impact on cost of goods sold as follows:

Inventory Step-up (in millions)	For the Year Ended October 31, 2023
Fair value of inventory	$1,567
Less: Inventories book value (current portion)	(1,012)
Pro forma adjustment to income statement	$555

(b)
Represents the adjustment to record elimination of historical depreciation expense and recognition of new straight-line depreciation expense based on the estimated fair value as of July 31, 2024. The depreciation of property, plant and equipment is based on the estimated remaining useful lives of the assets as discussed in Note 4(b) above.

Depreciation Expense- Property, Plant and Equipment (in millions)	For the Nine Months Ended July 31, 2024	For the Year Ended October 31, 2023
Pro forma depreciation expense	$55	$73
Less: Juniper depreciation expense, as reported	(87)	(123)
Pro forma adjustment to income statements	$(32)	$(50)

The below table represents the adjustment recorded in various income statement financial statement line items to conform to the HPE’s presentation of depreciation expense:

Depreciation expense adjustment (in millions)	For the Nine Months Ended July 31, 2024	For the Year Ended October 31, 2023
Cost of products	$(17)	$(27)
Cost of services	(10)	(15)
Research and development	(1)	(1)
Selling, general and administrative	(4)	(7)
Pro forma adjustment to income statements	$(32)	$(50)

(c)
Represents the adjustment to record elimination of historical amortization expense and recognition of new amortization expense related to identifiable intangible assets based on the estimated fair value. Amortization expense is calculated based on the estimated fair value of each of the identifiable intangible assets and the associated estimated useful life as discussed in Note 4(c) above and is included under the amortization of intangible assets line item on the pro forma income statements.

[4]	Refer to Note 3(a) for more details.
[5]	Refer to Note 5(d) for more details.

Amortization Expense – Intangible Assets, net (in millions)	For the Nine Months Ended July 31, 2024	For the Year Ended October 31, 2023
Total pro forma intangible assets amortization	$651	$868
Less: Juniper amortization expense, as reported	(45)	(69)
Pro forma adjustment to income statements	$606	$799

(d)	Transaction Costs
1.
Incurred by HPE: HPE has incurred, and has plans to incur, $141.6 million of non-recurring transaction costs. Of this amount, $77.4 million of transaction costs have been incurred through the nine months ended July 31, 2024.

The remaining transaction costs pertaining to legal, consulting, and professional services amounting to $64.2 million are expected to be incurred by the Company until the close of the Merger. On the pro forma balance sheet as of July 31, 2024, these transaction costs have been recorded as a reduction in cash (i.e., credit to cash) with a debit offset to accumulated deficit based on the assumption that all the transaction costs will be paid by HPE before the close of the Merger. Further on the pro forma statement of operations for the year ending October 31, 2023, these transaction costs have been expensed under Acquisition, disposition and other related charges.
2.
Incurred by Juniper: Juniper has also incurred certain non-recurring transaction costs during the six months ended June 30, 2024, which have been expensed and included in the historical financial statements. Therefore, no pro forma adjustments were made pertaining to the transaction costs incurred by Juniper. Further, any transaction costs incurred by Juniper after June 30, 2024 (i.e., after the historical period) will not be included in the pro forma financial statements as adjustments.

(e)	Stock Based Compensation and Severance
In connection with the Merger, HPE assumed Juniper equity awards and replaced them with similar awards having the same terms and conditions (other than certain performance vesting conditions that will no longer apply) or issued cash to holders of such awards. Juniper equity awards that are unvested and outstanding prior to the Merger will convert into either restricted stock unit awards or option awards linked to HPE’s shares by applying a contractual award exchange ratio (the “Exchange Ratio”) as defined in the Merger Agreement. The adjustments to the pro forma financial information assume that the Juniper PSUs are probable of vesting at the date of merger.
The below table represents the computation of the Exchange Ratio:

Amount
Purchase consideration per share	$40.00
HPE average stock price (average of 10 days prior to September 4, 2024)	$(19.00)
Exchange Ratio	2.11

Based on the exchange ratio, HPE has determined the following number of Juniper equity awards that will be converted into HPE equity awards:

(in millions, except for exchange ratio and per share amounts)	As of July 31, 2024
RSA, RSU and PSUs outstanding	18.13
Exchange ratio	2.11
Number of replacement HPE awards	38.17
Fair value per share of HPE awards (as of September 4, 2024)	$18.77
Fair value of replacement awards to be allocated between pre- and post-combination periods	$716.4

As noted in the table above, as of July 31, 2024, HPE is assumed to have replaced approximately 18.1 million Juniper equity awards with approximately 38.2 million HPE equity awards.
The acquisition date fair value of the replacement equity awards has been determined by utilizing the September 4, 2024, closing stock price for HPE on the New York Stock Exchange and the number of replacement awards issued.

The fair value of replacement awards of $716.4 million will be divided among the pre- and post-combination periods by utilizing the respective weighted average years attributable to pre- and post-combination periods.
Additionally, HPE and Juniper historically have policies of recognizing share-based compensation expense, net of an estimated forfeiture rate over the requisite service period of the award based on the fair value at the date of the grant. Consequently, in order to determine the pre- and post-combination fair values of the replacement awards, an estimated forfeiture rate of 5% was used, which is in line with HPE’s policy. Because the accelerated CEO Awards will vest immediately after the Merger closes, no forfeiture rate was applied to such awards.
The costs attributable to the pre-combination services of $286.2 million is included in the Merger consideration. This calculation is based on the pre-Merger period, which has already lapsed, of 1.3 years. The non-employee awards that have been issued and are currently unvested and outstanding will also be redeemed with a cash payment of $40 per share in connection with the Merger. Therefore, an adjustment of $3 million has been made to the Merger consideration (refer to Note 3(a) for further details).
The following table represents the adjustment to reflect the post-combination effect of HPE’s replacement equity awards. The post-combination expenses calculated below reflect:
a)	the weighted average remaining unvested period of Juniper’s stock awards as of June 30, 2024, which is approximately 1.7 years.
b)	30% of the CEO’s equity awards will immediately vest on the close of the Merger.
c)
the additional HPE retention and time-based equity awards being issued to the chief executive officer of Juniper. The impact of new HPE performance-based awards that are being issued to the chief executive officer of Juniper is not reflected in the below calculation because the performance conditions are not likely to be met.

Stock Based Compensation Expense/(Income) (in millions)	For the Nine Months Ended July 31, 2024	For the Year Ended October 31, 2023
Post-combination stock-based compensation expense	$166	$240
Less: Historical compensation expense	(223)	(251)
Pro forma adjustment to income statement	$(57)	$(11)

The below table represents the adjustment recorded in various line items on the pro forma statements of operations to conform to HPE’s presentation of stock-based compensation expense:

Stock Based Compensation (in millions)	For the Nine Months Ended July 31, 2024	For the Year Ended October 31, 2023
Cost of products	$(2)	$(1)
Cost of services	(4)	(1)
Research and development	(26)	(5)
Selling, general and administrative	(25)	(4)
Pro forma adjustment to income statement	$(57)	$(11)

Additionally, as noted above, the ESPP plan is expected to be terminated on the closing date of the Merger. Any contributions to the plan as of such date will be converted into Juniper stock and participating employees will receive consideration of $40 per share. Any additional contribution received from employees will be refunded. However no pro forma adjustments have been recorded pertaining to termination of the ESPP as the amounts are considered to be immaterial.
Further, as a result of the Merger, certain executive officers of Juniper may be entitled to receive severance and other separation benefits related to existing employment agreements with double-trigger provisions. The triggers are (i) consummation of the Merger, and (ii) termination of the executive. Potential one-time charges of approximately $70 million may be incurred if the Company elects to terminate certain of these executives. However, no adjustments have been recorded in the pro forma financial statements because no decisions have been finalized.

(f)	Income Taxes
The income tax impact of the pro forma adjustments utilizes blended statutory income tax rates in effect of 14.3% and 18.0%, respectively, for the fiscal quarter ended July 31, 2024, and the fiscal year ended October 31, 2023 (except for the gain recognized on the sale of 30% stake held in H3C). The effective tax rate of the Company following the acquisition could be significantly different depending on post-acquisition activities, including cash needs, the geographical mix of income, and changes in tax law. Because the tax rates used for the unaudited condensed combined pro forma statement of operations are estimated, the blended rate will likely vary from the actual effective tax rate in periods subsequent to the completion of the acquisition. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.
6.	Acquisition Financing
(a)	Debt Financing
Reflects the impact of the Debt Financing:

(in millions)	Debt Financing	Interest expense	Interest expense
	As of July 31, 2024	For the Nine months ended July 31, 2024	For the Year ended October 31, 2023
Fixed rate Senior Notes[6]	$6,500	$252	$336
Variable rate Term Loan[6]	3,000	141	197
Add/ (Less): Unamortized New debt issuance costs (balance sheet) and Amortization of debt issuance costs (income statement)	(39)	4	5
Less: Juniper’s historical revolving credit not assumed[7]	—	—	—
Pro forma adjustment	$9,461	$397	$538

The below table reflects the impact to the pro forma balance sheet:

As of July 31, 2024
Current portion of long-term debt	$150
Long-term debt (term loan)	2,844
Senior Notes	6,467
Pro forma adjustment	$9,461

The interest rate on the variable rate Term Loan is calculated using the SOFR adjusted for a margin and is initially estimated to be approximately 6.7%. The interest rate on each series of Senior Notes will be a fixed rate, and the weighted average interest rate with respect to the Senior Notes is initially estimated to be approximately 5.2%.
A sensitivity analysis on interest expense with respect to the variable rate Term Loan for the nine months ended July 31, 2024, and the year ended October 31, 2023, has been performed to assess the effect of a change of 0.125% of the hypothetical interest rate:

Sensitivity Analysis (in millions)	For the Nine months ended July 31, 2024	For the Year ended October 31, 2023
Increase of 0.125%	$145	$203
Decrease of 0.125%	$140	$196

A sensitivity analysis on the weighted average interest expense with respect to the Senior Notes for the nine months ended July 31, 2024, and the year ended October 31, 2023, has been performed to assess the effect of a change of 0.125% on the hypothetical weighted average interest rate:
[6]
In order to fund the Merger, HPE assumes for the purposes of this unaudited pro forma condensed combined financial information to have entered into two types of debt instruments involving issuance of fixed rate Senior Notes of $6.5 billion and a variable rate Term Loan of $3 billion.

[7]	Pursuant to Juniper’s June 30, 2024, Form 10-Q, Juniper has not drawn any amount of revolving credit loans.

Sensitivity Analysis (in millions)	For the Nine months ended July 31, 2024	For the Year ended October 31, 2023
Increase of 0.125%	$256	$341
Decrease of 0.125%	$250	$333

(b)	Equity Financing
As noted above, the pro forma financial statements assume that the Company issues Mandatorily Convertible Preferred Stock to partially fund the Merger. The Company expects such preferred stock to be accounted for as permanent equity and this has been reflected as such in the pro forma financial statements. The below adjustment to Stockholders’ equity reflects an assumed issuance of $1,500 million of Mandatory Convertible Preferred Stock:

(in millions)	As of July 31, 2024
Issue price of Mandatory convertible preferred stock	$1,500
Less: Issuance fees of 2.5%	(37)
Pro forma adjustment to Stockholders equity and Cash and cash equivalents	$1,463

The below adjustment reflects an estimated 8.0% annual dividend rate on the $50.00 liquidation preference per share of Mandatory Convertible Preferred Stock:

(in millions)	For the Nine months ended July 31, 2024	For the Year ended October 31, 2023
Pro forma Dividends on mandatory convertible preferred stock	$90	$120

7.	H3C Disposition Adjustment
The below adjustments reflect the effect of the sale of 30% of the total issued share capital of H3C (out of 49% original interest held by HPE) and the effect on historical equity in earnings of H3C, as the pro forma financial information assumes the divestiture takes place simultaneously with the closing of the Merger. A gain related to this sale is presented in the unaudited pro forma condensed combined statement of operations for the year ended October 31, 2023, and the related impact on HPE’s accumulated deficit is presented in the unaudited pro forma condensed combined balance sheet as of July 31, 2024.
The adjustments to the unaudited pro forma condensed combined balance sheet as of July 31, 2024, for the H3C sale and related adjustments are as follows:

Sale of interest in H3C by HPE (in millions, except for percentages)	As of July 31, 2024
Investments in equity interest (by HPE)	$2,318
Percentage of interest held by HPE in H3C	49%
Percentage of interest sold by HPE in H3C	30%
Net impact to Investments in equity interests	$1,419

Cash received on sale of stake in H3C (in millions, except for percentages)	As of July 31, 2024
Sale price of 30% stake	$2,143
Less: Income tax on gain (paid in cash)[8]	(120)
Net impact to Cash and cash equivalents	$2,023

Income taxes on gain	As of July 31, 2024
Income tax on gain (paid in cash)[8]	$120

Income taxes on gain	As of July 31, 2024
Income tax on gain (non-cash)[8]	90
Total income taxes on gain	$210

Impact to accumulated deficit (in millions, except for percentages)	As of July 31, 2024
Sale price of 30% stake (net of tax)	$1,933
Less: Book value of investment in H3C	(1,419)
Net impact to Accumulated deficit	$514

The adjustments to the unaudited pro forma condensed combined statements of operations upon the aforementioned stake sale of H3C are as follows:

Sale of interest in H3C by HPE (in millions)	For the Nine Months Ended July 31, 2024	For the Year Ended October 31, 2023
Sale price of 30% interest held by HPE in H3C	$—	$2,143
Less: Book value of investment in H3C sold by HPE	—	(1,419)
Net Impact to Gain from sale of equity interests	$—	$724
Impact to Earnings from equity interest and taxes
Net impact to Earnings from equity interests (upon sale by HPE of 30% interest in H3C)	(99)	(150)
Adjustment for income tax benefit (expense)	14	(183)
Net impact to Income statement	$(85)	$391

8.	Earnings per share
The pro forma “Net earnings per share: Basic” equals pro forma net earnings attributable to HPE less income allocated to participating securities divided by the weighted-average number of common shares outstanding. The pro forma “Net earnings per share: Diluted” equals pro forma net earnings attributable to HPE divided by the weighted-average number of common shares outstanding, after giving effect to dilutive stock options, preferred stock impacts, and unvested Juniper equity awards. The following table provides a reconciliation of the pro forma “net earnings” and shares used in calculating pro forma net earnings attributable to HPE per basic common share to those used in calculating pro forma net earnings attributable to HPE per diluted common share:

In millions, except per share amounts	For the Nine Months Ended July 31, 2024	For the Year Ended October 31, 2023
Numerator
Pro forma net earnings used to compute basic net EPS	$425	$1,058
Dividends on mandatory convertible preferred stock	90	120
Pro forma net earnings used to compute diluted net EPS	$515	$1,178
Denominator:
Weighted-average shares used to compute basic net EPS	1,308	1,299
Dilutive effect of employee stock plans	53	56
Issuance of mandatory convertible preferred stock	79	79
Weighted-average shares used to compute diluted net EPS	1,440	1,434
Net earnings per share
Basic	$0.32	$0.81
Diluted	$0.36	$0.82

[8]
Because the adjustments contained in the pro forma financial information are based on estimates, the effective tax rate herein will likely vary from the effective rate in periods subsequent to the merger.

COMMON STOCK DIVIDEND POLICY
The payment of any dividends, and the timing and amount thereof, is within the discretion of the Board. The Board’s decisions regarding the payment of dividends depend on many factors, such as our financial condition, earnings, capital requirements, debt service obligations, restrictive covenants in our debt, industry practice, legal requirements, regulatory constraints, and other factors that the Board deems relevant. During fiscal year 2023, we paid a quarterly dividend of $0.12 per share to our shareholders. On September 4, 2024, we declared a quarterly dividend of $0.13 per share, payable on October 18, 2024, to stockholders of record as of the close of business on September 19, 2024. We cannot guarantee that we will continue to pay a dividend in any future period.

DESCRIPTION OF MANDATORY CONVERTIBLE PREFERRED STOCK
The following description is a summary of certain provisions of our 7.625% Series C Mandatory Convertible Preferred Stock, par value $0.01 per share, which we refer to as the “Mandatory Convertible Preferred Stock.” The following summary of the terms of the Mandatory Convertible Preferred Stock is not complete and is subject to, and qualified in its entirety by reference to, the provisions of the Certificate of Designations and our Certificate of Incorporation.
As used in this section, the terms the “Company,” “us,” “we” or “our” refer to Hewlett Packard Enterprise Company and not any of its subsidiaries or affiliates.
General
Our authorized capital stock consists of 9,900,000,000 shares, all with a par value of $0.01 per share, of which:
•	9,600,000,000 are designated as common stock; and
•	300,000,000 are designated as preferred stock.
Under our Certificate of Incorporation, our Board is authorized to provide, out of the unissued shares of preferred stock, for one or more series of preferred stock and, with respect to each series, to fix, without further stockholder approval (except as may be required by our Certificate of Incorporation), the designation of such series, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of preferred stock and the number of shares of such series. See “Description of Capital Stock—Preferred Stock” in the accompanying prospectus. As of the date of this prospectus supplement, the Series B Junior Preferred Stock is the only series of preferred stock outstanding.
When issued, the Mandatory Convertible Preferred Stock and our common stock issued upon the conversion of the Mandatory Convertible Preferred Stock will be fully paid and nonassessable. The holders of the Mandatory Convertible Preferred Stock will have no preemptive or preferential rights to purchase or subscribe for any class of our stock, obligations, warrants or other securities.
Ranking
The Mandatory Convertible Preferred Stock, with respect to dividend rights and/or distribution rights upon our liquidation, winding-up or dissolution, as applicable, will rank:
•
senior to (i) our common stock, (ii) our Series B Junior Participating Redeemable Preferred Stock (the “Series B Junior Preferred Stock”) and (iii) each other class or series of our capital stock established after the first original issue date of shares of the Mandatory Convertible Preferred Stock (which we refer to as the “Initial Issue Date”), the terms of which do not expressly provide that such class or series ranks either (x) senior to the Mandatory Convertible Preferred Stock as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution or (y) on parity with the Mandatory Convertible Preferred Stock as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “Junior Stock”);

•
on parity with any class or series of our capital stock established after the Initial Issue Date, the terms of which expressly provide that such class or series will rank on parity with the Mandatory Convertible Preferred Stock as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “Parity Stock”);

•
junior to each class or series of our capital stock established after the Initial Issue Date, the terms of which expressly provide that such class or series will rank senior to the Mandatory Convertible Preferred Stock as to dividend rights or distribution rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “Senior Stock”); and

•	junior to our existing and future indebtedness and other liabilities.
In addition, with respect to dividend rights and distribution rights upon our liquidation, winding-up or dissolution, the Mandatory Convertible Preferred Stock will be structurally subordinated to any existing and future indebtedness and other liabilities of each of our subsidiaries. See “Risk Factors—Risks Relating to

Ownership of the Mandatory Convertible Preferred Stock and Our Common Stock—The Mandatory Convertible Preferred Stock will rank junior to all of our and our subsidiaries’ consolidated liabilities and may rank junior to future classes or series of our capital stock.” At July 31, 2024, we had consolidated indebtedness totaling approximately $11.8 billion outstanding and an additional $4.8 billion of borrowing capacity under our revolving credit facilities.
Listing
We intend to apply to list the Mandatory Convertible Preferred Stock on the NYSE under the symbol “HPEPrC.” If the application is approved, we expect trading in the Mandatory Convertible Preferred Stock on the NYSE to begin within 30 days after the Initial Issue Date. In addition, upon listing, we will agree to use our commercially reasonable efforts to keep the Mandatory Convertible Preferred Stock listed on the NYSE (or if our common stock is not listed on NYSE, on the principal other U.S. national or regional securities exchange on which our common stock is then listed). However, there can be no assurance that the Mandatory Convertible Preferred Stock will be listed, and if listed, that it will continue to be listed. Listing the Mandatory Convertible Preferred Stock on the NYSE does not guarantee that a trading market will develop or, if a trading market does develop, the depth or liquidity of that market or the ability of holders to sell their Mandatory Convertible Preferred Stock easily.
Dividends
Subject to the rights of holders of any class or series of any Senior Stock, holders of the Mandatory Convertible Preferred Stock will be entitled to receive, when, as and if declared by our Board, or an authorized committee thereof, out of funds legally available for payment, cumulative dividends at the rate per annum of 7.625% on the Liquidation Preference of $50.00 per share of the Mandatory Convertible Preferred Stock (equivalent to $3.81 per annum per share), payable in cash, by delivery of shares of our common stock or through any combination of cash and shares of our common stock, as determined by Board, or an authorized committee thereof, in its sole discretion (subject to the limitations described below). See “—Method of Payment of Dividends.” If declared, dividends on the Mandatory Convertible Preferred Stock will be payable quarterly on March 1, June 1, September 1 and December 1 of each year to, and including, September 1, 2027, commencing on December 1, 2024 (each, a “Dividend Payment Date”), at such annual rate, and dividends shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Initial Issue Date of the Mandatory Convertible Preferred Stock, whether or not in any dividend period or periods there have been funds legally available or shares of common stock legally permitted to be issued for the payment of such dividends. If declared, dividends will be payable on the relevant Dividend Payment Date to holders of record of the Mandatory Convertible Preferred Stock as they appear on our stock register at the Close of Business (as defined below) on February 15, May 15, August 15 or November 15, as applicable, immediately preceding the relevant Dividend Payment Date (each, a “Regular Record Date”), whether or not such holders convert their shares, or such shares are automatically converted, after such Regular Record Date and on or prior to such immediately succeeding Dividend Payment Date; provided that the Regular Record Date for any such dividend shall not precede the date on which such dividend was so declared. These Regular Record Dates will apply regardless of whether a particular Regular Record Date is a Business Day. A “Business Day” means any day other than a Saturday or Sunday or any other day on which commercial banks in New York City are authorized or required by law or executive order to close. If a Dividend Payment Date is not a Business Day, payment will be made on the next succeeding Business Day, without any interest or other payment in lieu of interest accruing with respect to this delay.
A full dividend period is the period from, and including, a Dividend Payment Date to, but excluding, the next Dividend Payment Date, except that the initial dividend period will commence on, and include, the Initial Issue Date of the Mandatory Convertible Preferred Stock and will end on and exclude the December 1, 2024 Dividend Payment Date. The amount of dividends payable on each share of the Mandatory Convertible Preferred Stock for each full dividend period (after the initial dividend period) will be computed by dividing the annual dividend rate by four. Dividends payable on the Mandatory Convertible Preferred Stock for the initial dividend period and any partial dividend period will be computed based upon the actual number of days elapsed during such period over a 360-day year (consisting of twelve 30-day months). Accordingly, the dividend on the Mandatory Convertible Preferred Stock for the initial dividend period, assuming the Initial Issue Date is September 13, 2024 will be $0.83 per share of Mandatory Convertible Preferred Stock (based on the annual dividend rate of 7.625% and a Liquidation Preference of

$50.00 per share) and will be payable, when, as and if declared, on December 1, 2024, to the holders of record thereof on November 15, 2024. The dividend on the Mandatory Convertible Preferred Stock for each subsequent full dividend period, when, as and if declared, will be $0.95 per share of the Mandatory Convertible Preferred Stock (based on the annual dividend rate of 7.625% and a Liquidation Preference of $50.00 per share). Accumulated dividends on shares of the Mandatory Convertible Preferred Stock will not bear interest, nor shall additional dividends be payable thereon, if they are paid subsequent to the applicable Dividend Payment Date.
No dividend will be paid unless and until our Board, or an authorized committee of our Board, declares a dividend payable with respect to the Mandatory Convertible Preferred Stock. No dividend will be declared or paid upon, or any sum of cash or number of shares of our common stock set apart for the payment of dividends upon, any outstanding shares of the Mandatory Convertible Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum of cash or number of shares of our common stock has been set apart for the payment of such dividends upon, all outstanding shares of the Mandatory Convertible Preferred Stock. Except as described above, dividends on shares of the Mandatory Convertible Preferred Stock converted to common stock will cease to accumulate, and all other rights of holders of the Mandatory Convertible Preferred Stock will terminate, from and after the Mandatory Conversion Date, the Fundamental Change Conversion Date or the Early Conversion Date (each, as defined below), as applicable (other than the right to receive the consideration due upon such conversion as described herein).
Our ability to declare and pay cash dividends and to make other distributions with respect to our capital stock, including the Mandatory Convertible Preferred Stock, may be limited by the terms of our and our subsidiaries’ existing and any future indebtedness, including our and our subsidiaries’ revolving credit facilities and the indentures governing our subsidiaries’ notes. Any credit facilities, indentures or other financing agreements we enter into in the future may contain covenants that restrict our ability to pay cash dividends on our capital stock, including the Mandatory Convertible Preferred Stock. In addition, our senior credit facilities include a financial maintenance covenant based on interest coverage (and, in some cases, total leverage), which may be adversely affected by the use of cash to pay dividends. In addition, our ability to declare and pay dividends may be limited by applicable Delaware law. See “Risk Factors—Risks Relating to Ownership of the Mandatory Convertible Preferred Stock and Our Common Stock—We may be unable to, or may choose not to, pay dividends on the Mandatory Convertible Preferred Stock at current or planned rates or at all.”
Method of Payment of Dividends
Subject to the limitations described below, we may pay any declared dividend (or any portion of any declared dividend) on the shares of the Mandatory Convertible Preferred Stock (whether or not for a current dividend period or any prior dividend period, including in connection with the payment of declared and unpaid dividends pursuant to the provisions described in “—Mandatory Conversion” and “—Conversion at the Option of the Holder Upon Fundamental Change; Fundamental Change Dividend Make—Whole Amount”), determined in our sole discretion:
•	in cash;
•	by delivery of shares of our common stock; or
•	through any combination of cash and shares of our common stock.
We will make each payment of a declared dividend on the shares of the Mandatory Convertible Preferred Stock in cash, except to the extent we elect to make all or any portion of such payment in shares of our common stock. We will give the holders of the Mandatory Convertible Preferred Stock notice of any such election and the portion of such payment that will be made in cash and the portion that will be made in shares of our common stock no later than ten Scheduled Trading Days (as defined below) prior to the Dividend Payment Date for such dividend; provided, however, that if we do not provide timely notice of this election, we will be deemed to have elected to pay the relevant dividend in cash. All cash payments to which a holder of the Mandatory Convertible Preferred Stock is entitled in connection with a declared dividend on the shares of the Mandatory Convertible Preferred Stock will be rounded to the nearest cent.
If we elect to make any such payment of a declared dividend, or any portion thereof, in shares of our common stock, such shares will be valued for such purpose, in the case of any dividend payment or portion thereof, at 97% of the Average VWAP (as defined below) per share of our common stock over the five consecutive Trading Days (as defined below) period beginning on, and including, the sixth Scheduled Trading

Day (as defined below) prior to the applicable Dividend Payment Date (such average, the “Average Price”). If the five Trading Day period to determine the Average Price ends on or after the relevant Dividend Payment Date (whether because a Scheduled Trading Day is not a Trading Day due to the occurrence of a Market Disruption Event (as defined herein) or otherwise), then the Dividend Payment Date will be postponed until the second Business Day after the final Trading Day of such five Trading Day period; provided that no interest or other amounts will accrue as a result of such postponement.
No fractional shares of our common stock will be delivered to the holders of the Mandatory Convertible Preferred Stock in payment or partial payment of a dividend. We will instead, to the extent we are legally permitted to do so, pay a cash amount (computed to the nearest cent) to each holder that would otherwise be entitled to receive a fraction of a share of our common stock based on the Average Price with respect to such dividend. In the event that we cannot pay cash in lieu of a fractional share, we will instead round up to the nearest whole share for each holder, and we shall not have any obligation to pay such amount in cash and such amount shall not form a part of the cumulative dividends that may be deemed to accumulate on the shares of Mandatory Convertible Preferred Stock.
To the extent a shelf registration statement is required in our reasonable judgment in connection with the issuance of, or for resales of, shares of our common stock issued as payment of a dividend on the shares of the Mandatory Convertible Preferred Stock, including dividends paid in connection with a conversion, we will, to the extent a registration statement covering such shares is not currently filed and effective, use our commercially reasonable efforts to file and maintain the effectiveness of such a shelf registration statement until the earlier of such time as all such shares of common stock have been resold thereunder and such time as all such shares would be freely tradable without registration by holders thereof that are not (and were not at any time during the preceding three months) “affiliates” of ours for purposes of the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the “Securities Act”). To the extent applicable, we will also use our commercially reasonable efforts to have such shares of our common stock approved for listing on the NYSE (or if our common stock is not listed on the NYSE, on the principal other U.S. national or regional securities exchange on which our common stock is then listed), and qualified or registered under applicable state securities laws, if required; provided that we will not be required to qualify as a foreign corporation or to take any action that would subject us to general service of process in any such jurisdiction where we are not presently qualified or where we are not presently subject to taxation as a foreign corporation and such qualification or action would subject us to such taxation.
Notwithstanding the foregoing, in no event will the number of shares of our common stock to be delivered in connection with any declared dividend, including any declared dividend payable in connection with a conversion, exceed a number equal to:
•	the declared dividend, divided by
•
$5.64, which amount represents approximately 35% of the Initial Price (as defined below), subject to adjustment in a manner inversely proportional to any anti-dilution adjustment to each Fixed Conversion Rate as set forth below in “—Anti-Dilution Adjustments” (such dollar amount, as adjusted, the “Floor Price”).

To the extent that the amount of any declared dividend exceeds the product of (x) the number of shares of our common stock delivered in connection with such declared dividend and (y) 97% of the Average Price, we will, if we are legally able to do so, and to the extent permitted under the terms of the documents governing our indebtedness, notwithstanding any notice by us to the contrary, pay such excess amount in cash (computed to the nearest cent). Any such payment in cash may not be permitted by our then existing debt instruments. To the extent that we are not able to pay such excess amount in cash under applicable law and in compliance with our indebtedness, we will not have any obligation to pay such amount in cash or deliver additional shares of our common stock in respect of such amount, and such amount will not form a part of the cumulative dividends that may be deemed to accumulate on the shares of the Mandatory Convertible Preferred Stock.
Dividend Stopper
So long as any share of the Mandatory Convertible Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on our common stock or any other class or series of Junior Stock, and no common stock or any other class or series of Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by us or any of our subsidiaries unless, in each case, all accumulated and unpaid dividends for all preceding dividend periods have been declared and paid in full in cash, shares of our common stock or a combination thereof, or a sufficient sum of cash or number of shares of our common stock has been set apart for the payment of such dividends, on all outstanding shares of the Mandatory Convertible Preferred Stock. The foregoing limitation shall not apply to: (i) any dividend or distribution payable in shares of common stock or other Junior Stock, together with cash in lieu of any fractional share, (ii) purchases, redemptions or other acquisitions of common stock or other Junior Stock or Parity Stock in connection with the administration of any benefit or other incentive plan, including any employment or compensation agreement, including, without limitation, (x) the forfeiture of unvested shares of restricted stock or share withholdings or other acquisitions or surrender of shares or derivative securities to which the holder may otherwise be entitled upon exercise, delivery or vesting of equity awards (whether in payment of applicable taxes, the exercise price or otherwise) and (y) the payment of cash in lieu of fractional shares; (iii) purchases or deemed purchases or acquisitions of fractional interests in shares of any of our common stock or other Junior Stock pursuant to the conversion or exchange provisions of such shares of other Junior Stock or any securities exchangeable for or convertible into shares of common stock or other Junior Stock; (iv) any dividends or distributions of rights or common stock or other Junior Stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (v) purchases of common stock or other Junior Stock pursuant to a contractually binding requirement to buy common stock or other Junior Stock, including under a contractually binding stock repurchase plan, in each case, existing prior to the date of this prospectus supplement; (vi) the acquisition by us or any of our subsidiaries of record ownership in common stock or other Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than us or any of our subsidiaries), including as trustees or custodians, and the payment of cash in lieu of fractional shares; (vii) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation preference) or Junior Stock and the payment of cash in lieu of fractional shares; or (viii) the settlement of any convertible note hedge transactions or capped call transactions entered into in connection with the issuance, by us or any of our subsidiaries, of any debt securities that are convertible into, or exchangeable for, our common stock (or into or for any combination of cash and our common stock based on the value of our common stock), provided such convertible note hedge transactions or capped call transactions, as applicable, are on customary terms and were entered into either (a) before the Initial Issue Date or (b) in compliance with the foregoing provision.
When dividends on shares of the Mandatory Convertible Preferred Stock (i) have not been declared and paid in full on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from such Dividend Payment Dates, on a dividend payment date falling within a regular dividend period related to such Dividend Payment Date), or (ii) have been declared but a sum of cash or number of shares of our common stock sufficient for payment thereof has not been set aside for the benefit of the holders thereof on the applicable Regular Record Date, no dividends may be declared or paid on any shares of Parity Stock unless dividends are declared on the shares of the Mandatory Convertible Preferred Stock such that the respective amounts of such dividends declared on the shares of the Mandatory Convertible Preferred Stock and such shares of Parity Stock shall be allocated pro rata among the holders of the shares of the Mandatory Convertible Preferred Stock and the holders of any shares of Parity Stock then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, the Company shall allocate those payments so that the respective amounts of those payments for the declared dividend bear the same ratio to each other as all accumulated and unpaid dividends per share on the shares of the Mandatory Convertible Preferred Stock and all declared and unpaid dividends per share on such shares of Parity Stock bear to each other (subject to their having been declared by our Board, or an authorized committee thereof, out of legally available funds); provided, however, that any unpaid dividends on the Mandatory Convertible Preferred Stock will continue to accumulate except as described herein. For purposes of this calculation, with respect to non-cumulative Parity Stock, we will use the full amount of dividends that would be payable for the most recent dividend period if dividends were declared in full on such non-cumulative Parity Stock.
Subject to the foregoing, and not otherwise, such dividends as may be determined by our Board, or an authorized committee thereof, may be declared and paid (payable in cash, securities or other property) on any securities, including our common stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of the Mandatory Convertible Preferred Stock shall not be entitled to participate in any such dividends.

Redemption
The Mandatory Convertible Preferred Stock will not be redeemable. However, at our option, we may purchase or exchange the Mandatory Convertible Preferred Stock from time to time in the open market, by tender or exchange offer or otherwise, without the consent of, or notice to, holders.
Acquisition Termination Redemption
We expect to use the net proceeds from this offering in connection with the Juniper Acquisition. See “Use of Proceeds” for additional information. If (x) the consummation of the Juniper Acquisition does not occur on or before the later of (i) the date that is five business days after October 9, 2025 and (ii) the date that is five business days after any later date to which Juniper and we may agree to extend the “End Date” in the Merger Agreement or (y) we notify the holders in writing that we will not pursue the consummation of the Juniper Acquisition, we may within 75 calendar days, at our option, give notice of a redemption to the holders of the Mandatory Convertible Preferred Stock (provided that, to the extent the shares of Mandatory Convertible Preferred Stock are held in book-entry form through DTC, we may give such notice in any manner permitted by DTC). If we provide notice of acquisition termination redemption to holders of the Mandatory Convertible Preferred Stock, then, on the Acquisition Termination Redemption Date (as defined below), we will redeem the Mandatory Convertible Preferred Stock, in whole but not in part, at a redemption amount per Mandatory Convertible Preferred Stock equal to the Acquisition Termination Make-Whole Amount (as defined below).
“Acquisition Termination Redemption Date” means the date specified by us in our notice of acquisition termination redemption that is not less than 30 nor more than 60 days following the date on which we provide notice of such acquisition termination redemption; provided, that such date shall be a Business Day; provided, further, that, if the Acquisition Termination Share Price is greater than the Initial Price (as defined under “—Mandatory Conversion”) and we elect to:
•	pay cash in lieu of delivering all or any portion of the shares of common stock equal to the Acquisition Termination Conversion Rate (as defined below), or
•	deliver common stock in lieu of all or any portion of the Acquisition Termination Dividend Amount (as defined below), the Acquisition Termination Redemption Date will be the second Business Day following the last Trading Day of the 20 consecutive Trading Day period used to determine the Acquisition Termination Market Value (as defined below).
“Acquisition Termination Make-Whole Amount” means, for each share of Mandatory Convertible Preferred Stock, an amount payable in cash equal to $50.00 plus accumulated and unpaid dividends to, but excluding, the Acquisition Termination Redemption Date (whether or not declared); provided, that if the Acquisition Termination Share Price (as defined below) exceeds the Initial Price, the Acquisition Termination Make-Whole Amount will equal the Reference Amount (as defined below), which may be paid in cash, common stock or a combination thereof, as described below.
“Acquisition Termination Share Price” means the Average VWAP per ordinary share over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date on which we provide notice of acquisition termination redemption.
The “Reference Amount” means, for each share of Mandatory Convertible Preferred Stock, an amount equal to the sum of the following amounts:
•	a number of shares of common stock equal to the Acquisition Termination Conversion Rate; plus
•	cash in an amount equal to the Acquisition Termination Dividend Amount;
provided that we may deliver cash in lieu of all or any portion of the common stock set forth in clause (i) above, and we may deliver shares of common stock in lieu of all or any portion of the cash amount set forth in clause (ii) above, in each case, as described below.
“Acquisition Termination Conversion Rate” means a rate equal to the Fundamental Change Conversion Rate (as defined under “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount—General”), assuming for such purpose that the date on which we provide notice of acquisition termination redemption is the Fundamental Change Effective Date (as defined under “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount—Fundamental Change Conversion Rate”), and that the Acquisition Termination Share Price is the Fundamental Change Share Price (as defined under “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount—Fundamental Change Conversion Rate”).
“Acquisition Termination Dividend Amount” means an amount of cash equal to the sum of:
•
the Fundamental Change Dividend Make-Whole Amount (as defined under “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount—Fundamental Change Dividend Make-Whole Amount and Accumulated Dividend Amount”); and

•
the Accumulated Dividend Amount (as defined under “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount— Fundamental Change Dividend Make-Whole Amount and Accumulated Dividend Amount”),

assuming in each case, for such purpose that the date on which we provide notice of acquisition termination redemption is the Fundamental Change Effective Date.
If the Acquisition Termination Share Price exceeds the Initial Price:
•
we may elect to pay cash in lieu of delivering all or any portion of the common stock equal to the Acquisition Termination Conversion Rate. If we make such an election, we will deliver cash (rounded to the nearest cent) in an amount equal to such common stock in respect of which we have made this election multiplied by the Acquisition Termination Market Value; and

•	we may elect to deliver common stock in lieu of paying cash for some or all of the Acquisition Termination Dividend Amount.
If we make such an election, we will deliver common stock equal to such portion of the Acquisition Termination Dividend Amount to be paid in common stock divided by the greater of (x) the Floor Price and (y) 97% of the Acquisition Termination Market Value; provided, that if the Acquisition Termination Dividend Amount or portion thereof in respect of which common stock is delivered exceeds the product of common stock multiplied by 97% of the Acquisition Termination Market Value, we will, if we are legally able to do so, and to the extent permitted under the terms of the documents governing its indebtedness, pay such excess amount in cash (rounded to the nearest cent). To the extent that we are not able to pay such excess amount in cash under applicable law and in compliance with the terms of the indebtedness, we shall not have any obligation to pay such amount in cash or deliver additional shares of our common stock in respect of such amount, and such amount will not form part of the cumulative dividends that may be deemed to accumulate on the shares of the Mandatory Convertible Preferred Stock.
“Acquisition Termination Market Value” means the Average VWAP per ordinary share over the 20 consecutive Trading Day period commencing on, and including, the second Trading Day following the date on which we provide notice of acquisition termination redemption.
If any portion of the Acquisition Termination Make-Whole Amount is to be paid in common stock, no fractional shares will be delivered to the holders of the Mandatory Convertible Preferred Stock. We will instead pay a cash adjustment to each holder that would otherwise be entitled to a fractional share based on the Average VWAP per ordinary share over the five consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Acquisition Termination Redemption Date. If more than one share of Mandatory Convertible Preferred Stock is to be redeemed from a holder, the number of shares of common stock issuable in connection with the payment of the Reference Amount shall be computed on the basis of the aggregate number of Mandatory Convertible Preferred Stock so redeemed.
The notice of acquisition termination redemption will specify, among other things:
•	the Acquisition Termination Make-Whole Amount;
•	if the Acquisition Termination Share Price exceeds the Initial Price, the number of shares of common stock and the amount of cash comprising the Reference Amount per Mandatory Convertible Preferred

Stock (before giving effect to any election to pay or deliver, with respect to each Mandatory Convertible Preferred Stock, cash in lieu of all or a portion of the common stock equal to the Acquisition Termination Conversion Rate or common stock lieu of some or all of the cash in respect of the Acquisition Termination Dividend Amount);
•
if the Acquisition Termination Share Price exceeds the Initial Price, whether we will pay cash in lieu of common stock equal to the Acquisition Termination Conversion Rate comprising a portion of the Reference Amount (specifying, if applicable, the number of such shares of common stock in respect of which cash will be paid);

•
if the Acquisition Termination Share Price exceeds the Initial Price, whether we will deliver common stock in lieu of paying cash for all or any portion of the Acquisition Termination Dividend Amount comprising a portion of the Reference Amount (specifying, if applicable, the percentage of the Acquisition Termination Dividend Amount in respect of which common stock will be delivered in lieu of cash); and

•
the Acquisition Termination Redemption Date (specifying, as applicable, a fixed date or that the Acquisition Termination Redemption Date will be the second Business Day following the last Trading Day of the 20 consecutive Trading Day period used to determine the Acquisition Termination Market Value).

To the extent a shelf registration statement is required in our reasonable judgment in connection with the issuance of or for resales of shares of common stock issued in payment of the Acquisition Termination Make-Whole Amount, we will, to the extent such a registration statement is not currently filed and effective, use our commercially reasonable efforts to file and maintain the effectiveness of such a shelf registration statement until the earlier of such time as all such shares of common stock have been resold thereunder and such time as all such shares of common stock are freely tradable without registration by holders thereof that are not, and have not been within the three months preceding, “affiliates” of ours for purposes of the Securities Act. To the extent applicable, we will also use our commercially reasonable efforts to have the common stock approved for listing on NYSE (or if our common stock is not listed on NYSE, on the principal other U.S. national or regional securities exchange on which our common stock are then listed) and qualified or registered under applicable state securities laws, if required; provided that we will not be required to qualify as a foreign corporation or to take any action that would subject us to general service of process in any such jurisdiction where we are not presently qualified or where we are not presently subject to taxation as a foreign corporation and such qualification or action would subject us to such taxation.
The proceeds of this offering will not be deposited into an escrow account. Our ability to pay the Acquisition Termination Make-Whole Amount to holders of the Mandatory Convertible Preferred Stock in connection with a redemption may be limited by our then-existing financial resources, and following our election, if any, to redeem the Mandatory Convertible Preferred Stock, sufficient funds may not be available when necessary to pay the Acquisition Termination Make-Whole Amount.
Liquidation Preference
In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of the Mandatory Convertible Preferred Stock will be entitled to receive a liquidation preference in the amount of $50.00 per share of the Mandatory Convertible Preferred Stock (the “Liquidation Preference”), plus an amount (the “Liquidation Dividend Amount”) equal to accumulated and unpaid dividends on such shares, whether or not declared, to, but excluding, the date fixed for liquidation, winding-up or dissolution, such amount to be paid out of our assets legally available for distribution to our stockholders, after satisfaction of debt and other liabilities owed to our creditors and holders of shares of any Senior Stock and before any payment or distribution is made to holders of Junior Stock (including our common stock). If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to (1) the Liquidation Preference plus the Liquidation Dividend Amount on the shares of the Mandatory Convertible Preferred Stock and (2) the liquidation preference of, and the amount of accumulated and unpaid dividends (to, but excluding, the date fixed for liquidation, winding-up or dissolution) on, all Parity Stock are not paid in full, the holders of the Mandatory Convertible Preferred Stock and all holders of any such Parity Stock will share equally and ratably in any distribution of our assets in proportion to their respective liquidation preferences and amounts equal to accumulated and unpaid dividends to which they are entitled. After payment to any holder of the Mandatory

Convertible Preferred Stock of the full amount of the Liquidation Preference and the Liquidation Dividend Amount for such holder’s shares of the Mandatory Convertible Preferred Stock, such holder of the Mandatory Convertible Preferred Stock will have no right or claim to any of our remaining assets.
Neither the sale, lease nor exchange of all or substantially all of our assets or business (other than in connection with our liquidation, winding-up or dissolution), nor our merger or consolidation into or with any other person, will be deemed to be our voluntary or involuntary liquidation, winding-up or dissolution.
Our Certificate of Incorporation and the Certificate of Designations will not contain any provision requiring funds to be set aside to protect the Liquidation Preference of the Mandatory Convertible Preferred Stock even though it is substantially in excess of the par value thereof.
Voting Power
The holders of the Mandatory Convertible Preferred Stock will not have any voting rights or powers, except as described below and as specifically required by Delaware law or by our Certificate of Incorporation from time to time.
Whenever dividends on any shares of the Mandatory Convertible Preferred Stock have not been declared and paid for the equivalent of six or more dividend periods, whether or not for consecutive dividend periods (a “Nonpayment”), the authorized number of directors on our Board will, at the next annual meeting of stockholders or at a special meeting of stockholders as provided below, automatically be increased by two and the holders of such shares of the Mandatory Convertible Preferred Stock, voting together as a single class with holders of any and all other series of Voting Preferred Stock (as defined below) then outstanding, will be entitled, at our next annual meeting of stockholders or at a special meeting of stockholders, if any, as provided below, to vote for the election of a total of two additional members of our Board (the “Preferred Stock Directors”); provided, that the election of any such Preferred Stock Directors will not cause us to violate the corporate governance requirements of the NYSE (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors; provided, further, that our Board shall, at no time, include more than two Preferred Stock Directors. In the event of a Nonpayment, the holders of record of at least 25% of the shares of the Mandatory Convertible Preferred Stock and any other series of Voting Preferred Stock may request that a special meeting of stockholders be called to elect such Preferred Stock Directors (provided, that if our next annual or a special meeting of stockholders is scheduled to be held within 90 days of the receipt of such request, the election of such Preferred Stock Directors, to the extent otherwise permitted by our amended and restated bylaws, will, instead, be included in the agenda for and will be held at such scheduled annual or special meeting of stockholders). The Preferred Stock Directors will stand for reelection annually, at each subsequent annual meeting of the stockholders, so long as the holders of the Mandatory Convertible Preferred Stock continue to have such voting powers.
At any meeting at which the holders of the Mandatory Convertible Preferred Stock are entitled to elect Preferred Stock Directors, the holders of record of a majority in voting power of the then outstanding shares of the Mandatory Convertible Preferred Stock and all other series of Voting Preferred Stock, present in person or represented by proxy, will constitute a quorum and the vote of the holders of a majority in voting power of such shares of the Mandatory Convertible Preferred Stock and other Voting Preferred Stock so present or represented by proxy at any such meeting at which there shall be a quorum shall be sufficient to elect the Preferred Stock Directors.
As used in this prospectus supplement, “Voting Preferred Stock” means any other class or series of our Parity Stock upon which like voting powers for the election of directors have been conferred and are exercisable.
If and when all accumulated and unpaid dividends on the Mandatory Convertible Preferred Stock have been paid in full, or declared and a sum or number of shares of our common stock sufficient for such payment shall have been set aside for the benefit of the holders thereof on the applicable Regular Record Date (a “Nonpayment Remedy”), the holders of the Mandatory Convertible Preferred Stock shall immediately and, without any further action by us, be divested of the foregoing voting powers, subject to the revesting of such powers in the event of each subsequent Nonpayment. If such voting powers for the holders of the Mandatory Convertible Preferred Stock and all other holders of Voting Preferred Stock have terminated, each Preferred Stock Director then in office shall automatically be disqualified as a director and shall no longer be a director and the term of office of each Preferred Stock Director so elected will terminate at such time and the authorized number of directors on our Board shall automatically decrease by two.

Any Preferred Stock Director may be removed at any time, with or without cause, by the holders of record of a majority in voting power of the outstanding shares of the Mandatory Convertible Preferred Stock and any other series of Voting Preferred Stock then outstanding (voting together as a single class) when they have the voting powers described above. In the event that a Nonpayment shall have occurred and there shall not have been a Nonpayment Remedy, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election of Preferred Stock Directors after a Nonpayment) may be filled by the written consent of the Preferred Stock Director remaining in office, except that in the event that such vacancy is created as a result of such Preferred Stock Director being removed, or if no Preferred Stock Director remains in office, then such vacancy may be filled by a vote of the holders of record of a majority in voting power of the outstanding shares of the Mandatory Convertible Preferred Stock and any other series of Voting Preferred Stock then outstanding (voting together as a single class) when they have the voting powers described above; provided, however, that the election of any such Preferred Stock Directors to fill such vacancy will not cause us to violate the corporate governance requirements of the NYSE (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors. The Preferred Stock Directors will each be entitled to one vote per director on any matter that comes before our Board for a vote.
So long as any shares of the Mandatory Convertible Preferred Stock are outstanding, we will not, without the affirmative vote or consent of the holders of record of at least two-thirds in voting power of the outstanding shares of the Mandatory Convertible Preferred Stock and all other series of Voting Preferred Stock at the time outstanding and entitled to vote thereon, voting together as a single class, given in person or by proxy, by written consent without a meeting or by vote at an annual or special meeting of such stockholders:
•	amend or alter the provisions of our Certificate of Incorporation so as to authorize or create, or increase the authorized number of, any class or series of Senior Stock;
•
amend, alter or repeal any provision of our Certificate of Incorporation or the Certificate of Designations so as to materially and adversely affect the special rights, preferences or voting powers of the Mandatory Convertible Preferred Stock; or

•
consummate a binding share exchange or reclassification involving the shares of the Mandatory Convertible Preferred Stock, a merger or consolidation of us with another entity or a conversion of the Company or domestication in or transfer to a foreign jurisdiction, unless in each case: (i) the shares of the Mandatory Convertible Preferred Stock remain outstanding following the consummation of such binding share exchange, reclassification, merger or consolidation or, in the case of (x) any such merger or consolidation with respect to which we are not the surviving or resulting entity (or the Mandatory Convertible Preferred Stock is otherwise exchanged or reclassified) or (y) any such conversion, domestication or transfer, are converted or reclassified into or exchanged for preference securities of the surviving or resulting entity, of the converted, domesticated or transferred entity or, in either case, such entity’s ultimate parent; and (ii) the shares of the Mandatory Convertible Preferred Stock that remain outstanding or such shares of preference securities, as the case may be, have such rights, preferences and voting powers that, taken as a whole, are not materially less favorable to the holders thereof than the rights, preferences and voting powers, taken as a whole, of the Mandatory Convertible Preferred Stock immediately prior to the consummation of such transaction;

Provided, however, that in the event that a transaction would trigger voting powers under both the second and the third bullet point above, the third bullet point will govern; provided, further, however, that (1) any increase in the number of our authorized but unissued shares of our preferred stock, (2) any increase in the number of authorized or issued shares of the Mandatory Convertible Preferred Stock, (3) the creation and issuance, or increase in the authorized or issued number, of any class or series of Parity Stock or Junior Stock and (4) the application of the provisions described below under the caption “—Recapitalizations, Reclassifications and Changes in our Common Stock”, will be deemed not to adversely affect (or to otherwise cause to be materially less favorable) the rights, preferences or voting powers of the Mandatory Convertible Preferred Stock and shall not require the affirmative vote or consent of holders of the Mandatory Convertible Preferred Stock. Our Certificate of Incorporation and Delaware law permit us, without the approval of any of our stockholders (including any holders of the Mandatory Convertible Preferred Stock), to establish and issue a new series of preferred stock ranking equally with or junior to the Mandatory Convertible Preferred Stock, which may dilute the voting and other interests of holders of the Mandatory Convertible Preferred Stock. See “Description of Capital Stock—Preferred Stock” in the accompanying prospectus.
If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation or conversion, domestication or transfer described above would adversely affect the rights, preferences or voting powers of one or more but not all series of Voting Preferred Stock (including the Mandatory Convertible Preferred Stock for this purpose), then only the series of Voting Preferred Stock, the rights, preferences or voting powers of which are adversely affected and entitled to vote, shall vote as a class in lieu of all other series of Voting Preferred Stock.
Without the vote or consent of the holders of the Mandatory Convertible Preferred Stock, so long as such action does not adversely affect the special rights, preferences or voting powers of the Mandatory Convertible Preferred Stock, and limitations and restrictions thereof, we may amend, alter, correct, supplement or repeal any terms of the Mandatory Convertible Preferred Stock by amending or supplementing our Certificate of Incorporation or the Certificate of Designations for the following purposes:
•
to cure any ambiguity, omission, inconsistency or mistake in any such agreement (including any provision contained in the Certificate of Designations that may be defective or inconsistent with any other provision contained in such Certificate of Designations);

•
to make any provision with respect to matters or questions relating to the Mandatory Convertible Preferred Stock that is not inconsistent with the provisions of our Certificate of Incorporation or the Certificate of Designations;

•	to waive any of our rights with respect to the Mandatory Convertible Preferred Stock; or
•	to make any other change that does not materially and adversely affect the rights of any holder of the Mandatory Convertible Preferred Stock (other than any holder that consents to such change).
In addition, without the consent of the holders of the Mandatory Convertible Preferred Stock, we may amend, alter, supplement or repeal any terms of the Mandatory Convertible Preferred Stock in order to (i) conform the terms thereof to the description of the terms of the Mandatory Convertible Preferred Stock set forth under “Description of Mandatory Convertible Preferred Stock” in the preliminary prospectus supplement relating to this offering, as supplemented and/or amended by any related pricing term sheet or (ii) file a certificate of correction with respect to the Certificate of Designations to the extent permitted by Section 103(f) of the Delaware General Corporation Law.
In connection with any vote expressly set forth in this section, the number of votes that each share of Mandatory Convertible Preferred Stock (and any Voting Preferred Stock participating in the votes set forth in this section) will have will be equal to the respective per share liquidation preference amounts of the Mandatory Convertible Preferred Stock and such other Voting Preferred Stock.
Mandatory Conversion
Each outstanding share of the Mandatory Convertible Preferred Stock will automatically convert on the Mandatory Conversion Date (as defined below), into a number of shares of our common stock equal to the Conversion Rate described below.
The “Conversion Rate,” which is the number of shares of our common stock issuable upon conversion of each share of the Mandatory Convertible Preferred Stock on the Mandatory Conversion Date (excluding any shares of our common stock issued in respect of accrued and unpaid dividends, as described below), will be as follows:
•
if the Applicable Market Value (as defined below) of our common stock is greater than the Threshold Appreciation Price, which is approximately $19.72, the Conversion Rate will be 2.5352 shares of our common stock per share of the Mandatory Convertible Preferred Stock (the “Minimum Conversion Rate”);

•
if the Applicable Market Value of our common stock is less than or equal to the Threshold Appreciation Price but equal to or greater than the Initial Price, which is approximately $16.10, the Conversion Rate will be equal to $50.00, divided by the Applicable Market Value of our common stock, rounded to the nearest ten-thousandth of a share; or

•
if the Applicable Market Value of our common stock is less than the Initial Price, the Conversion Rate will be 3.1056 shares of our common stock per share of the Mandatory Convertible Preferred Stock (the “Maximum Conversion Rate”).

For the avoidance of doubt, the Conversion Rate per share of the Mandatory Convertible Preferred Stock will in no event exceed the Maximum Conversion Rate, subject to adjustment as described under “—Anti-Dilution Adjustments” below and exclusive of any amounts owing in respect of any Additional Conversion Amount or any accrued and unpaid dividends paid at our election in shares of common stock.
We refer to the Minimum Conversion Rate and the Maximum Conversion Rate collectively as the “Fixed Conversion Rates.” The Fixed Conversion Rates are subject to adjustment as described under “—Anti-Dilution Adjustments” below. The “Threshold Appreciation Price” is calculated by dividing $50.00 by the Minimum Conversion Rate, and represents approximately 22.5% appreciation over the Initial Price. The “Initial Price” is calculated by dividing $50.00 by the Maximum Conversion Rate and initially equals approximately $16.10, the closing price of our common stock on September 10, 2024.
If we declare a dividend on the Mandatory Convertible Preferred Stock for the dividend period ending on, but excluding, September 1, 2027, we will pay such dividend to the holders of record as of the immediately preceding Regular Record Date, as described above under “—Dividends.” If, on or prior to September 1, 2027 we have not declared a dividend payable in the amount of all or any portion of the accumulated and unpaid dividends on the Mandatory Convertible Preferred Stock, the Conversion Rate will be adjusted so that holders receive an additional number of shares of our common stock equal to:
•	the amount of such undeclared, accumulated and unpaid dividends per share of the Mandatory Convertible Preferred Stock (the “Additional Conversion Amount”), divided by
•	the greater of (x) the Floor Price and (y) 97% of the Average Price (calculated using September 1, 2027, as the applicable Dividend Payment Date).
To the extent that the Additional Conversion Amount exceeds the product of such number of additional shares and 97% of the Average Price, we will, if we are legally able to do so, and to the extent permitted under the terms of the documents governing our indebtedness, declare and pay such excess amount in cash (computed to the nearest cent) pro rata per share to the holders of the Mandatory Convertible Preferred Stock. Any such payment in cash may not be permitted by our then existing debt instruments. To the extent that we are not able to pay such excess amount in cash under applicable law and in compliance with our indebtedness, we will not have any obligation to pay such amount in cash or deliver additional shares of our common stock in respect of such amount, and such amount will not form a part of the cumulative dividends on the shares of the Mandatory Convertible Preferred Stock.
Hypothetical Conversion Values Upon Mandatory Conversion
For illustrative purposes only, the following table shows the number of shares of our common stock that a holder of the Mandatory Convertible Preferred Stock would receive upon mandatory conversion of one share of the Mandatory Convertible Preferred Stock at various Applicable Market Values for our common stock. The table assumes that there will be no conversion adjustments as described above for any Additional Conversion Amount or as described below in “—Anti-Dilution Adjustments” and that dividends on the Mandatory Convertible Preferred Stock will be declared and paid in cash (and not in additional shares of our common stock). The actual Applicable Market Value of our common stock may differ from those set forth in the table below. Given an Initial Price of approximately $16.10 and a Threshold Appreciation Price of approximately $19.72, a holder of the Mandatory Convertible Preferred Stock would receive on the Mandatory Conversion Date the number of shares of our common stock per share of the Mandatory Convertible Preferred Stock set forth below, subject to the provisions described below with respect to any fractional share of our common stock:

Assumed Applicable Market Value of our common stock	Number of shares of our common stock to be received upon mandatory conversion	Assumed conversion value (calculated as Applicable Market Value multiplied by the number of shares of our common stock to be received upon mandatory conversion)
13.50	3.1056	41.93
14.00	3.1056	43.48
14.50	3.1056	45.03

Assumed Applicable Market Value of our common stock	Number of shares of our common stock to be received upon mandatory conversion	Assumed conversion value (calculated as Applicable Market Value multiplied by the number of shares of our common stock to be received upon mandatory conversion)
15.00	3.1056	46.58
15.50	3.1056	48.14
16.12	3.1017	50.00
16.50	3.0303	50.00
17.00	2.9412	50.00
17.50	2.8571	50.00
18.00	2.7778	50.00
19.72	2.5355	50.00
20.00	2.5352	50.70
20.50	2.5352	51.97
21.00	2.5352	53.24
21.50	2.5352	54.51
22.00	2.5352	55.77

Accordingly, assuming that the market price of our common stock on the Mandatory Conversion Date is the same as the Applicable Market Value of our common stock, the aggregate market value of our common stock you receive upon mandatory conversion of a share of the Mandatory Convertible Preferred Stock (excluding any shares of our common stock you receive in respect of accrued and unpaid dividends) will be:
•	greater than the $50.00 liquidation preference of the share of the Mandatory Convertible Preferred Stock, if the Applicable Market Value is greater than the Threshold Appreciation Price;
•
equal to the $50.00 liquidation preference of the share of the Mandatory Convertible Preferred Stock, if the Applicable Market Value is less than or equal to the Threshold Appreciation Price and greater than or equal to the Initial Price; and

•	less than the $50.00 liquidation preference of the share of the Mandatory Convertible Preferred Stock, if the Applicable Market Value is less than the Initial Price.
Certain Definitions
“Applicable Market Value” means the Average VWAP per share of our common stock over the Settlement Period (as defined below).
“Close of Business” means 5:00 p.m., New York City time.
“Mandatory Conversion Date” means the second Business Day immediately following the last Trading Day of the Settlement Period. The Mandatory Conversion Date is expected to be September 1, 2027. If the Mandatory Conversion Date occurs after September 1, 2027 (whether because a Scheduled Trading Day during the Settlement Period is not a Trading Day due to the occurrence of a Market Disruption Event (as defined below) or otherwise), no interest or other amounts will accrue as a result of such postponement.
“Market Disruption Event” means:
•	a failure by the Relevant Stock Exchange to open for trading during its regular trading session; or
•
the occurrence or existence, prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for our common stock, for more than a one half-hour period in the aggregate during regular trading hours, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the Relevant Stock Exchange or otherwise) in our common stock.

“Open of Business” means 9:00 a.m., New York City time.
“Relevant Stock Exchange” means the NYSE or, if our common stock is not then listed on the NYSE, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading.
“Scheduled Trading Day” means any day that is scheduled to be a Trading Day.

“Settlement Period” means the 20 consecutive Trading Day period beginning on, and including, the 21st Scheduled Trading Day immediately preceding September 1, 2027.
“Trading Day” means a day on which:
•	there is no Market Disruption Event; and
•	trading in our common stock generally occurs on the Relevant Stock Exchange;
provided, however, that if our common stock is not listed or admitted for trading, “Trading Day” means any Business Day.
“VWAP” per share of our common stock on any Trading Day means the per share volume-weighted average price as displayed on Bloomberg page HPE <equity> AQR (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or, if such volume-weighted average price is not available, the market value per share of our common stock on such Trading Day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose, which may include any of the underwriters for this offering). The “Average VWAP” per share over a certain period means the arithmetic average of the VWAP per share for each Trading Day in the relevant period.
Early Conversion at the Option of the Holder
Other than during a Fundamental Change Conversion Period (as defined below under “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount”), holders of the Mandatory Convertible Preferred Stock will have the option to convert their Mandatory Convertible Preferred Stock, in whole or in part (but in no event in increments of less than one share of the Mandatory Convertible Preferred Stock), at any time prior to September 1, 2027 (an “Early Conversion”), into shares of our common stock at the Minimum Conversion Rate of shares of our common stock per share of the Mandatory Convertible Preferred Stock, subject to adjustment as described under “—Anti-Dilution Adjustments” below.
If, as of the Conversion Date (as defined below) of any Early Conversion (the “Early Conversion Date”), we have not declared all or any portion of the accumulated and unpaid dividends for all full dividend periods ending on or prior to the Dividend Payment Date immediately prior to such Early Conversion Date, the conversion rate for such Early Conversion will be adjusted so that holders converting their Mandatory Convertible Preferred Stock at such time receive an additional number of shares of our common stock equal to:
•
such amount of undeclared, accumulated and unpaid dividends per share of the Mandatory Convertible Preferred Stock for such prior full dividend periods (the “Early Conversion Additional Amount”), divided by

•
the greater of (x) the Floor Price and (y) the Average VWAP per share of our common stock over the 20 consecutive Trading Day period (the “Early Conversion Settlement Period”) commencing on, and including, the 21st Scheduled Trading Day immediately preceding the Early Conversion Date (such Average VWAP, the “Early Conversion Average Price”).

To the extent that the Early Conversion Additional Amount exceeds the product of such number of additional shares and the Early Conversion Average Price, we will not have any obligation to pay the shortfall in cash or deliver shares of our common stock in respect of such shortfall.
Except as described above, upon any Early Conversion of any Mandatory Convertible Preferred Stock, we will make no payment or allowance for unpaid dividends on such shares of the Mandatory Convertible Preferred Stock, unless such Early Conversion Date occurs after the Regular Record Date for a declared dividend and on or prior to the immediately succeeding Dividend Payment Date, in which case such dividend will be paid on such Dividend Payment Date to the holder of record of the converted shares of the Mandatory Convertible Preferred Stock as of such Regular Record Date, as described in the section above entitled “—Dividends.”

Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount
General
If a “Fundamental Change” (as defined below) occurs on or prior to September 1, 2027, holders of the Mandatory Convertible Preferred Stock will have the right (the “Fundamental Change Conversion Right”) during the Fundamental Change Conversion Period (as defined below) to:
i.
convert their shares of the Mandatory Convertible Preferred Stock, in whole or in part (but in no event in increments of less than one share of the Mandatory Convertible Preferred Stock), into a number of shares of our common stock (or Units of Exchange Property as described below) at the conversion rate specified in the table below (the “Fundamental Change Conversion Rate”);

ii.	with respect to such converted shares, receive a Fundamental Change Dividend Make-Whole Amount (as defined below) payable in cash or shares of our common stock; and
iii.	with respect to such converted shares, receive the Accumulated Dividend Amount (as defined below) payable in cash or shares of our common stock, subject, in the case of clauses (ii) and (iii), to certain limitations with respect to the number of shares of our common stock that we will be required to deliver, all as described below. Notwithstanding clauses (ii) and (iii) above, if the Fundamental Change Effective Date (as defined below) or the Fundamental Change Conversion Date (as defined below) falls after the Regular Record Date for a dividend period for which we have declared a dividend and prior to the next Dividend Payment Date, then we will pay such dividend on the relevant Dividend Payment Date to the holders of record on such Regular Record Date, as described in “—Dividends,” and the Accumulated Dividend Amount will not include the amount of such dividend, and the Fundamental Change Dividend Make-Whole Amount will not include the present value of the payment of such dividend.
To exercise the Fundamental Change Conversion Right, holders must submit their shares of the Mandatory Convertible Preferred Stock for conversion at any time during the period (the “Fundamental Change Conversion Period”) beginning on, and including, the Fundamental Change Effective Date and ending at the Close of Business on the date that is 20 calendar days after the Fundamental Change Effective Date (or, if applicable as described below, the date that is 20 calendar days after the date of notice of such Fundamental Change) but, in no event later than September 1, 2027. Holders of the Mandatory Convertible Preferred Stock that submit the shares for conversion during the Fundamental Change Conversion Period shall be deemed to have exercised their Fundamental Change Conversion Right. Holders who do not submit their shares for conversion during the Fundamental Change Conversion Period will not be entitled to convert their Mandatory Convertible Preferred Stock at the relevant Fundamental Change Conversion Rate or to receive the relevant Fundamental Change Dividend Make-Whole Amount or the Accumulated Dividend Amount. A Conversion Date occurring during such Fundamental Change Conversion Period is referred to herein as a “Fundamental Change Conversion Date.”
We will notify holders of the Fundamental Change Effective Date no later than the second Business Day immediately following such Fundamental Change Effective Date.
A “Fundamental Change” will be deemed to have occurred, at any time after the Initial Issue Date of the Mandatory Convertible Preferred Stock, if any of the following occurs:
i.
the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination or change in par value) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or a combination thereof); (B) any consolidation, merger or other combination of us or binding share exchange pursuant to which our common stock will be converted into, or exchanged for, stock, other securities or other property or assets (including cash or a combination thereof); or (C) any sale, lease or other transfer or disposition in one transaction or a series of transactions of all or substantially all of the consolidated assets of ours and our subsidiaries taken as a whole, to any person or one or more of our wholly-owned subsidiaries;

ii.
any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than us, any of our wholly-owned subsidiaries or any of our or any of our wholly-owned subsidiaries’ employee benefit plans (or any person or entity acting solely in its capacity as trustee, agent or other fiduciary or administrator of any such plan), filing a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of capital stock then outstanding entitled to vote generally in elections of our directors; or
iii.
our common stock (or other common stock constituting Exchange Property (as defined under “—Recapitalizations, Reclassifications and Changes of Our Common Stock”)) ceases to be listed or quoted for trading on the NYSE, the Nasdaq Global Select Market or the Nasdaq Global Market (or another U.S. national securities exchange or any of their respective successors).

However, a transaction or transactions described in clause (i) or clause (ii) of the definition of “Fundamental Change” above will not constitute a Fundamental Change if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares or pursuant to statutory appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of the NYSE, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions such consideration (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) becomes the Exchange Property.
Fundamental Change Conversion Rate
The Fundamental Change Conversion Rate will be determined by reference to the table below and is based on the effective date of such Fundamental Change (the “Fundamental Change Effective Date”) and the price (the “Fundamental Change Stock Price”) paid or deemed paid per share of our common stock in such Fundamental Change. If the holders of our common stock receive only cash in such Fundamental Change, the Fundamental Change Stock Price shall be the cash amount paid per share of common stock in such Fundamental Change. Otherwise, the Fundamental Change Stock Price shall be the Average VWAP per share of our common stock over the ten consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Fundamental Change Effective Date.
The Fundamental Change Stock Prices set forth in the first row of the table below (i.e., the column headers) will be adjusted as of any date on which the Fixed Conversion Rates of the Mandatory Convertible Preferred Stock are adjusted. The adjusted Fundamental Change Stock Prices will equal (i) the Fundamental Change Stock Prices applicable immediately prior to such adjustment, multiplied by (ii) a fraction, the numerator of which is the Minimum Conversion Rate immediately prior to the adjustment giving rise to the Fundamental Change Stock Price adjustment and the denominator of which is the Minimum Conversion Rate as so adjusted. Each of the Fundamental Change Conversion Rates in the table below will be subject to adjustment in the same manner and at the same time as each Fixed Conversion Rate as set forth in “—Anti-Dilution Adjustments.”
The following table sets forth the Fundamental Change Conversion Rate per share of the Mandatory Convertible Preferred Stock for each Fundamental Change Stock Price and Fundamental Change Effective Date set forth below.

	Fundamental Change Stock Price
Fundamental Change Effective Date	$4.00	$6.00	$8.00	$10.00	$12.00	$14.00	$16.10	$18.60	$19.72	$25.00	$30.00	$35.00	$40.00	$50.00
September 13, 2024	1.9200	2.2757	2.4150	2.4651	2.4762	2.4714	2.4607	2.4474	2.4421	2.4254	2.4196	2.4196	2.4224	2.4308
September 1, 2025	2.2950	2.5429	2.6369	2.6577	2.6427	2.6134	2.5796	2.5437	2.5300	2.4858	2.4668	2.4598	2.4588	2.4631
September 1, 2026	2.6931	2.8240	2.8784	2.8822	2.8465	2.7875	2.7187	2.6451	2.6175	2.5342	2.5039	2.4948	2.4937	2.4972
September 1, 2027	3.1056	3.1056	3.1056	3.1056	3.1056	3.1056	3.1056	2.6882	2.5352	2.5352	2.5352	2.5352	2.5352	2.5352

The exact Fundamental Change Stock Price and Fundamental Change Effective Date may not be set forth in the table, in which case:
•
if the Fundamental Change Stock Price is between two Fundamental Change Stock Price amounts in the table or the Fundamental Change Effective Date is between two Fundamental Change Effective Dates in the table, the Fundamental Change Conversion Rate will be determined by a straight-line interpolation between the Fundamental Change Conversion Rates set forth for the higher and lower Fundamental Change Stock Price amounts and the earlier and later Fundamental Change Effective Dates, as applicable, based on a 365- or 366-day year, as applicable;
•
if the Fundamental Change Stock Price is in excess of $50.00 per share (subject to adjustment in the same manner as the Fundamental Change Stock Prices set forth in the column headings of the table above), then the Fundamental Change Conversion Rate will be the Minimum Conversion Rate; and

•
if the Fundamental Change Stock Price is less than $4.00 per share (subject to adjustment in the same manner as the Fundamental Change Stock Prices set forth in the column headings of the table above), then the Fundamental Change Conversion Rate will be the Maximum Conversion Rate.

Fundamental Change Dividend Make-Whole Amount and Accumulated Dividend Amount
For any shares of the Mandatory Convertible Preferred Stock that are converted during the Fundamental Change Conversion Period, in addition to the common stock issued upon conversion at the Fundamental Change Conversion Rate, we will, at our option (subject to satisfaction of the requirements described below):
a)
pay in cash (computed to the nearest cent), to the extent we are legally permitted to do so and to the extent permitted under the terms of the documents governing our indebtedness, an amount equal to the present value, calculated using a discount rate of 4.67% per annum, of all dividend payments (excluding any Accumulated Dividend Amount, and subject to the second sentence under “—General” above) on the Mandatory Convertible Preferred Stock for (i) the partial dividend period, if any, from, and including, the Fundamental Change Effective Date to, but excluding, the next Dividend Payment Date and (ii) all remaining full dividend periods from, and including, the Dividend Payment Date following the Fundamental Change Effective Date to, but excluding, September 1, 2027 (the “Fundamental Change Dividend Make-Whole Amount”);

b)
increase the number of shares of our common stock (or Units of Exchange Property) to be issued upon conversion by a number equal to (i) the Fundamental Change Dividend Make-Whole Amount, divided by (ii) the greater of (x) the Floor Price and (y) 97% of the Fundamental Change Stock Price; or

c)
pay the Fundamental Change Dividend Make-Whole Amount through any combination of cash and shares of our common stock (or Units of Exchange Property) in accordance with the provisions of clauses (a) and (b) above.

As used herein, the term “Accumulated Dividend Amount” means, with respect to any Fundamental Change, the aggregate amount of undeclared, accumulated and unpaid dividends, if any, for dividend periods prior to the relevant Fundamental Change Effective Date, including (but subject to the second sentence under “—General” above) for the partial dividend period, if any, from, and including, the Dividend Payment Date immediately preceding such Fundamental Change Effective Date to, but excluding, such Fundamental Change Effective Date. For the avoidance of doubt, if the Regular Record Date for a dividend period for which we have, as of the Fundamental Change Effective Date, declared a dividend occurs before or during the related Fundamental Change Conversion Period, then we will pay such dividend on the relevant Dividend Payment Date to the holders of record at the Close of Business on such Regular Record Date, as described in “—Dividends,” and the Accumulated Dividend Amount will not include the amount of such dividend, and the Fundamental Change Dividend Make-Whole Amount will not include the present value of such dividend.
The Accumulated Dividend Amount will be payable at our option (subject to satisfaction of the requirements described below):
•	in cash (computed to the nearest cent), to the extent we are legally permitted to do so and to the extent permitted under the terms of the documents governing our indebtedness;
•
in an additional number of shares of our common stock (or Units of Exchange Property) equal to (i) the Accumulated Dividend Amount, divided by (ii) the greater of (x) the Floor Price and (y) 97% of the Fundamental Change Stock Price; or

•	through a combination of cash and shares of our common stock (or Units of Exchange Property) in accordance with the provisions of the preceding two bullets.

We will pay the Fundamental Change Dividend Make-Whole Amount and the Accumulated Dividend Amount in cash, except to the extent we elect on or prior to the second Business Day following the Fundamental Change Effective Date to make all or any portion of such payments in shares of our common stock (or Units of Exchange Property).
In addition, if we elect to deliver common stock (or Units of Exchange Property) in respect of all or any portion of the Fundamental Change Dividend Make-Whole Amount or the Accumulated Dividend Amount, to the extent that the Fundamental Change Dividend Make-Whole Amount or the Accumulated Dividend Amount or the dollar amount of any portion thereof paid in common stock (or Units of Exchange Property) exceeds the product of (x) the number of additional shares we deliver in respect thereof and (y) 97% of the Fundamental Change Stock Price, we will, if we are legally able to do so, and to the extent permitted under the terms of the documents governing our indebtedness, pay such excess amount in cash (computed to the nearest cent). Any such payment in cash may not be permitted by our then existing debt instruments, including any restricted payments covenants. To the extent that we are not able to pay such excess amount in cash under applicable law and in compliance with our indebtedness, we will not have any obligation to pay such amount in cash or deliver additional shares of our common stock in respect of such amount, and such amount will not form a part of the cumulative dividends that may be deemed to accumulate on the shares of the Mandatory Convertible Preferred Stock.
However, if we are prohibited from paying or delivering, as the case may be, the Fundamental Change Dividend Make-Whole Amount (whether in cash or in shares of our common stock), in whole or in part, due to limitations of applicable Delaware law, then the Fundamental Change Conversion Rate will instead be increased by a number of shares of common stock equal to the cash amount of the aggregate unpaid and undelivered Fundamental Change Dividend Make-Whole Amount, divided by the greater of (i) the Floor Price and (ii) 97% of the Fundamental Change Stock Price. To the extent that the cash amount of the aggregate unpaid and undelivered Fundamental Change Dividend Make-Whole Amount exceeds the product of such number of additional shares and 97% of the Fundamental Change Stock Price, we will not have any obligation to pay the shortfall in cash or deliver additional shares of our common stock in respect of such amount.
No fractional shares of our common stock (or to the extent applicable, Units of Exchange Property) will be delivered to converting holders of the Mandatory Convertible Preferred Stock in respect of the Fundamental Change Dividend Make-Whole Amount or the Accumulated Dividend Amount. We will instead, to the extent we are legally permitted to do so and to the extent permitted under the terms of the documents governing our indebtedness, pay a cash amount (computed to the nearest cent) to each converting holder that would otherwise be entitled to receive a fraction of a share of our common stock (or to the extent applicable, Units of Exchange Property) based on the Average VWAP per share of our common stock (or to the extent applicable, Units of Exchange Property) over the five consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Fundamental Change Conversion Date. In the event that we cannot pay cash in lieu of a fractional share, we will instead round up to the nearest whole share for each holder, and we shall not have any obligation to pay such amount in cash and such amount shall not form a part of the cumulative dividends that may be deemed to accumulate on the shares of Mandatory Convertible Preferred Stock.
Not later than the second Business Day following the Fundamental Change Effective Date, we will notify holders of:
•
the Fundamental Change Conversion Rate (if we provide notice to holders prior to the anticipated Fundamental Change Effective Date, specifying how the Fundamental Change Conversion Rate will be determined);

•
the Fundamental Change Dividend Make-Whole Amount and whether we will pay such amount in cash, shares of our common stock (or to the extent applicable, Units of Exchange Property) or a combination thereof, specifying the combination, if applicable; and

•
the Accumulated Dividend Amount as of the Fundamental Change Effective Date and whether we will pay such amount in cash, shares of our common stock (or to the extent applicable, Units of Exchange Property) or a combination thereof, specifying the combination, if applicable.

Our obligation to deliver shares at the Fundamental Change Conversion Rate and pay the Fundamental Change Dividend Make-Whole Amount (whether in cash, our common stock or any combination thereof) could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.
Conversion Procedures
Upon Mandatory Conversion
Any outstanding shares of the Mandatory Convertible Preferred Stock will mandatorily and automatically convert into shares of common stock on the Mandatory Conversion Date. A holder of the Mandatory Convertible Preferred Stock will not be required to pay any transfer or similar taxes or duties relating to the issuance or delivery of our common stock upon conversion, but such holder will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than the name of such holder.
A certificate representing the shares of common stock issuable upon conversion will be issued and delivered to the converting holder, or, if the Mandatory Convertible Preferred Stock being converted is in global form, the shares of common stock issuable upon conversion shall be delivered to the converting holder through the facilities of DTC, in each case together with delivery by us to the converting holder of any cash to which the converting holder is entitled, only after all applicable taxes and duties, if any, payable by you have been paid in full, and such shares and cash will be delivered on the later of (i) the Mandatory Conversion Date and (ii) the Business Day after you have paid in full all applicable taxes and duties, if any.
The person or persons entitled to receive the shares of our common stock issuable upon mandatory conversion of the Mandatory Convertible Preferred Stock will be treated as the record holder(s) of such shares as of the Close of Business on the Mandatory Conversion Date. Prior to the Close of Business on the Mandatory Conversion Date, the common stock issuable upon conversion of the Mandatory Convertible Preferred Stock on the Mandatory Conversion Date will not be deemed to be outstanding for any purpose and you will have no rights, powers or preferences with respect to such common stock, including voting powers, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the Mandatory Convertible Preferred Stock.
Upon Early Conversion or Upon Early Fundamental Change Conversion
If a holder of the Mandatory Convertible Preferred Stock elects to convert the Mandatory Convertible Preferred Stock prior to the Mandatory Conversion Date, in the manner described in “—Early Conversion at the Option of the Holder” or “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount” (an “Early Fundamental Change Conversion”), such holder must observe the following conversion procedures:
•
If shares of the Mandatory Convertible Preferred Stock are in global form, to convert the Mandatory Convertible Preferred Stock such holder must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program.

•	If shares of the Mandatory Convertible Preferred Stock are held in certificated form, such holder must comply with certain procedures set forth in the Certificate of Designations.
In either case, if required, such holder must pay all transfer or similar taxes or duties, if any, as described below.
The “Conversion Date” will be the date on which such holder has satisfied the foregoing requirements with respect to an Early Conversion or an Early Fundamental Change Conversion.
Such holder will not be required to pay any transfer or similar taxes or duties relating to the issuance or delivery of our common stock if such holder exercises its conversion rights, except that such holder will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than the name of such holder.
A certificate representing shares of common stock issuable upon conversion will be issued and delivered to the converting holder, or, if the Mandatory Convertible Preferred Stock being converted is in global form, the shares of common stock issuable upon conversion shall be delivered through the facilities of DTC, in each case together with delivery by us to the converting holder of any cash to which the converting holder is entitled, only after all applicable taxes and duties, if any, payable by the converting holder have been paid in full, and such shares and cash will be delivered on the latest of (i) the second Business Day immediately succeeding the Conversion Date, (ii) if applicable, the second Business Day immediately succeeding the last day of the Early Conversion Settlement Period and (iii) the Business Day after such holder has paid in full all applicable taxes and duties, if any.
The person or persons entitled to receive the shares of common stock issuable upon an Early Conversion or an Early Fundamental Change Conversion of the Mandatory Convertible Preferred Stock will be treated as the record holder(s) of such shares as of the Close of Business on the applicable Conversion Date. Prior to the Close of Business on the applicable Conversion Date, the shares of common stock issuable upon conversion of any shares of the Mandatory Convertible Preferred Stock will not be deemed to be outstanding for any purpose, and a holder of the Mandatory Convertible Preferred Stock will have no rights, powers or preferences with respect to such common stock, including voting powers, rights to respond to tender offers for the common stock and rights to receive any dividends or other distributions on the common stock, by virtue of holding the Mandatory Convertible Preferred Stock.
Fractional Shares
No fractional shares of our common stock will be issued to holders of the Mandatory Convertible Preferred Stock upon conversion. In lieu of any fractional shares of our common stock otherwise issuable in respect of the aggregate number of shares of the Mandatory Convertible Preferred Stock of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the product of: (i) that same fraction; and (ii) the Average VWAP of our common stock over the five consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the applicable Conversion Date. In the event that we cannot pay cash in lieu of a fractional share, we will instead round up to the nearest whole share for each holder and we shall not have any obligation to pay such amount in cash and such amount shall not form a part of the cumulative dividends that may be deemed to accumulate on the shares of Mandatory Convertible Preferred Stock.
Subject to any applicable rules and procedures of DTC, if more than one share of the Mandatory Convertible Preferred Stock is to be automatically converted on the Mandatory Conversion Date or is surrendered for conversion at one time, in each case, by or for the same holder, the number of full shares of our common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Mandatory Convertible Preferred Stock to be automatically converted or so surrendered, as the case may be.
Anti-Dilution Adjustments
Each Fixed Conversion Rate will be adjusted as described below, except that we will not make any adjustments to the Fixed Conversion Rates if holders of the Mandatory Convertible Preferred Stock participate (other than in the case of a share split or share combination), at the same time and upon the same terms as holders of our common stock and solely as a result of holding the Mandatory Convertible Preferred Stock, in any of the transactions described below without having to convert their Mandatory Convertible Preferred Stock as if they held a number of shares of common stock equal to (i) the Maximum Conversion Rate as of the record date for such transaction, multiplied by (ii) the number of shares of the Mandatory Convertible Preferred Stock held by such holder.
(1)
If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, each Fixed Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0	x	OS1
OS0

where,
CR0 =
such Fixed Conversion Rate in effect immediately prior to the Close of Business on the record date (as defined below) of such dividend or distribution, or immediately prior to the Open of Business on the effective date of such share split or share combination, as applicable;

CR1 =	such Fixed Conversion Rate in effect immediately after the Close of Business on such record date or immediately after the Open of Business on such effective date, as applicable;
OS0 =
the number of shares of our common stock outstanding immediately prior to the Close of Business on such record date or immediately prior to the Open of Business on such effective date, as applicable, before giving effect to such dividend, distribution, share split or share combination; and

OS1 =	the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.
Any adjustment made under this clause (1) shall become effective immediately after the Close of Business on the record date for such dividend or distribution, or immediately after the Open of Business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, each Fixed Conversion Rate shall be immediately readjusted, effective as of the date our Board or an authorized committee thereof determines not to pay such dividend or distribution, to such Fixed Conversion Rate that would then be in effect if such dividend or distribution had not been declared. For the purposes of this clause (1), the number of shares of our common stock outstanding immediately prior to the Close of Business on the record date or immediately prior to the Open of Business on the relevant effective date, as the case may be, and the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination shall, in each case, not include shares that we hold in treasury. We will not pay any dividend or make any distribution on shares of our common stock that we hold in treasury.
“effective date” as used in this clause (1) means the first date on which the shares of our common stock trade on the Relevant Stock Exchange, regular way, reflecting the relevant share split or share combination, as applicable.
“record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock (or other applicable security) have the right to receive any cash, securities or other property or in which our common stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by our Board or a duly authorized committee thereof, statute, contract or otherwise).
(2)
If we issue to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the Average VWAP per share of our common stock for the ten consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, each Fixed Conversion Rate will be increased based on the following formula:

CR1	=	CR0	x	OS0 + X
OS0 + Y

where,
CR0 =	such Fixed Conversion Rate in effect immediately prior to the Close of Business on the record date for such issuance;
CR1 =	such Fixed Conversion Rate in effect immediately after the Close of Business on such record date;
OS0 =	the number of shares of our common stock outstanding immediately prior to the Close of Business on such record date;
X =	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and
Y =
the number of shares of our common stock equal to (i) the aggregate price payable to exercise such rights, options or warrants, divided by (ii) the Average VWAP per share of our common stock over the ten consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the Close of Business on the record date for such issuance. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of common stock are not delivered after the exercise of such rights, options or warrants, each Fixed Conversion Rate shall be decreased to such Fixed Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered, if any. If such rights, options or warrants are not so issued, each Fixed Conversion Rate shall be immediately readjusted, effective as of the date our Board or an authorized committee thereof determines not to issue such rights, options or warrants, to such Fixed Conversion Rate that would then be in effect if such record date for such issuance had not occurred.
For the purpose of this clause (2), in determining whether any rights, options or warrants entitle the holders of our common stock to subscribe for or purchase shares of our common stock at less than such Average VWAP per share for the ten consecutive trading day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of our common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our Board or an authorized committee thereof.
(3)(A)
If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•	dividends, distributions or issuances as to which the provisions set forth in clause (1) or (2) shall apply;
•	dividends or distributions paid exclusively in cash as to which the provisions set forth in clause (4) below shall apply;
•
any dividends and distributions upon conversion of, or in exchange for, our common stock in connection with a recapitalization, reclassification, change, consolidation, merger or other combination, share exchange, or sale, lease or other transfer or disposition resulting in the change in the conversion consideration as described below under “—Recapitalizations, Reclassifications and Changes of Our Common Stock”;

•	except as otherwise described below, rights issued pursuant to a shareholder rights plan adopted by us; and
•	spin-offs as to which the provisions set forth below in clause (3)(B) shall apply;
then each Fixed Conversion Rate will be increased based on the following formula:

CR1	=	CR0	x	SP0
SP0 - FMV

where,
CR0 =	such Fixed Conversion Rate in effect immediately prior to the Close of Business on the record date for such distribution;
CR1 =	such Fixed Conversion Rate in effect immediately after the Close of Business on such record date;
SP0 =
the Average VWAP per share of our common stock over the ten consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the ex-date (as defined below) for such distribution; and

FMV =
the fair market value (as determined by our Board or an authorized committee thereof in good faith) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants so distributed, expressed as an amount per share of our common stock on the ex-date for such distribution.

“ex-date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.
Any increase made under clause (3)(A) above will become effective immediately after the Close of Business on the record date for such distribution. If such distribution is not so paid or made, each Fixed Conversion Rate shall be immediately readjusted, effective as of the date our Board or an authorized committee thereof determines not to pay such dividend or distribution, to be such Fixed Conversion Rate that would then be in effect if such distribution had not been declared.
Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), or if the difference is less than $1.00, in lieu of the foregoing increase, each holder shall receive, in respect of each share of the Mandatory Convertible Preferred Stock, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of common stock equal to the Maximum Conversion Rate in effect on the record date for the distribution.
If we issue rights, options or warrants that are only exercisable upon the occurrence of certain triggering events, then:
•	we will not adjust the Fixed Conversion Rates pursuant to the foregoing in this clause (3)(A) until the earliest of these triggering events occurs; and
•
we will readjust the Fixed Conversion Rates to the extent any of these rights, options or warrants are not exercised before they expire or are terminated without exercise by any holder thereof; provided that the rights, options or warrants trade together with our common stock and will be issued in respect of future issuances of the shares of our common stock.

(3)(B)
With respect to an adjustment where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” each Fixed Conversion Rate will be increased based on the following formula:

CR1	=	CR0	x	FMV0 + MP0
MP0

where,
CR0 =	such Fixed Conversion Rate in effect immediately prior to the Open of Business on the ex-date for the spin-off;
CR1 =	such Fixed Conversion Rate in effect immediately after the Open of Business on the ex-date for the spin-off;
FMV0 =
the Average VWAP per share of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the ten consecutive Trading Day period commencing on, and including, the ex-date for the spin-off (the “valuation period”); and

MP0 =	the Average VWAP per share of our common stock over the valuation period.
The increase to each Fixed Conversion Rate under the preceding paragraph will be calculated as of the Close of Business on the last Trading Day of the valuation period but will be given retroactive effect as of immediately after the Open of Business on the ex-date of the spin-off. Because we will make the adjustment to each Fixed Conversion Rate with retroactive effect, we will delay the settlement of any conversion of the Mandatory Convertible Preferred Stock where any date for determining the number of shares of our common stock issuable to a holder occurs during the valuation period until the second Business Day after the last Trading

Day of such valuation period. If such dividend or distribution is not so paid, each Fixed Conversion Rate shall be decreased, effective as of the date our Board or an authorized committee thereof determines not to make or pay such dividend or distribution, to be such Fixed Conversion Rate that would then be in effect if such dividend or distribution had not been declared.
(4)
If any cash dividend or distribution is made to all or substantially all holders of our common stock other than a regular, quarterly cash dividend that does not exceed $0.13 per share (the “Initial Dividend Threshold”), each Fixed Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0	x	SP0 - T
SP0 - C

where,
CR0 =	such Fixed Conversion Rate in effect immediately prior to the Close of Business on the record date for such dividend or distribution;
CR1 =	such Fixed Conversion Rate in effect immediately after the Close of Business on the record date for such dividend or distribution;
SP0 =	the Average VWAP per share of our common stock over the ten consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the ex-date for such distribution;
T =	the Initial Dividend Threshold; provided that if the dividend or distribution is not a regular quarterly cash dividend, the Initial Dividend Threshold will be deemed to be zero; and
C =	the amount in cash per share we distribute to all or substantially all holders of our common stock.
The Initial Dividend Threshold is subject to adjustment in a manner inversely proportional to adjustments to each Fixed Conversion Rate; provided that no adjustment will be made to the Initial Dividend Threshold for any adjustment to each Fixed Conversion Rate under this clause (4).
Any increase made under this clause (4) shall become effective immediately after the Close of Business on the record date for such dividend or distribution. If such dividend or distribution is not so paid, each Fixed Conversion Rate shall be decreased, effective as of the date our Board or an authorized committee thereof determines not to make or pay such dividend or distribution, to be such Fixed Conversion Rate that would then be in effect if such dividend or distribution had not been declared.
Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), or if the difference is less than $1.00, in lieu of the foregoing increase, each holder shall receive, for each share of the Mandatory Convertible Preferred Stock, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the Maximum Conversion Rate on the record date for such cash dividend or distribution.
(5)
If we or any of our subsidiaries make a payment in respect of a tender or exchange offer for our common stock (and excluding a tender offer solely to holders of fewer than 100 shares of our common stock), to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the Average VWAP per share of our common stock over the ten consecutive Trading Day period (the “averaging period”) commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), each Fixed Conversion Rate will be increased based on the following formula:

CR1	=	CR0	x	AC + (SP1 x OS1)
OS0 x SP1

where,
CR0 =	such Fixed Conversion Rate in effect immediately prior to the Close of Business on the expiration date;
CR1 =	such Fixed Conversion Rate in effect immediately after the Close of Business on the expiration date;

AC =
the aggregate value of all cash and any other consideration (as determined by our Board or an authorized committee thereof in good faith) paid or payable for shares purchased in such tender or exchange offer;

OS0 =
the number of shares of our common stock outstanding immediately prior to the expiration date (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1 =
the number of shares of our common stock outstanding immediately after the expiration date (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 =	the Average VWAP of our common stock over the averaging period.
The increase to each Fixed Conversion Rate under the preceding paragraph will be calculated at the Close of Business on the last Trading Day of the averaging period but will be given retroactive effect as of immediately after the Close of Business on the expiration date. Because we will make the adjustment to each Fixed Conversion Rate with retroactive effect, we will delay the settlement of any conversion of the Mandatory Convertible Preferred Stock where any date for determining the number of shares of our common stock issuable to a holder occurs during the averaging period until the second Business Day after the last Trading Day of the averaging period. For the avoidance of doubt, no adjustment under this clause (5) will be made if such adjustment would result in a decrease in any Fixed Conversion Rate; except as set forth below.
In the event that we or one of our subsidiaries is obligated to purchase shares of common stock pursuant to any such tender offer or exchange offer, but we or such subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then each Fixed Conversion Rate shall again be adjusted to be such Fixed Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made (or had been made only in respect of the purchases that have been made and not rescinded).
For the avoidance of doubt, for purposes of this clause (5), the term “tender offer” is used as such term is used in the Exchange Act and the term “exchange offer” means an exchange offer that constitutes a tender offer.
We may, to the extent permitted by law and the rules of NYSE or any other securities exchange on which our common stock or the Mandatory Convertible Preferred Stock is then listed, increase each Fixed Conversion Rate by any amount for a period of at least 20 Business Days if such increase is irrevocable during such 20 Business Days and our Board, or a committee thereof, determines that such increase would be in our best interest. In addition, we may make such increases in each Fixed Conversion Rate as we deem advisable in order to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of shares of our common stock (or issuance of rights or warrants to acquire shares of our common stock) or from any event treated as such for income tax purposes or for any other reason. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each Fixed Conversion Rate.
Holders of the Mandatory Convertible Preferred Stock may, in certain circumstances, including a distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution subject to U.S. Federal income tax as a dividend as a result of an adjustment or the nonoccurrence of an adjustment to the Fixed Conversion Rates. See “Certain United States Federal Income Tax Considerations.”
If we have a rights plan in effect upon conversion of the Mandatory Convertible Preferred Stock into common stock, such holder will receive, in addition to any shares of common stock received in connection with such conversion, the rights under the rights plan. However, if, prior to any conversion, the rights have separated from the shares of common stock in accordance with the provisions of the applicable rights plan, each Fixed Conversion Rate will be adjusted at the time of separation as if we distributed to all or substantially all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3)(A) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. We do not currently have a stockholder rights plan in effect.
Adjustments to the Fixed Conversion Rates will be calculated to the nearest 1/10,000th of a share of our common stock. No adjustment to any Fixed Conversion Rate will be required unless the adjustment would require an increase or decrease of at least 1% of the Fixed Conversion Rate; provided, however, that if an adjustment is not made because the adjustment does not change the Fixed Conversion Rates by at least 1%, then such adjustment will be carried forward and taken into account in any future adjustment. Notwithstanding the foregoing, on each date for determining the number of shares of our common stock issuable to a holder upon any conversion of the Mandatory Convertible Preferred Stock, we will give effect to all adjustments that we have otherwise deferred pursuant to this sentence, and those adjustments will no longer be carried forward and taken into account in any future adjustment.
The Fixed Conversion Rates will not be adjusted:
•
upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in common stock under any plan;

•
upon the issuance of any shares of our common stock or warrants, options, units or other rights to or securities exercisable for the purchase or issuance of those shares pursuant to any present or future retirement, deferred compensation, incentive, equity or other benefit plan or program of or assumed by us or any of our subsidiaries;

•
upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the Initial Issue Date;

•	for a change in the par value of our common stock;
•
for stock repurchases that are not tender or exchange offers referred to in clause (5) of the adjustments above, including structured or derivative transactions or pursuant to a stock repurchase program approved by our Board;

•	as a result of a tender offer that satisfies the exception described in clause (5) above for offers solely to holders of fewer than 100 shares of our common stock;
•	as a result of a tender or exchange offer by a person other than us or one or more of our subsidiaries;
•
for accumulated dividends on the Mandatory Convertible Preferred Stock, except as described above under “—Mandatory Conversion,” “—Early Conversion at the Option of the Holder” and “—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount”; or

•	as a result of a tender or exchange offer by a person other than us or one or more of our subsidiaries
Except as otherwise provided above, we will be responsible for making all calculations called for under the Mandatory Convertible Preferred Stock. These calculations include, but are not limited to, determinations of the Fundamental Change Stock Price, the VWAPs, the Average VWAPs and the Fixed Conversion Rates of the Mandatory Convertible Preferred Stock and shall be made in good faith.
We will be required, within ten Business Days after the Fixed Conversion Rates are adjusted, to provide or cause to be provided written notice of the adjustment to the holders of the Mandatory Convertible Preferred Stock. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to each Fixed Conversion Rate was determined and setting forth each adjusted Fixed Conversion Rate.
For the avoidance of doubt, if an adjustment is made to the Fixed Conversion Rates, no separate inversely proportionate adjustment will be made to the Initial Price or the Threshold Appreciation Price because the Initial Price is equal to $50.00 divided by the Maximum Conversion Rate (as adjusted in the manner described herein) and the Threshold Appreciation Price is equal to $50.00 divided by the Minimum Conversion Rate (as adjusted in the manner described herein).
Whenever the terms of the Mandatory Convertible Preferred Stock require us to calculate the VWAP per share of our common stock over a span of multiple days, our Board or an authorized committee thereof will make appropriate adjustments in good faith (including, without limitation, to the Applicable Market Value, the Early Conversion Average Price, the Fundamental Change Stock Price and the Average Price (as the case may

be)) to account for any adjustments to the Fixed Conversion Rates (as the case may be) that become effective, or any event that would require such an adjustment if the ex-date, effective date, record date or expiration date (as the case may be) of such event occurs, during the relevant period used to calculate such prices or values (as the case may be).
If:
•
the record date for a dividend or distribution on shares of our common stock occurs after the end of the 20 consecutive Trading Day period used for calculating the Applicable Market Value and before the Mandatory Conversion Date; and

•
that dividend or distribution would have resulted in an adjustment of the number of shares issuable to the holders of the Mandatory Convertible Preferred Stock had such record date occurred on or before the last Trading Day of such 20-Trading Day period, then we will deem the holders of the Mandatory Convertible Preferred Stock to be holders of record of our common stock for purposes of that dividend or distribution. In this case, the holders of the Mandatory Convertible Preferred Stock would receive the dividend or distribution on our common stock together with the number of shares of our common stock issuable upon mandatory conversion of the Mandatory Convertible Preferred Stock.
Recapitalizations, Reclassifications and Changes of Our Common Stock
In the event of:
•	any consolidation or merger of us with or into another person or any conversion of the Company or domestication in or transfer to a foreign jurisdiction;
•	any sale, transfer, lease or conveyance to another person of all or substantially all of our property and assets;
•	any reclassification of our common stock into securities, including securities other than our common stock; or
•
any statutory exchange of our securities with another person (other than in connection with a merger or acquisition or conversion of the Company or domestication in or transfer to a foreign jurisdiction), in each case, as a result of which our common stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof) (each, a “Reorganization Event”), each share of the Mandatory Convertible Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of the holders of the Mandatory Convertible Preferred Stock, become convertible into the kind of stock, other securities or other property or assets (including cash or any combination thereof) that such holder would have been entitled to receive if such holder had converted its Mandatory Convertible Preferred Stock into common stock immediately prior to such Reorganization Event (such stock, other securities or other property or assets (including cash or any combination thereof), the “Exchange Property,” with each “Unit of Exchange Property” meaning the kind and amount of Exchange Property that a holder of one share of common stock is entitled to receive).
If the transaction causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the Exchange Property into which the Mandatory Convertible Preferred Stock will be convertible will be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of our common stock. We will notify holders of the Mandatory Convertible Preferred Stock of the weighted average referred as soon as practicable after such determination is made.
The number of “Units of Exchange Property” we will deliver for each share of the Mandatory Convertible Preferred Stock converted or as a payment of dividends on the Mandatory Convertible Preferred Stock, as applicable, following the effective date of such Reorganization Event will be determined as if references to our common stock in the description of the conversion rate applicable upon mandatory conversion, Early Conversion and Early Fundamental Change Conversion and/or the description of the relevant dividend payment provisions, as the case may be, were to Units of Exchange Property (without interest thereon and without any right to dividends or distributions thereon which have a record date prior to the date on which holders of the Mandatory

Convertible Preferred Stock become holders of the underlying shares of our common stock). For the purpose of determining which bullet of the definition of conversion rate in the second paragraph under “—Mandatory Conversion” will apply upon mandatory conversion, and for the purpose of calculating the conversion rate if the second bullet is applicable, the value of a Unit of Exchange Property will be determined in good faith by our Board or an authorized committee thereof (which determination will be final), except that if a Unit of Exchange Property includes common stock or American Depositary Receipts, or “ADRs,” that are traded on a U.S. national securities exchange, the value of such common stock or ADRs will be the average over the 20 consecutive Trading Day period used for calculating the Applicable Market Value of the volume-weighted average prices for such common stock or ADRs, as displayed on the applicable Bloomberg screen (as determined in good faith by our Board or an authorized committee thereof (which determination will be final)); or, if such price is not available, the average market value per share of such common stock or ADRs over such period as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose. The provisions of this paragraph will apply to successive Reorganization Events, and the provisions summarized under “—Anti-Dilution Adjustments” will apply to any shares of capital stock or ADRs of us or any successor received by the holders of shares of our common stock in any such Reorganization Event.
In connection with any adjustment to each Fixed Conversion Rate described above, we will also adjust the Initial Dividend Threshold (as defined under “—Anti-Dilution Adjustments”) based on the number of shares of common stock comprising the Exchange Property and (if applicable) the value of any non-stock consideration comprising the Exchange Property. If the Exchange Property is composed solely of non-stock consideration, the Initial Dividend Threshold will be zero.
We (or any successor to us) will, as soon as reasonably practicable (but in any event within 20 calendar days) after the occurrence of any Reorganization Event provide written notice to the holders of the Mandatory Convertible Preferred Stock of such occurrence and of the kind and amount of cash, securities or other property that constitute the Exchange Property. Failure to deliver such notice will not affect the operation of the provisions described in this section.
It is possible that certain consolidations, mergers, combinations or other transactions could result in tax gains or losses to the holders either as a result of the transaction or the conversion thereafter. Holders are encouraged to consult with their own tax advisors regarding the tax consequences of the ownership, disposition and conversion of the Mandatory Convertible Preferred Stock.
Notices
We will send all notices or communications to holders of the Mandatory Convertible Preferred Stock pursuant to the Certificate of Designations in writing by first class mail, postage prepaid, to the holders’ respective addresses shown on the register for the Mandatory Convertible Preferred Stock. However, in the case of Mandatory Convertible Preferred Stock in the form of global securities, we are permitted to send notices or communications to holders pursuant to DTC’s procedures, and notices and communications that we send in this manner will be deemed to have been properly sent to such holders in writing.
Reservation of Shares
We will at all times reserve and keep available out of the authorized and unissued shares of common stock, solely for issuance upon conversion of the Mandatory Convertible Preferred Stock, the maximum number of shares of our common stock as shall be issuable from time to time upon the conversion of all the shares of the Mandatory Convertible Preferred Stock then outstanding.
Transfer Agent, Registrar and Conversion and Dividend Disbursing Agent
Equiniti Trust Company, LLC is the transfer agent, registrar and conversion and dividend disbursing agent for the Mandatory Convertible Preferred Stock.
Book-Entry, Delivery and Form
The Mandatory Convertible Preferred Stock will be issued in global form. DTC or its nominee will be the sole registered holder of the Mandatory Convertible Preferred Stock. Ownership of beneficial interests in the Mandatory Convertible Preferred Stock in global form will be limited to persons who have accounts with DTC

(“Participants”) or persons who hold interests through such Participants. Ownership of beneficial interests in the Mandatory Convertible Preferred Stock in global form will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons other than Participants).
So long as DTC, or its nominee, is the registered owner or holder of a global certificate representing the shares of the Mandatory Convertible Preferred Stock, DTC or such nominee, as the case may be, will be considered the sole holder of the shares of the Mandatory Convertible Preferred Stock represented by such global certificate for all purposes under the Certificate of Designations. No beneficial owner of an interest in the shares of the Mandatory Convertible Preferred Stock in global form will be able to transfer that interest except in accordance with the applicable procedures of DTC in addition to those provided for under the Certificate of Designations.
Payments of dividends on the global certificate representing the shares of the Mandatory Convertible Preferred Stock will be made to DTC or its nominee, as the case may be, as the registered holder thereof. None of us, the transfer agent, registrar, conversion or dividend disbursing agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global certificate representing the shares of the Mandatory Convertible Preferred Stock or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
We expect that DTC or its nominee, upon receipt of any payment of dividends in respect of a global certificate representing the shares of the Mandatory Convertible Preferred Stock, will credit Participants’ accounts with payments in amounts proportionate to their respective beneficial ownership interests in the aggregate Liquidation Preference of such global certificate representing the shares of the Mandatory Convertible Preferred Stock as shown on the records of DTC or its nominee, as the case may be. We also expect that payments by Participants to owners of beneficial interests in such global certificate representing the shares of the Mandatory Convertible Preferred Stock held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such Participants.
Transfers between Participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.
We understand that DTC is:
•	a limited purpose trust company organized under the laws of the State of New York;
•	a “banking organization” within the meaning of New York Banking Law;
•	a member of the Federal Reserve System;
•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and
•	a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act.
DTC was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include:
•	securities brokers and dealers;
•	banks and trust companies; and
•	clearing corporations and certain other organizations.
Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (indirect Participants).
Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a global security among its Participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the transfer agent, registrar, conversion or dividend disbursing agent will have any responsibility for the performance by DTC or its Participants or indirect Participants of their respective obligations under the rules and procedures governing their operations.
If DTC is at any time unwilling or unable to continue as a depositary for the shares of the Mandatory Convertible Preferred Stock in global form or DTC ceases to be registered as a clearing agency under the Exchange Act, and in either case a successor depositary is not appointed by us within 90 days, we will issue certificated shares in exchange for the global securities. Beneficial interests in the Mandatory Convertible Preferred Stock in global form held by any direct or indirect participant may also be exchanged for certificated shares upon request to DTC by such direct participant (for itself or on behalf of an indirect participant), to the transfer agent in accordance with their respective customary procedures.
The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following summary describes certain U.S. federal income tax consequences of the acquisition, ownership, disposition and conversion of the Mandatory Convertible Preferred Stock and the ownership and disposition of any common stock received in respect of the Mandatory Convertible Preferred Stock. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”) and U.S. Treasury Regulations promulgated thereunder, rulings and judicial decisions as of the date hereof, all of which may be changed, possibly with retroactive effect.
This summary applies to you only if you hold the Mandatory Convertible Preferred Shares or shares of our common stock as capital assets within the meaning of Section 1221 of the Code.
This summary is for general information only and does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, and it does not address state, local, non-U.S., alternative minimum or non-income tax considerations that may be applicable to you. Further, this summary does not deal with holders that may be subject to special tax rules, including, but not limited to, insurance companies; tax-exempt entities; banks and other financial institutions; thrifts; regulated investment companies; real estate investment trusts; dealers in securities or currencies; U.S. Holders (as described below) whose functional currency is not the U.S. dollar; certain U.S. expatriates; holders who hold our Mandatory Convertible Preferred Stock or common stock as a hedge against currency risks or as part of a straddle, synthetic security, conversion transaction or other integrated transaction for U.S. federal income tax purposes; controlled foreign corporations; foreign personal holding companies; passive foreign investment companies; traders in securities that elect to use a mark-to-market method of accounting; pass-through entities (or owners in pass-through entities); persons who hold our Mandatory Convertible Preferred Stock or common stock in retirement plans or tax-deferred accounts; persons subject to special tax accounting rules under Section 451(b) of the Code or persons that own or are deemed to own 5% or more of our Mandatory Convertible Preferred Stock or common stock (by vote or value). This summary does not address the tax consequences of the acquisition, ownership, disposition and conversion of our Mandatory Convertible Preferred Stock or the ownership and disposition of our common stock arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 nor any considerations with respect to the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered in connection therewith). You should consult your own tax advisor as to the particular tax consequences to you of acquiring, holding or disposing of the Mandatory Convertible Preferred Stock or shares of our common stock.
For purposes of this summary, a “U.S. Holder” is a beneficial owner of our Mandatory Convertible Preferred Stock or common stock received in respect of the Mandatory Convertible Preferred Stock that, for U.S. federal income tax purposes, is: (a) an individual citizen or resident of the United States; (b) a corporation created or organized in or under the laws of the United States or any state thereof (including the District of Columbia); (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust if (i) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more “United States persons” within the meaning of the Code have the authority to control all substantial decisions of the trust or (ii) such trust has a valid election in effect under applicable Treasury Regulations to be treated as a “United States person” within the meaning of the Code.
For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of our Mandatory Convertible Preferred Stock or common stock received in respect of the Mandatory Convertible Preferred Stock that is neither a U.S. Holder nor a partnership or any entity or arrangement treated as a partnership for U.S. federal income tax purposes.
If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Mandatory Convertible Preferred Stock or common stock received in respect of the Mandatory Convertible Preferred Stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partnership that beneficially owns our Mandatory Convertible Preferred Stock or common stock received in respect of the Mandatory Convertible Preferred Stock or a partner in such a partnership, you should consult your own tax advisor as to the particular U.S. federal income tax consequences applicable to you of the acquisition, ownership, disposition and conversion of our Mandatory Convertible Preferred Stock or the ownership and disposition of our common stock.

We urge you to consult your tax advisor concerning the tax consequences of the acquisition, ownership, disposition and conversion of our Mandatory Convertible Preferred Stock or the ownership and disposition of our common stock received in respect of the Mandatory Convertible Preferred Stock, including any U.S. federal tax consequences and the tax consequences under the laws of any foreign, state, local or other taxing jurisdictions and the possible effects of changes in U.S. federal or other tax laws.
U.S. Holders
Distributions
Distributions paid on our Mandatory Convertible Preferred Stock or shares of our common stock will be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in gross income by a U.S. Holder upon receipt. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s adjusted tax basis in the Mandatory Convertible Preferred Stock or shares of our common stock, as applicable. Any remaining excess will be treated as capital gain and will be treated as described under “—Sale or Other Taxable Disposition” below. Subject to applicable limitations and restrictions, dividends paid to non-corporate U.S. Holders will be treated as “qualified dividend income” (as defined in the Code) taxable at favorable rates applicable to long-term capital gains. Subject to applicable limitations and restrictions, dividends paid to corporate U.S. Holders will be eligible for the dividends-received deduction and may be subject to rules regarding extraordinary dividends. U.S. Holders should consult their own tax advisors regarding the application of reduced tax rates, the dividends-received deduction and rules regarding extraordinary dividends in their particular circumstances.
If we make a distribution on our Mandatory Convertible Preferred Stock in the form of shares of our common stock, such distribution is expected to be taxable for U.S. federal income tax purposes in the same manner as distributions described above. The amount of such distribution and a U.S. Holder’s tax basis in such common stock will equal the fair market value of such common stock on the distribution date, and a U.S. Holder’s holding period for such common stock will begin on the day following the distribution date. Because a distribution in the form of shares of our common stock would not give rise to any cash from which any applicable withholding could be satisfied, if an applicable payor is required to backup withhold from such a distribution to a U.S. Holder, the applicable payor might set off those amounts against shares of common stock or current or subsequent payments of cash or shares of common stock payable to such U.S. Holder.
Adjustments to Conversion Rate
The conversion rate of our Mandatory Convertible Preferred Stock is subject to adjustment under specified circumstances. In such circumstances, a U.S. Holder of Mandatory Convertible Preferred Stock may be deemed to have received a constructive distribution if the adjustment has the effect of increasing the U.S. Holder’s proportionate interest in our assets or earnings and profits. In addition, the failure to make certain adjustments to the conversion rate of our Mandatory Convertible Preferred Stock may cause a U.S. Holder of our common stock to be deemed to have received a constructive distribution from us, even though the U.S. Holder has not received any cash or property as a result of such adjustments. Such U.S. Holder would be subject to the rules discussed above under “—Distributions.” Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which have the effect of preventing the dilution of the interest of the holders of the Mandatory Convertible Preferred Stock generally will not be deemed to result in a constructive distribution. Certain of the possible adjustments in the terms of the Mandatory Convertible Preferred Stock (including, without limitation, adjustments in respect of taxable dividends to our common stockholders) will not qualify as being made pursuant to a bona fide reasonable adjustment formula.
If an adjustment that does not qualify as being pursuant to a bona fide reasonable adjustment formula is made, a U.S. Holder of Mandatory Convertible Preferred Stock will be deemed to have received a constructive distribution from us, even though such U.S. Holder has not received any cash or property as a result of such adjustment. The tax consequences of the receipt of a distribution from us are described above under “—Distributions.” Because constructive distributions deemed received by a U.S. Holder would not give rise to any cash from which any applicable withholding could be satisfied, if an applicable payor is required to backup withhold from a constructive distribution to a U.S. Holder, the applicable payor might set off those amounts against subsequent payments of cash or shares of common stock payable to such U.S. Holder. Generally, a U.S. Holder’s adjusted tax basis in the Mandatory Convertible Preferred Stock will be increased to the extent any such constructive distribution is treated as a dividend.
Sale or Other Taxable Disposition
Upon a sale or the other taxable disposition of Mandatory Convertible Preferred Stock or common stock, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s adjusted tax basis in such shares. Gain or loss realized on the sale or other taxable disposition generally will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale or other taxable disposition the Mandatory Convertible Preferred Stock or the common stock has been held for more than one year. For non-corporate taxpayers, long-term capital gains are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.
Conversion of Mandatory Convertible Preferred Stock into Common Stock
Except as provided below, a U.S. Holder generally will not recognize any income, gain or loss upon the conversion of our Mandatory Convertible Preferred Stock into our common stock, except that (i) any cash received in respect of accrued and unpaid dividends will be taxable as described above under “—Distributions” and (ii) any common stock received in respect of such dividends will be taxable as described above under “—Distributions” as if the U.S. Holder had received cash in respect of such dividends, but only to the extent of the excess of the fair market value, determined as of the date of the conversion, of the common stock received in the conversion over the issue price of the Mandatory Convertible Preferred Stock surrendered therefor.
Because payments of common stock that are treated as dividends will not give rise to any cash from which any applicable withholding could be satisfied, if an applicable payor is required to backup withhold from payments of common stock to a U.S. Holder, the applicable payor might set off those amounts against shares of common stock or current or subsequent payments of cash to such U.S. Holder.
Cash received upon conversion in lieu of a fractional common share generally will be treated as a payment in a taxable exchange for such fractional common share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional common share deemed exchanged. This gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Mandatory Convertible Preferred Stock for more than one year at the time of conversion.
The tax treatment of a U.S. Holder’s receipt of any cash or common stock paid upon conversion in respect of any make-whole dividend amount in connection with a “Fundamental Change” conversion (as defined under “Description of Mandatory Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount”) is uncertain. Although not free from doubt, it is expected that the receipt of such make-whole dividend amount in cash and/or common stock would be treated as additional consideration received in a recapitalization for U.S. federal income tax purposes. In such case, no loss would be recognized upon such conversion, but the U.S. Holder would be required to recognize any gain in an amount equal to the lesser of (1) the cash payment (excluding cash received in lieu of a fractional share of Mandatory Convertible Preferred Stock and cash received in respect of accrued and unpaid dividends) and (2) the excess of (i) the fair market value of shares of our common stock (excluding shares of common stock received in respect of accrued and unpaid dividends) and cash (excluding cash received in lieu of a fractional share of Mandatory Convertible Preferred Stock and cash received in respect of accrued and unpaid dividends) received in the conversion over (ii) the U.S. Holder’s adjusted tax basis in the Mandatory Convertible Preferred Stock at the time of conversion. The character of such gain is uncertain. If the receipt of cash attributable to dividends to be paid in respect of a portion of the then-current dividend period or future dividends is considered to have the effect of a dividend (i.e., it is not considered “not essentially equivalent to a dividend”), such gain (to the extent recognized) would be taxable as dividend income to the extent of our current and accumulated earnings and profits. Alternatively, if the receipt of such cash were not considered to have the effect of a dividend, such gain could be capital gain. To the extent the amount of cash received in respect of any make-whole dividend amount exceeded the gain realized by a U.S. Holder, the excess amount would not be taxable to such U.S. Holder but would reduce its adjusted tax basis in our common stock. A U.S. Holder should consult its tax advisors regarding the correct tax treatment of any such gain in light of its particular circumstances.
U.S. Holders should be aware that the tax treatment described above in respect of the payments of cash or common stock made in respect of any make-whole dividend amount is not certain and may be challenged by the IRS, including on grounds that the amount received attributable to any make-whole dividend amount represents a taxable dividend to the extent we have earnings and profits at the time of conversion, as described above under “—Distributions,” which may exceed the amount of gain otherwise recognized on conversion.
Except as discussed in the last sentence of this paragraph, a U.S. Holder’s adjusted tax basis in shares of common stock received upon conversion of the Mandatory Convertible Preferred Stock (and any fractional shares of our common stock treated as received and then exchanged for cash) will equal the adjusted tax basis of the converted shares of the Mandatory Convertible Preferred Stock, increased by any gain recognized on the conversion and reduced by any cash received that was treated as additional consideration received in the conversion as discussed above, and the holding period of such shares of common stock will include the holding period of the converted shares of Mandatory Convertible Preferred Stock. Common stock received in respect of accrued and unpaid dividends that is taxed as a dividend, if any, will have an adjusted tax basis equal to its fair market value on the date of conversion, and a new holding period which will commence on the day after the conversion.
In the event a U.S. Holder’s Mandatory Convertible Preferred Stock is converted pursuant to certain transactions (including our consolidation or merger into another person), the tax treatment of such a conversion will depend upon the facts underlying the particular transaction triggering such a conversion. U.S. Holders should consult their own tax advisors to determine the specific tax treatment of a conversion under such circumstances.
Acquisition Termination Redemption
If, as a result of an acquisition termination redemption, a U.S. Holder receives from us a combination of cash and shares of our common stock pursuant to the payment of the Acquisition Termination Make-Whole Amount, we intend to treat the acquisition termination redemption as a recapitalization for U.S. federal income tax purposes. As a result, the tax consequences of such an acquisition termination redemption would be similar to those described above under “—Conversion of Mandatory Convertible Preferred Stock into Common Stock.” If a U.S. Holder receives solely cash pursuant to the payment of the Acquisition Termination Make-Whole Amount, assuming the acquisition termination redemption is not considered to have the effect of a dividend, such payment will be treated as described above under “—Sale or Other Taxable Disposition.” U.S. Holders should consult their tax advisors as to the tax treatment of the receipt of cash or common stock pursuant to the payment of the Acquisition Termination Make-Whole Amount in light of their particular circumstances.
Information Reporting and Backup Withholding
A U.S. Holder will be subject to information reporting with respect to distributions on our Mandatory Convertible Preferred Stock or common stock and proceeds from the sale or other disposition of our Mandatory Convertible Preferred Stock or common stock, unless such U.S. Holder is an exempt recipient and appropriately establishes that exemption.
U.S. federal backup withholding (currently, at a rate of 24% for payments made before January 1, 2026) may apply to distributions on the Mandatory Convertible Preferred Stock or common stock and proceeds from the sale or other disposition of the Mandatory Convertible Preferred Stock or common stock unless the U.S. Holder provides a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules or such U.S. Holder is exempt from the backup withholding rules and appropriately establishes that exemption. A U.S. Holder who does not provide the applicable withholding agent with the correct TIN may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders
Distributions
Distributions or other payments that are treated as dividends (see “—U.S. Holders—Distributions” and “—U.S. Holders—Conversion of Mandatory Convertible Preferred Stock into Common Stock”), including distributions on our Mandatory Convertible Preferred Stock in the form of shares of our common stock and deemed distributions described above under “—U.S. Holders—Adjustments to Conversion Rate,” generally will constitute dividends for U.S. federal income tax purposes to the extent paid or deemed paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Dividends paid to a Non-U.S. Holder will generally be subject to withholding tax at a 30% rate unless such Non-U.S. Holder establishes its entitlement to a reduced rate of withholding under an applicable income tax treaty. To the extent any distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in its Mandatory Convertible Preferred Stock or common stock, as applicable, which will not be subject to tax, and thereafter will be treated as capital gain (and thus treated in the manner described in “—Sale or Other Taxable Disposition” below).
In order to claim a reduced rate of withholding, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying the Non-U.S. Holder’s entitlement to benefits under an applicable income tax treaty. A Non-U.S. Holder that is eligible for a reduced rate of U.S. withholding tax under an applicable income tax treaty may generally obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the procedures for claiming a reduced rate of withholding or refund of excess amounts withheld.
If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder will generally be taxed on the dividends in the same manner as if the Non-U.S. Holder were a “United States person” within the meaning of the Code. In this case, provided the Non-U.S. Holder provides a properly executed IRS Form W-8ECI (or successor form), the Non-U.S. Holder will be exempt from the dividend withholding tax discussed in the preceding paragraph. Non-U.S. Holders should consult their tax advisors with respect to other U.S. tax consequences of the ownership and disposition of our Mandatory Convertible Preferred Stock or our common stock, including the possible imposition of a “branch profits” tax at a rate of 30% (or a lower treaty rate) if the Non-U.S. Holder is a corporation.
Because deemed distributions or distributions made in common stock to a Non-U.S. Holder would not give rise to any cash from which any applicable withholding tax could be withheld, the applicable withholding agent might set off any amounts paid to the applicable governmental authority in respect of such withholding against cash dividends, shares of our common stock or sale proceeds subsequently paid or credited to such Non-U.S. Holder (or other assets of the Non-U.S. Holder held by such withholding agent).
Adjustments to Conversion Rate
As described above under “—U.S. Holders—Adjustments to Conversion Rate,” certain adjustments to the conversion rate (or failures to make certain adjustments to the conversion rate) of the Mandatory Convertible Preferred Stock that result in an increase in the proportionate interest of a Non-U.S. Holder in our assets or earnings and profits could result in deemed distributions to the Non-U.S. Holder that are taxed as described above under “—Distributions.” Because deemed distributions would not give rise to any cash from which any applicable withholding tax could be withheld, an applicable withholding agent might set off any amounts paid to the applicable governmental authority in respect of such withholding on such a deemed distribution against cash dividends, shares of our common stock or sale proceeds subsequently paid or credited to such Non-U.S. Holder (or other assets of the Non-U.S. Holder held by such withholding agent).

Sale or Other Taxable Disposition
Subject to the discussions above under “—Distributions,” and below under “—Information Reporting and Backup Withholding,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale or other taxable disposition of our Mandatory Convertible Preferred Stock or our common stock unless:
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the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), in which case the Non-U.S. Holder will generally be taxed on such gain in the same manner as a “United States person” within the meaning of the Code;

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the Non-U.S. Holder is a nonresident alien present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met, in which case the Non-U.S. Holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition, which may be offset by certain U.S.-source capital losses; or

•
we are or have been a “United States real property holding corporation,” as defined in the Code, at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, whichever period is shorter, and, generally, our common stock has ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs. We believe that we are not, and do not anticipate becoming, a “United States real property holding corporation” for U.S. federal income tax purposes.

Non-U.S. Holders should consult their tax advisors with respect to other U.S. tax consequences of the ownership and disposition of our Mandatory Convertible Preferred Stock or common stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if the Non-U.S. Holder is a corporation.
Conversion of Mandatory Convertible Preferred Stock into Common Stock
A Non-U.S. Holder generally will not recognize gain or loss upon the conversion of our Mandatory Convertible Preferred Stock into our common stock or upon a Fundamental Change conversion, except that (1) cash received upon conversion in lieu of a fractional common share generally will result in gain or loss (measured by the difference between the cash received in lieu of the fractional share of our common stock and the Non-U.S. Holder’s adjusted tax basis in the fractional share of our common stock) and be treated as described above under “—Sale or Other Taxable Disposition,” (2) cash or common stock received in respect of accrued and unpaid dividends would be treated in the manner described above under “—U.S. Holders—Conversion of Mandatory Convertible Preferred Stock into Common Stock” and (3) cash or common stock received in respect of make-whole dividend amounts would be treated in the manner described above under “—U.S. Holders—Conversion of Mandatory Convertible Preferred Stock into Common Stock.” In the event the applicable withholding agent is unable to determine the extent to which any payment of cash or common stock is subject to dividend withholding, it may withhold 30% (or such lower rate as may be specified by an applicable income tax treaty) from such payment. Non-U.S. Holders should consult their tax advisors to determine the specific tax consequences to them.
Acquisition Termination Redemption
If, as a result of an acquisition termination redemption, a Non-U.S. Holder receives from us a combination of cash and shares of our common stock pursuant to the payment of the Acquisition Termination Make-Whole Amount, the tax consequences of such an acquisition termination redemption would be similar to those described above under “—Conversion of Mandatory Convertible Preferred Stock into Common Stock.” If a Non-U.S. Holder receives solely cash pursuant to the payment of the Acquisition Termination Make-Whole Amount, assuming the acquisition termination redemption payment is not considered to have the effect of a dividend, such payment will be treated as described above under “—Sale or Other Taxable Disposition.” Because a withholding agent may be unable to determine whether the acquisition termination redemption payment with respect to any Non-U.S. Holder has the effect of a dividend, a withholding agent may withhold 30% (or such lower rate as may be specified by an applicable income tax treaty) from such payment. Non-U.S. Holders should consult their tax advisors as to the tax treatment of the receipt of cash or common stock pursuant to the payment of the Acquisition Termination Make-Whole Amount.
Information Reporting and Backup Withholding
Generally, dividends paid in respect of the Mandatory Convertible Preferred Stock or common stock to a Non-U.S. Holder and the amount of any tax withheld from such payments must be reported annually to the IRS and to the Non-U.S. Holder. Copies of these information returns may be made available by the IRS to the tax authorities of the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty. Under certain circumstances, U.S. federal backup withholding (currently, at a rate of 24% for payments made before January 1, 2026) may apply to dividends paid in respect of the Mandatory Convertible Preferred Stock or common stock to a Non-U.S. Holder if the Non-U.S. Holder fails to certify under penalties of perjury that it is not a United States person.
Payments of proceeds from the sale or other disposition by a Non-U.S. Holder of Mandatory Convertible Preferred Stock or common stock to or through a foreign office of a U.S. broker or of a foreign broker with certain specified U.S. connections will be subject to information reporting requirements, but generally not backup withholding unless the payor has actual knowledge that the payee is a “United States person” within the meaning of the Code. Payments of proceeds from a sale or other disposition of Mandatory Convertible Preferred Stock or common stock to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury that it is not a United States person or otherwise establishes an exemption.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending on a holder’s particular situation. Holders should consult their tax advisors with respect to the tax consequences to them of the acquisition, ownership, disposition and conversion of the Mandatory Convertible Preferred Stock and the ownership and disposition of our common stock received in respect of the Mandatory Convertible Preferred Stock, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in U.S. federal and other tax laws.

CERTAIN ERISA CONSIDERATIONS
The following is a summary of certain considerations associated with the purchase and holding of the Mandatory Convertible Preferred Stock by (1) “employee benefit plans” (as defined in Section 3(3) of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that are subject to Title I of ERISA, including collective investment funds and similar arrangements, (2) employee benefit plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code, or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”) and (3) entities whose underlying assets are considered to include “plan assets” (as defined in Section 3(42) of ERISA) of any such plan, account or arrangement (each, a “Plan”). The following summary is based upon current provisions of ERISA, the Code, applicable regulations and judicial or administrative authority, all of which are subject to change, possibly with retroactive effect.
General Fiduciary Matters
ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.
In considering an investment by a Plan in the Mandatory Convertible Preferred Stock, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.
Prohibited Transaction Issues
Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest” (within the meaning of Section 3(14) ERISA) or “disqualified persons” (within the meaning of Section 4975 of the Code), unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of the Mandatory Convertible Preferred Stock by an ERISA Plan with respect to which any of HPE, the underwriters or any of their respective affiliates is considered a party in interest or a disqualified person may constitute, or result in, a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions (each, a “PTCE”) that may apply to the acquisition and holding of the Mandatory Convertible Preferred Stock. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide a statutory exemption for certain transactions with non-fiduciary service providers. Fiduciaries of ERISA Plans considering acquiring and/or holding the Mandatory Convertible Preferred Stock in reliance on a PTCE or statutory exemption should consult with counsel and carefully review the PTCE or statutory exemption to ensure that it is applicable. There can be no assurance that all of the conditions of any such exemptions will be satisfied.
Because of the foregoing, the Mandatory Convertible Preferred Stock should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.
Representation and Warranty
Accordingly, by its acceptance of Mandatory Convertible Preferred Stock, each purchaser and subsequent transferee of Mandatory Convertible Preferred Stock (or any interest therein) will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the

Mandatory Convertible Preferred Stock (or any interest therein) constitutes assets of any Plan or (ii) the purchase or holding of the Mandatory Convertible Preferred Stock (or any interest therein) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.
THE FOREGOING DISCUSSION IS GENERAL IN NATURE AND IS NOT INTENDED TO BE A COMPREHENSIVE SUMMARY AND SHOULD NOT BE CONSTRUED AS LEGAL ADVICE. DUE TO THE COMPLEXITY OF THE APPLICABLE RULES AND THE PENALTIES THAT MAY BE IMPOSED UPON PERSONS INVOLVED IN NON-EXEMPT PROHIBITED TRANSACTIONS, IT IS PARTICULARLY IMPORTANT THAT FIDUCIARIES, OR OTHER PERSONS CONSIDERING PURCHASING THE MANDATORY CONVERTIBLE PREFERRED STOCK ON BEHALF OF, OR WITH THE ASSETS OF, ANY PLAN, CONSULT WITH THEIR LEGAL COUNSEL AND TAX, FINANCIAL AND OTHER ADVISORS REGARDING THE POTENTIAL APPLICABILITY OF ERISA, SECTION 4975 OF THE CODE AND ANY SIMILAR LAWS TO SUCH INVESTMENT AND WHETHER AN EXEMPTION WOULD BE APPLICABLE TO THE PURCHASE AND HOLDING OF THE MANDATORY CONVERTIBLE PREFERRED STOCK, VIEWING THESE IMPLICATIONS IN LIGHT OF SUCH INVESTOR’S PARTICULAR CIRCUMSTANCES.

UNDERWRITING
Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Mizuho Securities USA LLC (collectively, the “Representatives”) are acting as joint book-running managers and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement among us and the Representatives, dated the date of this prospectus supplement, each underwriter named below has severally and not jointly agreed to purchase, and we have agreed to sell to that underwriter, the number of shares of Mandatory Convertible Preferred Stock as set forth opposite each underwriter’s name below.

Underwriter	Number of shares of Mandatory Convertible Preferred Stock
Citigroup Global Markets Inc.	4,133,107
J.P. Morgan Securities LLC	4,133,107
Mizuho Securities USA LLC	4,133,107
BNP Paribas Securities Corp.	1,433,107
HSBC Securities (USA) Inc.	1,433,107
Wells Fargo Securities, LLC	1,433,107
Barclays Capital Inc.	1,414,111
Deutsche Bank Securities Inc.	1,414,111
Santander US Capital Markets LLC	1,119,565
SG Americas Securities, LLC	1,119,565
TD Securities (USA) LLC	1,119,565
ING Financial Markets LLC	1,038,019
Loop Capital Markets LLC	755,746
U.S. Bancorp Investments, Inc.	755,746
Credit Agricole Securities (USA) Inc.	401,350
Academy Securities, Inc.	290,895
ANZ Securities, Inc.	290,895
CIBC World Markets Corp.	290,895
Standard Chartered Bank	290,895
Total	27,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriting agreement provides that the underwriters are obligated to purchase all of the shares of Mandatory Convertible Preferred Stock offered by us if any are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.
The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
The underwriters propose to offer the shares of Mandatory Convertible Preferred Stock directly to the public at the initial public offering price on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $0.75 per share. After the initial offering of the shares to the public, if all of the shares of Mandatory Convertible Preferred Stock are not sold at the initial public offering price, the underwriters may change the offering price, the concession or any other term of the offering.
Certain of the underwriters may not be U.S. registered broker-dealers and, therefore, to the extent that they intend to effect any sales of the Mandatory Convertible Preferred Stock in the United States, they will do so through one or more U.S. registered broker-dealers as permitted by Financial Industry Regulatory Authority regulations.

We have granted the underwriters the option, exercisable within 30 days from the date of this prospectus supplement, to purchase up to an additional 3,000,000 shares of Mandatory Convertible Preferred Stock at the public offering price, less the underwriting discount, solely to cover over-allotments, if any. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the table above.
The underwriting fee is equal to the public offering price per share of Mandatory Convertible Preferred Stock less the amount paid by the underwriters to us per share of Mandatory Convertible Preferred Stock. The underwriting fee is $1.25 per share. The following table shows the per share and total underwriting discount to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase additional shares of Mandatory Convertible Preferred Stock.

	Per Share	Without Option	With Option
Public offering price	$50.00	$1,350,000,000	$1,500,000,000
Underwriting discount	$1.25	$33,750,000	$37,500,000
Proceeds, before expenses, to us	$48.75	$1,316,250,000	$1,462,500,000

The estimated offering expenses payable by us (excluding the underwriting discount) are approximately $1.03 million, which includes legal, accounting and printing costs and various other fees associated with registering the shares, including in connection with the qualification of this offering with FINRA by counsel to the underwriters.
We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or file with, the SEC a registration statement under the Securities Act relating to any shares of common stock or any securities convertible into or exercisable or exchangeable for any shares of our common stock or any such similar, parity or senior securities, or publicly disclose the intention to make any offer, sale, pledge, loan, disposition or filing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any economic consequences of ownership of any share of common stock or any such similar, parity or senior securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or any such similar, parity or senior securities, in cash or otherwise, in each case without the prior written consent of the Representatives for a period of 60 days after the date of this prospectus supplement. For the avoidance of doubt, nothing in the agreement restricts us and our subsidiaries from offering or issuing debt securities.
Certain of our directors and executive officers (such persons, the “Lock-Up Parties”) have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each Lock-Up Party, with limited exceptions, for a period of 60 days after the date of this prospectus supplement (such period, the “Restricted Period”), may not (and may not cause any of their direct or indirect affiliates to), without the prior written consent of the Representatives, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into, or exercisable or exchangeable for such common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such Lock-Up Party in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) owned by such Lock-Up Party as of the date of such lock-up agreement (except as provided below) (collectively with the common stock, the “Lock-Up Securities”); (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Lock-Up Securities, in cash or otherwise; (3) make any demand for, or exercise any right with respect to, the registration of any Lock-Up Securities; or (4) publicly disclose the intention to do any of the foregoing.
The restrictions on our actions, as described above, do not apply to certain transactions, including (i) the issuance of the Mandatory Convertible Preferred Stock to be sold hereunder or any shares of common stock issued upon conversion of the Mandatory Convertible Preferred Stock; (ii) the issuance of shares of common stock or securities convertible into or exercisable for shares of our common stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options (including net exercise) or the settlement of RSUs (including net settlement), in each case outstanding on the date of the underwriting agreement and described in this prospectus supplement, or a successor thereto; (iii) grants of stock options, stock awards, restricted stock, RSUs, or other equity awards and the issuance of securities convertible into or exercisable or exchangeable for shares of our common stock (whether upon the exercise of stock options or otherwise) to our employees, officers, directors, advisors, or consultants pursuant to the terms of an equity compensation plan in effect as of the closing of this offering and described in this prospectus supplement; (iv) the issuance of shares of common stock issuable as dividends on the Mandatory Convertible Preferred Stock; (v) the issuance of shares of common stock or securities convertible into or exercisable or exchangeable for shares of common stock (whether upon the exercise of stock options or otherwise) in connection with the acquisition by the Company or any of its subsidiaries of the securities, business, property or other assets of another person or business entity or pursuant to any employee benefit plan assumed by the Company in connection with any such acquisition; (vi) the issuance of shares of common stock or securities convertible into or exercisable or exchangeable for shares of common stock (whether upon the exercise of stock options or otherwise) in each case, in connection with joint ventures, commercial relationships or other strategic transactions; or (vii) the filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to any plan in effect as of the closing date of this offering and described in this prospectus supplement or any assumed benefit plan pursuant to an acquisition or similar strategic transaction; provided that, in the case of clauses (v) and (vi), other than with respect to issuances in connection with the Juniper Acquisition, the aggregate number of shares of common stock issued in all such acquisitions and transactions shall not exceed 5% of the outstanding common stock of the Company following the offering of the Mandatory Convertible Preferred Stock and any recipients of such shares of common stock shall enter into a “lock-up” agreement with the underwriters.
The restrictions described in the immediately preceding two paragraphs and contained in the lock-up agreements between the underwriters and the Lock-Up Parties do not apply, subject in certain cases to various conditions, to certain transactions, including (a) transfers of Lock-Up Securities: (i) as a bona fide gift or gifts, or for bona fide estate planning purposes, (ii) as a bona fide gift or gifts intended as a charitable donation, (iii) by will, other testamentary document or intestacy, (iv) to any member of the Lock-Up Party’s immediate family or to any trust or other legal entity for the direct or indirect benefit of the Lock-Up Party or any immediate family member, or if the Lock-Up Party is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust, (v) to a partnership, limited liability company or other entity of which the Lock-Up Party and/or its immediate family members are the legal and beneficial owners of all of the outstanding equity securities or similar interests, (vi) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (v) above, (vii) if the Lock-Up Party is a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate of the Lock-Up Party, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the Lock-Up Party or its affiliates (including, for the avoidance of doubt, where the Lock-Up Party is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership) or (B) as part of a distribution to members or shareholders of the Lock-Up Party; (viii) by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement or other final order of a court or regulatory agency, (ix) to us from an employee, independent contractor or services provider of the Company upon death, disability or termination of employment or cessation of services, in each case, of such employee, independent contractor or services provider, (x) as part of a sale of Lock-Up Securities acquired in open market transactions after the completion of this offering, (xi) to us in connection with the vesting, settlement, or exercise of restricted stock units, options, warrants or other rights to purchase shares of common stock (including, in each case, by way of “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments, or (xii) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the Board and made to all or substantially all shareholders involving a change in control, provided that if such transaction is not completed, all such Lock-Up Securities would remain subject to the restrictions in the immediately preceding two paragraphs; (b) exercise of outstanding options, settlement of RSUs or other equity awards, or exercise of warrants granted pursuant to plans described in this prospectus supplement, provided that any Lock-Up Securities received upon such exercise, vesting or settlement would be subject to restrictions similar to those in the immediately preceding two paragraphs; (c) conversion of outstanding preferred stock, warrants to acquire preferred stock, or convertible securities into warrants to acquire shares of our common stock, provided that any such shares of our common stock or warrants received upon such conversion would be subject to restrictions similar to those in the immediately preceding two paragraphs; (d) establishment by Lock-Up Parties of trading plans under Rule 10b5-1 under the Exchange Act, provided that such plan does not provide for the transfer of Lock-Up Securities during the restricted period and, to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of such Lock-Up Party or the Company regarding the establishment of such plan during the restricted period, such announcement or filing shall include a statement to the effect that no transfer of Lock-Up Securities may be made under such plan during the restricted period; and (e) transfers of shares of our common stock pursuant to a written plan for trading securities in effect on the date of the lock-up agreement, which was established pursuant to and in accordance with Rule 10b5-1(c) under the Exchange Act (a “10b5-1 Plan”), provided that (1) any such 10b5-1 Plan will not be amended, waived or otherwise modified during the restricted period in a manner that would provide for the transfer of Lock-Up Securities during the restricted period and (2) any filing under the Exchange Act that is made in connection with any such transfer during the restricted period will state (x) that such transfer has been executed under a trading plan adopted pursuant to Rule 10b5-1 under the Exchange Act and (y) the date of adoption of such 10b5-1 Plan.
The Representatives in their sole discretion may release any of the securities subject to any of the lock-up agreements, in whole or in part, at any time.
Prior to this offering, there has been no public market for our Mandatory Convertible Preferred Stock. We intend to apply to list the Mandatory Convertible Preferred Stock on the NYSE under the symbol “HPEPrC.” Our common stock is listed on the NYSE under the symbol “HPE.” We intend to apply to list the Mandatory Convertible Preferred Stock on the New York Stock Exchange under the symbol “HPEPrC.” If the application is approved, we expect trading of the Mandatory Convertible Preferred Stock on the NYSE to begin within 30 days after the Mandatory Convertible Preferred Stock is first issued. No assurance can be given that shares will be listed or that any such application for listing will be approved. We can give no assurance as to the liquidity of, or the trading markets for, the Mandatory Convertible Preferred Stock or that active public markets for the Mandatory Convertible Preferred Stock will develop. If active public trading markets for the Mandatory Convertible Preferred Stock do not develop, the market prices and liquidity of the Mandatory Convertible Preferred Stock may be adversely affected. If the Mandatory Convertible Preferred Stock are traded, they may trade at a discount from their initial offering price, depending on the markets for similar securities, our operating performance and financial condition, general economic conditions and other factors.
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.
Until the distribution of the shares is completed, SEC rules may limit the underwriters from bidding for and purchasing our Mandatory Convertible Preferred Stock or common stock. However, the underwriters may engage in transactions that stabilize the price of the Mandatory Convertible Preferred Stock or common stock, such as bids or purchases to peg, fix or maintain that price.
In connection with the offering, the underwriters may purchase and sell our Mandatory Convertible Preferred Stock or common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Mandatory Convertible Preferred Stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of Mandatory Convertible Preferred Stock or common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Mandatory Convertible Preferred Stock or preventing or retarding a decline in the market price of our Mandatory Convertible Preferred Stock. As a result, the price of our Mandatory Convertible Preferred Stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Mandatory Convertible Preferred Stock. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Passive Market Making
In connection with this offering, the underwriters may engage in passive market making transactions in the Mandatory Convertible Preferred Stock or common stock on the NYSE in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of Mandatory Convertible Preferred Stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our Mandatory Convertible Preferred Stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters are not required to engage in passive market making and may end passive market making activities at any time.
Extended Settlement
We expect that delivery of the shares of the Mandatory Convertible Preferred Stock will be made against payment therefor on or about September 13, 2024, which is the second business day following the date of pricing of the Mandatory Convertible Preferred Stock (such settlement cycle being referred to as “T+2”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their shares of the Mandatory Convertible Preferred Stock on any date prior to the business day before delivery will be required, by virtue of the fact that the Mandatory Convertible Preferred Stock initially will settle in T+2, to specify alternative settlement arrangements to prevent a failed settlement and should consult their own advisors.
Other Relationships
The underwriters and their respective affiliates have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. The underwriters and their respective affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. For example, J.P. Morgan Securities LLC acted as a financial advisor to us in connection with the Juniper Acquisition. In addition, certain of the underwriters, or their respective affiliates, are acting as lead arrangers and bookrunners with respect to, and/or have committed to provide financing for, the 364-Day Facility and/or the Three-Year Facility. The commitments in respect of the 364-Day Facility will be reduced on a dollar-for-dollar basis by the net proceeds from this offering, and have been reduced by approximately $2.0 billion in proceeds, net of cash taxes and certain fees, we received from the Initial H3C Share Sale.
In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. Certain of the underwriters and their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. Any such short positions could adversely affect future trading prices of our Mandatory Convertible Preferred Stock. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.
Affiliates of certain of the underwriters are lenders, and in some cases agents or managers for the lenders, under certain of our and our affiliates’ debt agreements. In particular, affiliates of certain of the underwriters are lenders or agents under our existing credit facilities.
Notices to Certain International Prospective Investors
These securities are being offered for sale in the United States and certain jurisdictions outside the United States in which such offer and sale is permitted.
Notice to Prospective Investors in the European Economic Area
The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a “qualified investor” as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the securities in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the securities. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Regulation.
Notice to Prospective Investors in the United Kingdom
The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point(8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a “qualified investor” as defined in Article 2 of Regulation (EU) No 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”).
Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the securities in the United Kingdom will be made pursuant to an exemption under the UK Prospectus Regulation and the FSMA from the requirement to publish a prospectus for offers of securities. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the UK Prospectus Regulation.
In the United Kingdom, this prospectus supplement is being distributed only to and is directed only at: (i) persons who are “investment professionals” falling within Article 19(5) of the Financial Services and Markets

Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”), (ii) high net worth companies, unincorporated associations and other bodies within the categories described in Article 49(2)(a) to (d) of the Order and (iii) any other persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). Any person who is not a relevant person should not act or rely on this prospectus supplement or any of its contents. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.
Notice to Prospective Investors in Switzerland
This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the securities. The securities may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”), and no application has or will be made to admit the securities to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the securities constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.
Notice to Prospective Investors in the Dubai International Financial Centre
This prospectus supplement and the accompanying prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and the accompanying prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement or the accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement or the accompanying prospectus. The securities to which this prospectus supplement and the accompanying prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus supplement and the accompanying prospectus you should consult an authorized financial advisor.
Notice to Prospective Investors in Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the securities may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.
The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.
This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong
The securities may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.
The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.
Notice to Prospective Investors in Japan
The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948, as amended) (“FIEA”) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.
Notice to Prospective Investors in Singapore
Neither this prospectus supplement nor the accompanying prospectus has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the securities were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
•
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except:

○	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

○	where no consideration is or will be given for the transfer;
○	where the transfer is by operation of law; or
○	as specified in Section 276(7) of the SFA.

VALIDITY OF THE MANDATORY CONVERTIBLE PREFERRED STOCK
The validity of the Mandatory Convertible Preferred Stock will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York. The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS
The consolidated financial statements of Hewlett Packard Enterprise Company appearing in Hewlett Packard Enterprise Company’s Annual Report (Form 10-K) for the year ended October 31, 2023, and the effectiveness of Hewlett Packard Enterprise Company’s internal control over financial reporting as of October 31, 2023, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of Juniper Networks, Inc. appearing in Juniper Networks, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2023 (including the schedule appearing therein), and the effectiveness of Juniper Networks, Inc.’s internal control over financial reporting as of December 31, 2023, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. Information about us, including our SEC filings, is also available on our website at http://www.hpe.com, however, that information is not a part of this prospectus supplement or the accompanying prospectus.

INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” in this prospectus supplement and the accompanying prospectus information in other documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, as applicable, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement and the accompanying prospectus, as applicable. We incorporate by reference into this prospectus supplement the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the termination of the offering under this prospectus supplement (other than any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K unless Hewlett Packard Enterprise specifically states in such Current Report that such information is to be considered “filed” under the Exchange Act or Hewlett Packard Enterprise incorporates it by reference into a filing under the Securities Act or the Exchange Act):
•
Hewlett Packard Enterprise’s Annual Report on Form 10-K for the year ended October 31, 2023, filed on December 22, 2023, including the portions of Hewlett Packard Enterprise’s Definitive Proxy Statement on Schedule 14A filed on February 21, 2024 that are incorporated by reference into Part III of such Annual Report on Form 10-K;

•
Hewlett Packard Enterprise’s Quarterly Reports on Form 10-Q for the quarterly periods ended January 31, 2024, April 30, 2024 and July 31, 2024, filed on March 5, 2024, June 5, 2024 and September 5, 2024, respectively;

•
Hewlett Packard Enterprise’s Current Reports on Form 8-K filed on December 15, 2023, January 10, 2024, January 23, 2024, January 24, 2024, February 8, 2024, February 22, 2024 (Amendment No. 1), April 1, 2024, April 12, 2024, May 24, 2024 and September 9, 2024;

•	Part I, Item 1A of Juniper Networks, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2023, filed on February 7, 2024; and
•	Part II, Item 1A of Juniper Networks, Inc.’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2024 and June 30, 2024, filed on April 26, 2024 and July 26, 2024, respectively.
You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus supplement (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:
Hewlett Packard Enterprise Company
1701 East Mossy Oaks Road
Spring, Texas 77389
Attn: Investor Relations
(678) 259-9860

Prospectus Hewlett Packard Enterprise Company

Hewlett Packard Enterprise Company
DEBT SECURITIES
COMMON STOCK
PREFERRED STOCK
DEPOSITARY SHARES
WARRANTS
PURCHASE CONTRACTS
GUARANTEES
UNITS
We may offer from time to time, in one or more offerings, debt securities, common stock, preferred stock, depositary shares, warrants, purchase contracts, guarantees and units consisting of any of these securities. This prospectus describes the general terms of these securities and the general manner in which we will offer them. We will provide the specific terms and prices of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which we will offer these securities and may also supplement, update or amend information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.
We may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. The names of any underwriters, dealers or agents involved in the sale of any securities and any applicable commissions or discounts will be set forth in the prospectus supplement covering the sale of those securities. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.
Our common stock is listed on the New York Stock Exchange under the symbol “HPE.”
Investing in our securities involves a high degree of risk. See the “Risk Factors” section of our filings with the Securities and Exchange Commission and the applicable prospectus supplement.
Our principal executive offices are located at 1701 East Mossy Oaks Road, Spring, Texas 77389, and our telephone number at that location is (678) 259-9860.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

December 22, 2023

Prospectus

ABOUT THIS PROSPECTUS
This prospectus is part of a “shelf” registration statement that we have filed with the SEC. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, the securities described in this prospectus.
This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below, including a description of our business, in the sections entitled “Where You Can Find More Information” and “Information Incorporated by Reference.”
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below in the section entitled “Where You Can Find More Information.”
We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the document.
Except as otherwise noted, references in this prospectus to “Hewlett Packard Enterprise,” “we,” “us” and “our” are to Hewlett Packard Enterprise Company, a Delaware corporation, and its consolidated subsidiaries.
ABOUT THE COMPANY
We are a global technology leader focused on developing intelligent solutions that allow customers to capture, analyze, and act upon data seamlessly from edge to cloud. We enable customers to accelerate business outcomes by driving new business models, creating new customer and employee experiences, and increasing operational efficiency today and into the future. Our customers range from small-and-medium-sized businesses to large global enterprises and governmental entities. Our legacy dates back to a partnership founded in 1939 by William R. Hewlett and David Packard, and we strive every day to uphold and enhance that legacy through our dedication to providing innovative technological solutions to our customers.

FORWARD-LOOKING STATEMENTS
This prospectus, the prospectus supplement, the documents incorporated by reference in this prospectus and other written reports and oral statements made from time to time by Hewlett Packard Enterprise may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks, uncertainties and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of Hewlett Packard Enterprise Company and its consolidated subsidiaries (“Hewlett Packard Enterprise”) may differ materially from those expressed or implied by such forward-looking statements and assumptions. The words “believe,” “expect,” “anticipate,” “intend,” “will,” “estimates,” “may,” “likely,” “could,” “should” and similar expressions are intended to identify such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to any anticipated financial or operational benefits associated with the recent segment realignment; any projections, estimations, or expectations of revenue, margins, expenses (including stock-based compensation expenses), investments, effective tax rates, interest rates, the impact of tax law changes and related guidance and regulations, net earnings, net earnings per share, cash flows, liquidity and capital resources, inventory, goodwill, impairment charges, hedges and derivatives and related offsets, order backlog, benefit plan funding, deferred tax assets, share repurchases, currency exchange rates, repayments of debts including our asset-backed debt securities, or other financial items; recent amendments to accounting guidance and any potential impacts on our financial reporting therefrom; any projections or estimations of orders, including as-a-service orders; any projections of the amount, execution, timing, and results of any transformation or impact of cost savings, restructuring plans, including estimates and assumptions related to the anticipated benefits, cost savings, or charges of implementing such transformation and restructuring plans; any statements of the plans, strategies, and objectives of management for future operations, as well as the execution of corporate transactions or contemplated acquisitions and dispositions (including disposition of our H3C shares and the receipt of proceeds therefrom), research and development expenditures, and any resulting benefit, cost savings, charges, or revenue or profitability improvements; any statements concerning the expected development, performance, market share, or competitive performance relating to products or services; any statements concerning technological and market trends, the pace of technological innovation, and adoption of new technologies, including artificial intelligence and other products and services offered by Hewlett Packard Enterprise; any statements regarding current or future macroeconomic trends or events and the impact of those trends and events on Hewlett Packard Enterprise and its financial performance, including but not limited to demand for our products and services, and access to liquidity due to financial sector volatility, and our actions to mitigate such impacts to our business; the scope and curation of outbreaks, epidemics, pandemics, or public health crises, and the ongoing conflicts between Russia and Ukraine and Israel and Hamas, our actions in response thereto, and their impacts on our business, operations, liquidity and capital resources, employees, customers, partners, supply chain, financial results, and the world economy; any statements regarding future regulatory trends and the resulting legal and reputational exposure, including but not limited to those relating to environmental, social, and governance issues; any statements regarding pending investigations, claims, or disputes; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties, and assumptions include the need to address the many challenges facing Hewlett Packard Enterprise’s businesses; the competitive pressures faced by Hewlett Packard Enterprise’s businesses; risks associated with executing Hewlett Packard Enterprise’s strategy; the impact of macroeconomic and geopolitical trends and events, including but not limited to supply chain constraints, the inflationary environment, the ongoing conflicts between Russia and Ukraine and between Israel and Hamas, and the relationship between China and the U.S.; the need to effectively manage third-party suppliers and distribute Hewlett Packard Enterprise’s products and services; the protection of Hewlett Packard Enterprise’s intellectual property assets, including intellectual property licensed from third parties and intellectual property shared with its former parent; risks associated with Hewlett Packard Enterprise’s international operations (including from public health crises, such as pandemics or epidemics, and geopolitical events, such as, but not limited to, those mentioned above); the development of and transition to new products and services and the enhancement of existing products and services to meet customer needs and respond to emerging technological trends (including the desirability of a unified hybrid cloud offering); the execution of Hewlett Packard Enterprise’s ongoing transformation and mix shift of its portfolio of offerings; the execution and performance of contracts by Hewlett Packard Enterprise and its suppliers, customers, clients, and partners, including any impact thereon resulting from macroeconomic or geopolitical events, such as, but not limited to, those mentioned above; the prospect of a shutdown of the U.S. federal government; the hiring and retention of key employees; the execution, integration, consummation, and other risks associated with business combination, disposition, and investment transactions; the impact of changes to privacy, cybersecurity, environmental, global trade, and other governmental regulations; changes in our product, lease, intellectual property, or real estate portfolio; the payment or non-payment of a dividend for any period; the efficacy of using non-GAAP, rather than GAAP, financial measures in business projections and planning; the judgments required in connection with determining revenue recognition; impact of company policies and related compliance; utility of segment realignments; allowances for recovery of receivables and warranty obligations; provisions for, and resolution of, pending investigations, claims, and disputes; the impacts of tax law changes and related guidance or regulations; and other risks that are described herein, including but not limited to the items discussed or referenced in “Risk Factors” in Item 1A of Part I of the Annual Report on Form 10-K for the fiscal year ended October 31, 2023 and that are otherwise described or updated from time to time in Hewlett Packard Enterprise’s Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and in other filings made with the Securities and Exchange Commission. Hewlett Packard Enterprise assumes no obligation and does not intend to update these forward-looking statements, except as required by applicable law.
USE OF PROCEEDS
Unless otherwise specified in a prospectus supplement, the net proceeds from the sale of the securities to which this prospectus relates will be used for general corporate purposes. General corporate purposes may include repayment of debt, repurchases of outstanding shares of common stock, acquisitions, investments, additions to working capital, capital expenditures and advances to or investments in our subsidiaries. Net proceeds may be temporarily invested prior to use.

DESCRIPTION OF THE DEBT SECURITIES
This section describes the general terms and provisions of any senior debt securities and subordinated debt securities (together, the “debt securities”) that we may offer in the future. A prospectus supplement relating to a particular series of debt securities will describe the material terms of that particular series and the extent to which the general terms and provisions contained herein apply to that particular series.
General
The debt securities will either be our senior debt securities or our subordinated debt securities. We expect to issue the debt securities under one or more separate indentures between us and The Bank of New York Mellon Trust Company, N.A., as trustee. Senior debt securities will be issued under a senior indenture, dated as of October 9, 2015, and subordinated debt securities will be issued under a subordinated indenture, to be entered into later (together with the senior indenture, the “indentures”). For additional information, you should look at the Senior Indenture dated October 9, 2015 filed as an exhibit to the registration statement of which this prospectus forms a part and the form of subordinated indenture filed as an exhibit to the registration statement of which this prospectus forms a part. In this description of the debt securities, the words “we,” “us” or “our” refer only to Hewlett Packard Enterprise and not to any of our subsidiaries.
Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series. We are not limited as to the amount of debt securities we may issue under the indentures. Unless otherwise provided in a prospectus supplement, a series of debt securities may be reopened for issuance of additional debt securities of such series without notice to existing holders of debt securities of that series.
Terms of a Particular Series
Each prospectus supplement relating to a particular series of debt securities will include specific information relating to the offering. This information will include some or all of the following terms of the debt securities of the series:
•	whether the debt securities are senior or subordinated;
•	the offering price;
•	the title;
•	any limit on the aggregate principal amount;
•	the person who shall be entitled to receive interest, if other than the record holder on the record date;
•	the date the principal will be payable;
•	the interest rate, if any, the date interest will accrue, the interest payment dates and the regular record dates;
•	the interest rate, if any, payable on overdue installments of principal, premium or interest;
•	the place where payments shall be made;
•	any mandatory or optional redemption provisions;
•	if applicable, the method for determining how principal, premium, if any, or interest will be calculated by reference to an index or formula;
•
if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or the holder may elect payment to be made in a different currency;

•	the portion of the principal amount that will be payable upon acceleration of stated maturity, if other than the entire principal amount;
•	if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, that the amount payable will be deemed to be the principal amount;
•	any defeasance provisions if different from those described below under “Satisfaction and Discharge-Defeasance;”

•	any conversion or exchange provisions;
•	whether the debt securities will be issuable in the form of a global security and, if so, the identity of the depositary with respect to such global security;
•	any subordination provisions if different from those described below under “Subordinated Debt Securities;”
•	any paying agents, authenticating agents or security registrars;
•	any guarantees on the debt securities;
•	any security for any of the debt securities;
•	any deletions of, or changes or additions to, the events of default or covenants; and
•	any other specific terms of such debt securities.
Unless otherwise specified in the prospectus supplement:
•	the debt securities will be registered debt securities; and
•	registered debt securities denominated in U.S. dollars will be issued in denominations of $2,000 and any integral multiple of $1,000 in excess of $2,000.
Debt securities may be issued as original issue discount debt securities and sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. If we issue these debt securities, the prospectus supplement relating to such series of debt securities will describe any special tax, accounting or other information which we think is important. We encourage you to consult with your own tax and financial advisors on these important matters.
Unless we specify otherwise in the applicable prospectus supplement relating to such series of debt securities, the covenants contained in the indentures will not provide special protection to holders of debt securities if we enter into a highly leveraged transaction, recapitalization or restructuring.
Exchange and Transfer
Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us. We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.
In the event of any potential redemption of debt securities of any series in part, we will not be required to:
•
issue, register the transfer of, or exchange any debt security of that series during a period beginning at the opening of business 15 days before the day of sending a notice of redemption and ending at the close of business on the day of the transmission; or

•	register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.
We have initially appointed the trustee as the security registrar. Any transfer agent, in addition to the security registrar, initially designated by us will be named in the prospectus supplement. We may designate additional transfer agents, change transfer agents or change the office of the transfer agent, change any security registrar or act as security registrar. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.
Global Securities
The debt securities of any series may be represented, in whole or in part by one or more global securities. Each global security will:
•	be registered in the name of a depositary that we will identify in a prospectus supplement;
•	be deposited with the depositary or nominee or custodian; and
•	bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee, referred to as certificated debt securities, unless:
•
the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary and a successor depositary is not appointed by us within 90 days;

•	an event of default is continuing; or
•	any other circumstances described in a prospectus supplement have occurred permitting the issuance of certificated debt securities.
As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indenture. Except in the above limited circumstances, owners of beneficial interests in a global security will not be:
•	entitled to have the debt securities registered in their names;
•	entitled to physical delivery of certificated debt securities; and
•	considered to be holders of those debt securities under the indenture.
Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.
Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.
Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or any participant, with respect to interests of persons held by participants on their behalf.
Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither the trustee nor we will have any responsibility or liability for the depositary’s or any participant’s records with respect to beneficial interests in a global security.
Payment and Paying Agents
Unless otherwise indicated in the prospectus supplement:
•	payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date; and
•	payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us.
At our option, however, we may pay interest by mailing a check to the record holder.
The corporate trust office of the trustee will initially be designated as our sole paying agent. We may also name any other paying agents in the prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.
All monies paid by us to a paying agent for payment on any debt security which remain unclaimed for a period ending the earlier of 10 business days prior to the date the money would be turned over to the state, or at the end of two years after the payment was due, will be repaid to us. Thereafter, the holder may look only to us for such payment.

Consolidation, Merger and Sale of Assets
We may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, unless:
•	the successor, if any, is a U.S. corporation, limited liability company, partnership, trust or other entity;
•	the successor assumes our obligations on the debt securities and under the indentures;
•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and
•	certain other conditions are met.
Events of Defaults
Each indenture defines an event of default with respect to any series of debt securities as one or more of the following events:
(1)	failure to pay principal of or any premium on any debt security of that series at its maturity;
(2)	failure to pay any interest on any debt security of that series when due and payable, if that failure continues for 30 days;
(3)	failure to make any sinking fund payment when due and payable, if that failure continues for 30 days;
(4)	failure to perform any other covenant in the indenture, if that failure continues for 90 days after we are given the notice of the failure required in the indenture;
(5)	certain events of bankruptcy, insolvency or reorganization; and
(6)	any other event of default specified in the prospectus supplement.
An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.
If an event of default, other than an event of default described in clause (5) above, shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding securities of that series may declare the principal amount (or, if the debt securities of the series are original issue discount debt securities, the portion of the principal amount as may be specified in the terms of the series) of the debt securities of that series to be due and payable immediately. If an event of default described in clause (5) above shall occur, the principal amount (or, if the debt securities of the series are original issue discount debt securities, the portion of the principal amount as may be specified in the terms of the series) of all the debt securities of that series will automatically become immediately due and payable. Any payment by us on the subordinated debt securities following any acceleration will be subject to the subordination provisions described below under “Subordinated Debt Securities.”
After a declaration of acceleration has been made, but before a judgment or decree for the payment of money due upon acceleration has been obtained by the trustee, the holders of a majority in aggregate principal amount of the outstanding securities of that series, under certain circumstances, may rescind and annul such acceleration and its consequences on behalf of the holders of all debt securities of such series if all events of default, other than the non-payment of accelerated principal, or other specified amount, have been cured or waived as provided in the indenture.
Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee security or indemnity satisfactory to it. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

A holder will not have any right to institute any proceeding under the indentures, or for the appointment of a receiver or a trustee, or for any other remedy under the indentures, unless:
(1)	the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;
(2)
the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding; and

(3)
the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 60 days after the original request.

Holders may, however, sue to enforce the payment of principal, premium or interest on any series of debt securities on or after the due date without following the procedures listed in (1) through (3) above.
Modification and Waiver
We and the trustee may make modifications and amendments to the indentures with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment. We may also make modifications and amendments to the indentures for the benefit of the holders, without their consent, for certain purposes including, but not limited to:
•	providing for our successor to assume the covenants under the indenture;
•	adding covenants or events of default or surrendering our rights or powers;
•	making certain changes to facilitate the issuance of the securities;
•	securing the securities;
•	adding guarantees in respect of any securities;
•	providing for a successor trustee;
•	curing any ambiguities, defects or inconsistencies;
•	permitting or facilitating the defeasance and discharge of the securities;
•	making any other changes that do not adversely affect the rights of the holders of the securities; and
•	other changes specified in the indenture.
However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:
•	change the stated maturity of any debt security;
•	reduce the principal, premium, if any, or interest rate on any debt security;
•	reduce the amount of principal of an original issue discount security or any other debt security payable on acceleration of maturity;
•	change the method of computing the amount of principal or interest of any debt security or the place of payment or the currency in which any debt security is payable;
•	impair the right to sue for any payment after the stated maturity or redemption date;
•	if subordinated debt securities, modify the subordination provisions in a materially adverse manner to the holders of subordinated debt securities;
•	adversely affect the right to convert any debt security; or
•	change the provisions in the indenture that relate to modifying or amending the indenture.

Satisfaction and Discharge; Defeasance
We may be discharged from our obligations on the debt securities of any series when:
(a)	either:
(1)
all of the debt securities of that series that have been authenticated and delivered (except lost, stolen or destroyed securities which have been replaced or paid and securities for whose payment money has been held in trust) have been cancelled or delivered to the trustee for cancellation; or

(2)
all of the debt securities of that series not cancelled or delivered to the trustee for cancellation (A) have become due and payable, (B) will become due and payable at their stated maturity within one year, or (C) are to be called for redemption within one year, under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of us, and we have irrevocably deposited or caused to be deposited enough money with the trustee to pay all the principal, interest and any premium due to the date of such deposit or the stated maturity date or redemption date of the debt securities, as the case may be;

(b)	we have paid or caused to be paid all other sums payable by us under the indenture with respect to the debt securities of such series; and
(c)
we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture with respect to the debt securities of such series have been complied with.

Each indenture contains a provision that permits us to elect either or both of the following:
•	to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding; and
•	to be released from our obligations under the following covenants and from the consequences of an event of default resulting from a breach of these and a number of other covenants:
(1)	the limitations on sale and lease-back transactions under the senior indenture;
(2)	the limitations on liens under the senior indenture;
(3)	covenants as to payment of taxes and maintenance of properties; and
(4)	the subordination provisions under the subordinated indenture.
To make either of the above elections, we must deposit in trust with the trustee enough money to pay in full the principal, interest and any premium on the debt securities. This amount may be made in cash and/or U.S. government obligations. As a condition to either of the above elections, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related defeasance. In addition, we are required to deliver to the trustee an officers’ certificate stating that such deposit was not made by us with the intent of preferring the holders over other creditors of ours or with the intent of defeating, hindering, delaying or defrauding creditors of ours or others.
If any of the above events occur, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for registration of transfer and exchange of debt securities, replacement of lost, stolen or mutilated debt securities and, if applicable, conversion and exchange of debt securities.
Notices
Notices to holders will be given to the addresses of the holders in the security register.
Governing Law
The indentures and the debt securities will be governed by, and construed under, the laws of the State of New York, without regard to conflicts of laws principles.
Regarding the Trustee
The indentures limit the right of the trustee, if it becomes our creditor, to obtain payment of claims or secure its claims.
The trustee is permitted to engage in certain other transactions. If the trustee acquires any conflicting interest, however, and there is a default under the debt securities of any series for which they are trustee, the trustee must eliminate the conflict or resign. The Bank of New York Mellon Trust Company, N.A. is also our custodian and affiliates of The Bank of New York Mellon Trust Company, N.A. have performed and continue to perform other services for us in the normal course of business.
Senior Debt Securities
The senior debt securities will be unsecured, unless we elect otherwise, and will rank equally with all of our other unsecured and non-subordinated obligations. Any guarantees of the senior debt securities will be unsecured and senior obligations of each of the guarantors, and will rank equally with all other unsecured and non-subordinated obligations of such guarantors.
Covenants in the Senior Indenture
LIMITATIONS ON LIENS. Neither we nor any restricted subsidiary will issue, incur, create, assume or guarantee any secured debt without securing the senior debt securities equally and ratably with or prior to that secured debt unless the total amount of all secured debt with which the senior debt securities are not at least equally and ratably secured would not exceed the greater of $500 million or 10% of our consolidated net tangible assets.
LIMITATIONS ON SALE AND LEASE-BACK TRANSACTIONS. Subject to the last paragraph of this section, neither we nor any restricted subsidiary will enter into any lease with a term longer than three years covering any of our principal property or any restricted subsidiary that is sold to any other person in connection with that lease unless either:
(1)
we or any restricted subsidiary would be entitled to incur indebtedness secured by a mortgage on the principal property involved in such transaction at least equal in amount to the attributable debt with respect to the lease, without equally and ratably securing the senior debt securities, pursuant to “Limitations on Liens” described above; or

(2)
an amount equal to the greater of the following amounts is applied within 180 days of such sale to the retirement of our or any restricted subsidiary’s long-term debt or the purchase or development of comparable property:

•	the net proceeds from the sale; or
•	the attributable debt with respect to the sale and lease-back transaction.
However, either we or our restricted subsidiaries would be able to enter into a sale and lease-back transaction without being required to apply the net proceeds as required by (2) above if the sum of the following amounts would not exceed the greater of $500 million or 10% of our consolidated net tangible assets:
•	the total amount of the sale and lease-back transactions; and
•	the total amount of secured debt.
Subordinated Debt Securities
The subordinated debt securities will be our unsecured, subordinated obligations and any guarantees of the subordinated debt securities will be unsecured and subordinated obligations of each of the guarantors. The subordinated debt securities are subordinated in right of payment to the prior payment in full of all senior debt, including any senior debt securities. In the event of our dissolution, winding up, liquidation or reorganization, the holders of senior debt shall be entitled to receive payment in full before holders of subordinated debt securities shall be entitled to receive any payment or distribution on any subordinated debt securities. If this prospectus is being delivered in connection with the offering of a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference in it will describe the approximate amount of senior indebtedness outstanding as of a recent date.
In the event of insolvency, upon any distribution of our assets:
•
in the event that holders of subordinated debt securities receive a payment before we have paid all senior indebtedness in full, the holders of such subordinated debt securities are required to pay over their share of such distribution to the trustee in bankruptcy, receiver or other person distributing our assets to pay all senior debt remaining to the extent necessary to pay all holders of senior debt in full; and

•
our unsecured creditors who are not holders of subordinated debt securities or holders of senior debt may recover less, ratably, than holders of senior debt and may recover more, ratably, than the holders of subordinated debt securities.

Definitions Relating to Subordinated Debt Securities
“Senior debt” means the principal, premium, if any, and unpaid interest on, and any other payment due pursuant to any of the following, whether outstanding on the date of the subordinated indenture or incurred by us in the future:
•	our indebtedness for borrowed money;
•	our obligations evidenced by bonds, debentures, notes or similar instruments sold by us for cash;
•	our obligations under any interest rate swaps, caps, collars, options, and similar arrangements;
•	our obligations under any foreign exchange contract, currency swap contract, futures contract, currency option contract, or other foreign currency hedge arrangements;
•	our obligations under any credit swaps, caps, floors, collars and similar arrangements;
•
indebtedness incurred, assumed or guaranteed by us in connection with the acquisition by us or any of our subsidiaries of any business, properties or assets, except purchase-money indebtedness classified as accounts payable under generally accepted accounting principles;

•	our obligations as lessee under leases required to be capitalized on our balance sheet in conformity with generally accepted accounting principles;
•
all obligations under any lease or related document, including a purchase agreement, in connection with the lease of real property which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and our obligations under such lease or related document to purchase or to cause a third party to purchase such leased property;

•	our reimbursement obligations in respect of letters of credit relating to indebtedness or our other obligations that qualify as indebtedness or obligations of the kind referred to above; and
•
our obligations under direct or indirect guaranties in respect of, and obligations to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to above.

However, senior debt shall not include any indebtedness or obligation that provides that such indebtedness or obligation is not superior in right of payment to the subordinated debt securities or provides that such indebtedness is subordinate to our other indebtedness and obligations.
The subordinated debt securities are effectively subordinated to all existing and future liabilities of our subsidiaries. Any right we have to participate in any distribution of the assets of any of our subsidiaries upon their liquidation, reorganization or insolvency, and the consequent right of holders of senior debt securities to participate in those assets, will be subject to the claims of the creditors of such subsidiary. In addition, any claim we may have as a creditor would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us.
Any covenants pertaining to a series of subordinated debt securities will be set forth in a prospectus supplement relating to such series of subordinated debt securities.
Except as described in the prospectus and any applicable prospectus supplement relating to a series of subordinated debt securities, the indentures and the subordinated debt securities do not contain any covenants or other provisions designed to afford holders of subordinated debt securities protection in the event of a recapitalization or highly leveraged transaction involving us.
Pursuant to the subordinated indenture, the subordinated indenture may not be amended, at any time, to alter the subordination provisions of any outstanding subordinated debt securities without the consent of the requisite holders of each outstanding series or class of senior debt (as determined in accordance with the instrument governing such senior debt) that would be adversely affected thereby.

DESCRIPTION OF CAPITAL STOCK
Our authorized capital stock consists of 9,600,000,000 shares of common stock, $0.01 par value per share and 300,000,000 shares of preferred stock, $0.01 par value per share. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our amended and restated certificate of incorporation and Second Amended and Restated Bylaws (the “bylaws”), which are exhibits to the registration statement of which this prospectus forms a part. This section also summarizes relevant provisions of Delaware law.
Common Stock
As of December 11, 2023 there were 1,299,628,293 shares of common stock issued and outstanding.
The holders of common stock as of the applicable record date are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared from time to time by the board of directors out of funds legally available for distribution, and, in the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share in all assets remaining after payment of liabilities. The common stock has no preemptive or conversion rights and is not subject to further calls or assessments by us. There are no redemption or sinking fund provisions available to the common stock. The common stock currently outstanding is validly issued, fully paid and nonassessable.
The transfer agent and registrar for the common stock is Equiniti Trust Company, LLC.
Preferred Stock
Our board of directors has the authority, without further action by our stockholders, to issue up to 300,000,000 shares of preferred stock in one or more series. Our board of directors may designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and number of shares constituting any series or the designation of any series. The issuance of preferred stock could have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, or delaying or preventing a change in control. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change in control of us or the removal of our existing management.
As of December 11, 2023 there were 550,409 shares of Series B Junior Participating Redeemable Preferred Stock issued and outstanding.
Anti-Takeover Effects of Delaware Law
We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:
(a)	prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
(b)
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned:

•	by persons who are directors and also officers; and
•	by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
(c)
at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines “business combination” to include:
(1)
any merger or consolidation involving (i) the corporation or a direct or indirect majority-owned subsidiary of the corporation and (ii) the interested stockholder or any other corporation, partnership or entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation any of (a), (b) or (c) above is not applicable to the surviving entity;

(2)
any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of the assets or outstanding stock of the corporation or any direct or indirect majority-owned subsidiary of the corporation to or with the interested stockholder;

(3)
subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or such subsidiary to the interested stockholder;

(4)
any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation that has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or any such subsidiary which is beneficially owned by the interested stockholder; or

(5)
the receipt by the interested stockholder of the benefit, directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any direct or indirect majority-owned subsidiary of the corporation.

In general, Section 203 defines an “interested stockholder” as any person who or which beneficially owns 15% or more of the outstanding voting stock of the corporation or any person affiliated or associated with or controlling or controlled by the corporation that was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date of determination if such person is an interested stockholder, and the affiliates and associates of such person.
The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

DESCRIPTION OF OTHER SECURITIES
We will set forth in the applicable prospectus supplement a description of any preferred stock, warrants, depositary shares, purchase contracts, guarantees or units that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION
The securities being offered by this prospectus may be sold by us:
•	through agents;
•	to or through underwriters;
•	through broker-dealers (acting as agent or principal);
•	directly by us to purchasers, through a specific bidding or auction process or otherwise;
•	through a combination of any such methods of sale; and
•	through any other methods described in a prospectus supplement.
The distribution of securities may be effected, from time to time, in one or more transactions, including block transactions and transactions on the New York Stock Exchange or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.
Agents may, from time to time, solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.
If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold, from time to time, in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth any managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and the applicable prospectus supplement will be used by the underwriters to resell the securities.
If a dealer is used in the sale of the securities, we or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.
We may directly solicit offers to purchase the securities and we may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.
We may enter into agreements with agents, underwriters or dealers which may provide for indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the applicable prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.
Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934 (the “Exchange Act”), and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.
Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.
VALIDITY OF THE SECURITIES
Unless otherwise specified in the prospectus supplement accompanying this prospectus, Gibson, Dunn & Crutcher LLP will provide opinions regarding the validity of the securities. Any underwriters will also be advised about the validity of the securities and other legal matters by their own counsel, which will be named in the prospectus supplement.
EXPERTS
The consolidated financial statements of Hewlett Packard Enterprise Company appearing in Hewlett Packard Enterprise Company’s Annual Report (Form 10-K) for the year ended October 31, 2023, and the effectiveness of Hewlett Packard Enterprise Company’s internal control over financial reporting as of October 31, 2023, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. Information about us, including our SEC filings, is also available on our website at http://investors.hpe.com, however, that information is not a part of or incorporated into this prospectus or any accompanying prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” in this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus or a prospectus supplement. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the termination of the offering under this prospectus (other than any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless we specifically state in such Current Report that such information is to be considered “filed” under the Exchange Act or we incorporate it by reference into a filing under the Securities Act or the Exchange Act):
•	Annual Report on Form 10-K for the fiscal year ended October 31, 2023;
•	Current Report on Form 8-K filed with SEC on December 15, 2023; and
•	Description of our common stock contained in our Information Statement filed as Exhibit 99.1 to the Registration Statement on Form 10 filed on October 7, 2015, as amended or updated.
Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules.
You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:
Hewlett Packard Enterprise Company
1701 East Mossy Oaks Road
Spring, Texas 77389
Attn: Investor Relations
(678) 259-9860
You should rely only on the information contained or incorporated by reference in this prospectus, a prospectus supplement, any free writing prospectus that we authorize and any pricing supplement that we authorize. We have not authorized any person, including any underwriter, salesperson or broker, to provide information other than that provided in this prospectus, a prospectus supplement, any free writing prospectus that we authorize or any pricing supplement that we authorize. We have not authorized anyone to provide you with different information. We are not making an offer of the securities in any jurisdiction where the offer is not permitted.
You should assume that the information in this prospectus, a prospectus supplement, any free writing prospectus that we authorize and any pricing supplement that we authorize is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of such document incorporated by reference.
Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

27,000,000 Shares

7.625% Series C Mandatory Convertible Preferred Stock
PROSPECTUS SUPPLEMENT
Joint Book-Running Managers (listed in alphabetical order)
Citigroup
J.P. Morgan
Mizuho
Joint Bookrunners
Barclays
BNP PARIBAS
Deutsche Bank Securities
HSBC
Wells Fargo Securities
Co-Managers
Academy Securities
ANZ Securities
CIBC Capital Markets
Credit Agricole CIB
ING
Loop Capital Markets
Santander
SOCIETE GENERALE
Standard Chartered Bank
TD Securities
US Bancorp
September 10, 2024